April 27, 2011

Dear Stockholder:

You are cordially invited to attend the 2011 Annual Meeting of Stockholders of CoStar Group, Inc., to be held at 10:00 a.m., local time, on Thursday, June 2, 2011 at 1331 L Street N.W., Washington, DC 20005.

At the Annual Meeting, you will be asked (1) to elect the seven directors named in the Proxy Statement, (2) to approve the CoStar Group, Inc. 2011 Incentive Bonus Plan, (3) to amend the CoStar Group, Inc. 2007 Stock Incentive Plan, as amended, to increase the tax code limits on the number of shares of common stock that may be granted to any one participant in a calendar year, (4) to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2011, (5) to approve an advisory resolution on executive compensation and (6) to conduct an advisory vote on the frequency of future advisory votes on executive compensation. The accompanying Notice of 2011 Annual Meeting of Stockholders and Proxy Statement describe these matters.

The Board of Directors recommends that stockholders vote to conduct future advisory votes on executive compensation every year and in favor of each of the other proposals.

Whether or not you plan to attend the Annual Meeting in person, please return your executed proxy card in the enclosed postage-prepaid and addressed envelope and your shares will be voted in accordance with the instructions you have given in your proxy card.

Sincerely,

Andrew C. Florance
Chief Executive Officer and President

COSTAR GROUP, INC.

April 27, 2011
NOTICE OF 2011 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD THURSDAY, JUNE 2, 2011

The 2011 Annual Meeting of Stockholders (the “Annual Meeting”) of CoStar Group, Inc. (“CoStar”, “we” or the “Company”) will be held at 1331 L Street, N.W., Washington, DC 20005, at 10:00 a.m., local time, on Thursday, June 2, 2011, for the following purposes:

1.	To elect the seven directors named in the Proxy Statement to hold office until the next Annual Meeting of Stockholders, or until their respective successors are elected and qualified;

2.	To approve the CoStar Group, Inc. 2011 Incentive Bonus Plan;

3.
To approve an amendment to the CoStar Group, Inc. 2007 Stock Incentive Plan, as amended, to increase the tax code limits on the number of shares of common stock that may be granted to participants in any calendar year;

4.	To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2011;

5.	To approve an advisory resolution on executive compensation;

6.	To conduct an advisory vote on the frequency of future advisory votes on executive compensation; and

7.	To transact any other business properly presented before the Annual Meeting.

The Board of Directors has fixed Tuesday, April 5, 2011 as the record date for determining stockholders entitled to receive notice of and to vote at the Annual Meeting (or any adjournment or postponement of it). Only stockholders of record at the close of business on that date are entitled to notice of and to vote at the Annual Meeting.

WE INVITE YOU TO ATTEND THE ANNUAL MEETING IN PERSON, BUT WHETHER OR NOT YOU EXPECT TO ATTEND, PLEASE MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD IN THE POSTAGE-PREPAID ENVELOPE PROVIDED AS PROMPTLY AS POSSIBLE.

By Order of the Board of Directors,

Jonathan Coleman
Secretary

NOTICE: Brokers are not permitted to vote on the election of directors, the approval of the CoStar Group, Inc. 2011 Incentive Bonus Plan, the amendment to the CoStar Group, Inc. 2007 Stock Incentive Plan, the advisory resolution on executive compensation or the advisory vote on the frequency of future advisory votes on executive compensation without instructions from the beneficial owner, as discussed in more detail in the Proxy Statement. Therefore, if your shares are held through a brokerage firm, bank or other nominee, they will not be voted on these matters unless you affirmatively vote your shares in one of the ways described in the Proxy Statement.

COSTAR GROUP, INC.

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON THURSDSAY, JUNE 2, 2010

The Board of Directors (the “Board”) of CoStar Group, Inc. (“CoStar”, “we” or the “Company”) solicits your proxy for use at the Annual Meeting of Stockholders (the “Annual Meeting”) to be held at 10:00 a.m., local time, on Thursday, June 2, 2011, at the Company’s principal executive offices at 1331 L Street N.W., Washington, DC 20005, and at any adjournment or postponement of the Annual Meeting.

We are mailing this proxy statement and the accompanying proxy card to our stockholders eligible to vote at the Annual Meeting on or about April 27, 2011.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON JUNE 2, 2011

The Notice of Meeting and this proxy statement are available on our corporate website at www.CoStar.com/Investors/SECFilings.aspx and our 2010 annual report to stockholders is available on our corporate website at www.CoStar.com/Investors/Reports.aspx.

OUTSTANDING SECURITIES, VOTING RIGHTS AND QUORUM

At the close of business on the record date, Tuesday, April 5, 2011, there were 20,819,025 shares of common stock outstanding and entitled to vote at the Annual Meeting. Each outstanding share of common stock is entitled to one vote on each of the seven director nominees and on each of the other proposals.

The presence at the Annual Meeting, in person or by proxy, of a majority of the outstanding shares as of the record date constitutes a quorum (the minimum number of shares required to take action) for the Annual Meeting. Both abstentions and broker non-votes will be counted as shares present for purposes of obtaining a quorum.

The required vote and the calculation method for each of the matters scheduled for consideration at the Annual Meeting are as follows:

Election of Directors.  Directors are elected by a plurality of votes cast, which means that the seven nominees who receive the most votes will be elected as directors.

Each of the Other Proposals.  Approval of each of the other proposals to be voted on at the Annual Meeting requires a majority of votes cast, which means that the number of votes cast in favor must exceed the number of votes cast against the proposal.

Treatment of Abstentions

With respect to the election of directors, votes may be cast for or withheld from the nominees. Votes that are withheld from a nominee will not be voted with respect to the election of that nominee. Therefore, they do not affect whether a nominee has received sufficient votes to be elected. With respect to the other proposals, stockholders may vote or abstain from voting, and abstentions will not affect the outcome of the vote because they are disregarded in calculating the total number of votes cast on the proposals.

Treatment of Broker Non-Votes

If your shares are held in street name through a broker, bank or other nominee, you are considered the beneficial owner of shares held in street name. As the beneficial owner, you have the right to direct your broker, bank or other nominee on how to vote your shares. Your broker, bank or other nominee has the discretion to vote on routine corporate matters (routine matters include ratification of the appointment of the Company’s independent registered public accounting firm) presented in the proxy materials without your specific voting instructions. For non-routine matters (non-routine matters include election of directors, approval of the CoStar Group, Inc. 2011 Incentive Bonus Plan, approval of the amendment to the CoStar Group, Inc. 2007 Stock Incentive Plan, approval of the advisory resolution on executive compensation and approval of the advisory vote on the frequency of future advisory votes on executive compensation), your shares will not be voted without your specific voting instructions, resulting in a “broker non-vote.”

Because CoStar has a plurality voting standard, broker non-votes will not affect the outcome of the vote on director elections. In addition, broker non-votes will not affect the outcome of the other proposals because they are disregarded in calculating the total number of votes cast on the proposal.

PROXY VOTING AND REVOCATION

You may vote by signing your proxy card, or if your shares are held in street name, by signing the voting instruction card included by your broker or nominee, and mailing it in the enclosed, postage prepaid and addressed envelope. If you properly complete and execute your proxy card and return it before the Annual Meeting:

•	Your shares will be voted in accordance with your instructions.

•
If there are any items for which you do not provide instructions, your shares will be voted in accordance with the Board’s recommendations as follows: “FOR” election of each of the director nominees, “FOR” approval of the CoStar Group, Inc. 2011 Incentive Bonus Plan, “FOR” approval of the amendment to the CoStar Group, Inc. 2007 Stock Incentive Plan, “FOR” ratification of the independent registered public accounting firm, “FOR” approval of the advisory resolution on executive compensation, and to conduct future advisory votes on executive compensation every “ONE YEAR.”

You may revoke your proxy at any time before it is voted by:

•	delivering to the Corporate Secretary written notice that you are revoking your proxy;

•	submitting a properly executed proxy bearing a later date; or

•
attending the Annual Meeting and voting in person. If you are not the owner of record, but rather hold your shares through a broker or bank, you should take appropriate steps to obtain a legal proxy from the owner of record if you wish to attend and vote at the Annual Meeting.

Simply attending the Annual Meeting will not revoke your proxy. If you instructed a broker to vote your shares, you must follow your broker’s directions for changing those instructions.

ATTENDING THE ANNUAL MEETING

Only stockholders as of the record date, their proxy holders and our invited guests may attend the Annual Meeting. If you intend to attend the Annual Meeting, please mark your proxy card accordingly. Beneficial owners whose ownership is registered under another party’s name and who plan to attend the Annual Meeting in person should obtain an admission ticket in advance by sending written requests, along with proof of beneficial ownership, such as a bank or brokerage firm account statement, to: Tim Trainor, Communications Director, CoStar Group, Inc., 1331 L Street N.W., Washington, DC 20005. Beneficial owners who do not present valid admission tickets at the registration counter at the Annual Meeting will be admitted at CoStar’s sole discretion and may be required to verify share ownership, which may be established by providing a bank or brokerage firm account statement and photo identification, at the registration counter at the Annual Meeting. Stockholders as of the record date or their proxy holders who plan to attend the Annual Meeting may also be asked to present photo identification at the registration counter at the Annual Meeting to gain admittance to the Annual Meeting.

ITEM 1
ELECTION OF DIRECTORS

The Board has currently fixed the number of directors constituting the Board at seven. Josiah O. Low, III will not be standing for reelection. We thank Mr. Low for his dedication and commitment to the Company.  The Nominating & Corporate Governance Committee has recommended and the Board has nominated the remaining six out of the seven current directors for reelection, each of whom was last elected at the 2010 Annual Meeting of Stockholders.  In addition, the Nominating & Corporate Governance Committee recommended and the Board nominated David J. Steinberg, who currently is not a director, to fill the remaining Board seat.  Mr. Steinberg was recommended to the Nominating & Corporate Governance Committee as a director candidate by our Chief Executive Officer.  The persons named as proxy holders on the proxy card will vote your shares “FOR” each of the seven nominees unless you instruct otherwise on your proxy card.

Each of our directors elected at the Annual Meeting will serve until the next Annual Meeting of Stockholders or until his successor is elected and qualified. We know of no reason why any nominee would be unable to serve. However, if any of the nominees should become unable to serve prior to the Annual Meeting, proxies that do not withhold authority to vote for directors may be voted for any other nominee or nominees selected by the Board unless the Board votes to reduce the size of the Board to match the actual number of nominees.  In no event may proxies be voted for a greater number of persons than the number of nominees named.

Board Composition

Our Nominating & Corporate Governance Committee is responsible for reviewing and assessing with the Board the Board’s membership criteria.  The criteria include independence; judgment; integrity; ability to commit sufficient time and attention to the activities of the Board; an individual's business experience, skills and background, including an understanding of and experience with commercial real estate, information services, and technology industries; finance and marketing expertise; and absence of potential conflicts with the Company’s interests.  The Nominating and Corporate Governance Committee seeks a diversity of occupational and personal backgrounds on the Board in order to obtain a range of viewpoints and perspectives.  In addition, the Nominating and Corporate Governance Committee evaluates the composition of the Board to assess the skills and experience that are currently represented on the Board, as well as the skills and experience that the Board will find valuable in the future, given the Company’s current situation and strategic plans.  This evaluation enables the Nominating and Corporate Governance Committee to assess its effectiveness at achieving these Board membership objectives.

We do not expect or intend that each director will have the same skills, experience and background.  We expect that our Board members will have a diverse portfolio of skills, experiences and backgrounds and that each will contribute to the composition of the Board so that collectively the Board will possess the necessary skills, experience and background to oversee the business and affairs of the Company.  Below is a list of key skills and experience that our directors bring to our Board that we consider important in light of our current business and structure.  The directors’ individual biographies below describe each director’s most relevant experience, qualifications and skills.

•
Industry Expertise.  We seek directors with experience in the commercial real estate, data provider and technology industries.  Experience in those areas is valuable in understanding our growth and development efforts, as well as the market segments in which we operate.

•
Financial Expertise.  We believe that an understanding of accounting and financial reporting processes is important because it assists our directors in understanding, advising and overseeing our investing activities, financial reporting and internal controls.  We measure our operating performance by reference to financial targets.  We expect all of our directors to be financially knowledgeable.

•
Mergers & Acquisitions Experience.  We have grown over the years as a result of mergers & acquisitions activity and believe directors who have a background in mergers & acquisitions transactions can provide insight into developing and implementing strategies for growing our operations through business combinations and also provide relevant input regarding our business strategy.  Relevant experience in this area includes experience valuing proposed transactions, analyzing the ‘fit’ of a proposed acquisition target with the Company’s strategy, and integrating acquired companies with our existing operations.

•
Business Development.  We expect to grow organically by identifying and developing new services and new markets for our services.  Directors who have expertise in business development can provide insight into developing and implementing strategies for growing our business organically.

•
Public Company Board and Management Experience.  Directors who have served on other public company boards or as executives of a public company can offer advice and insight with regard to the dynamics and operation of a board of directors, the relationship between a board and the CEO and other management personnel, and an understanding of risk management.

•
Leadership Experience.  Directors who have served in a leadership capacity or as executives at other companies provide valuable operational insight and can help the Board operate efficiently and effectively.

Nominees for the Board of Directors

The following table lists the seven director nominees and their current committee memberships:

Name	Employment	Years as a Director	Committee Membership
Michael R. Klein	Chairman, CoStar Group, Inc.; Chairman, The Sunlight Foundation	24	Compensation; Nominating & Corporate Governance
Andrew C. Florance*	CEO & President, CoStar Group, Inc.	24	None
David Bonderman	Founding Partner, TPG Capital, L.P.	16	Compensation
Michael J. Glosserman	Managing Member, The JBG Companies	3	Audit
Warren H. Haber	Chairman of the Board & CEO, Founders Equity Inc.; Managing General Partner of FEF Management Services, LLC	16	Audit; Compensation
Christopher J. Nassetta	CEO & President, Hilton Worldwide	9	Compensation; Nominating & Corporate Governance
David J. Steinberg	CEO, SnappCloud, Inc.	—	—
____________
*     Executive Officer

Nominees’ Business Experience, Qualifications and Directorships

Michael R. Klein has been the Chairman of our Board of Directors since he and Mr. Florance started the Company in 1987.  Mr. Klein also currently serves as Chairman of the board of directors and Chief Executive Officer of The Sunlight Foundation, a non-profit public education organization which he founded in 2005, as Vice Chairman of the board of directors and Lead Director of Tutor Perini Corporation, a publicly-held construction company and as Lead Director of SRA International, Inc., a publicly-held systems integrator.  He also serves as Chairman of the board of directors of The Shakespeare Theatre Company, as a director of the American Himalayan Foundation, as a trustee of the NAACP Legal Defense and Education Fund and as a trustee of the Aspen Music Festival and School.  From 1974 through 2005, he was a partner of the law firm now known as Wilmer Cutler Pickering Hale & Dorr, LLP.  Mr. Klein received a B.B.A. and a J.D. from the University of Miami and an L.L.M. from Harvard University.  Mr. Klein is 69 years old.

As a result of his service on our Board of Directors since the Company’s inception, Mr. Klein has extensive knowledge of the commercial real estate, data provider and technology industries, as well as the Company’s products, services and business strategies.  In addition to his role and tenure on our Board, Mr. Klein brings to the Board of Directors extensive experience through his service over the past 25 years on the boards of directors of the foregoing and other publicly-held companies, as well as several privately held businesses and non-profit organizations.  Mr. Klein’s experience gained as a result of his involvement as a founder, director and/or investor in those entities over the past 25 years, including active participation in their business development and management, enables him to contribute significantly to the oversight and governance of the Company.  Mr. Klein also has three decades of service as a corporate and securities lawyer with significant participation in corporate financings and mergers & acquisitions allowing him to provide valuable insight when evaluating or overseeing the Company’s business and growth strategies.

Andrew C. Florance founded the Company in 1987.  As President and CEO of CoStar, Mr. Florance has directed CoStar’s successful expansion from start-up, to its IPO in July 1998, to its market-leading position today with approximately 1,500 people working for the Company worldwide, a client base that includes the commercial real estate industry’s leading brokerage firms and property owners and an international service platform that includes the entire United States, London, England, other parts of the United Kingdom and Paris, France.  Mr. Florance is a recognized authority for analysis of commercial real estate markets.  He is also actively involved in building awareness of energy efficiency and sustainability within the commercial property sector, and he is a frequent speaker on both topics at industry events.  He conceived and co-authored the study resulting in the 2010 launch of the CoStar Commercial Repeat-Sale Indices (CCRSI), which is believed to be the most comprehensive and thorough commercial real estate repeat-sale price index available in the market today.  The study was recognized as “Best  Manuscript” by the James R. Webb American Real Estate Society (ARES) Foundation.  He also co-authored the first comprehensive analysis of leasing and sales activity in energy-efficient office buildings in the United States.  The study, which was published in The Journal of Real Estate Portfolio Management, was selected by the ARES as the “Best Paper” published in this prestigious academic real estate journal in 2008.  The groundbreaking study was also cited as a critical factor in the Company’s selection as the only commercial real estate-related company to win an ENERGY STAR award for excellence from the U.S. Environmental Protection Agency in 2009.  In addition, Mr. Florance is the recipient of numerous other awards recognizing his accomplishments as an entrepreneur and corporate leader, including: Cornell Real Estate Review’s Real Estate Industry Executive of the Year for 2009; Transwestern’s 2007 Public Company Trendsetter of the Year for revolutionizing the way the commercial real estate industry gathers, analyzes and uses information on commercial property and markets; and Ernst & Young’s Entrepreneur of the Year award in 2000 for his pioneering work in real estate information services.  He serves on the Board of Directors of ARES, an association of real estate thought leaders, and as a Trustee of the National Building Museum and the Shakespeare Theatre Company in Washington, D.C.  He also serves on the Governing Board for Beauvoir, the National Cathedral Elementary School.  Mr. Florance received a B.A. in economics from Princeton University.  He is 47 years old.

As the founder of the Company and the only member of the Company’s senior management team who serves on our Board, Mr. Florance brings to the Board significant knowledge and understanding of the commercial real estate and information services industries, unique expertise on the Company’s products and services, and extensive leadership experience.  Over his 24-year tenure with the Company, Mr. Florance has served as the Chief Executive Officer and has been actively involved in all facets of the Company’s business, including developing the Company’s products and services, identifying and developing markets for the Company’s products and services and identifying and integrating acquisition targets.  This experience enables Mr. Florance to make significant contributions to the Company’s business development and strategy.

David Bonderman is a Founding Partner of TPG Capital, LP (“TPG”), one of the world’s largest private equity investment firms, which was established in 1992.  Through its global buyout platform, TPG generally makes significant investments in operating companies through acquisitions and restructurings across a broad range of industries throughout the United States, Europe and Asia.  Mr. Bonderman currently serves on the boards of directors of the following public companies: Armstrong World Industries, Inc.; Caesars Entertainment Corporation; Energy Future Holdings Corp.; General Motors Company; RyanAir Holdings, plc, of which he is Chairman; and Univision Communications, Inc.  Mr. Bonderman previously served on the boards of directors of the following public companies:  Burger King Holdings, Inc.; Ducati Motor Holdings S.p.A.; Gemalto N.V.; Gemplus International S.A. (predecessor to Gemalto); IASIS Healthcare, LLC; and Washington Mutual, Inc.  Mr. Bonderman also serves on the boards of directors of XO Jet and Kite Pharma, Inc.  Prior to forming TPG in 1992, Mr. Bonderman was Chief Operating Officer of the Robert M. Bass Group, Inc. (now doing business as Keystone Group, L.P.) in Fort Worth, Texas.  Prior to joining RMBG in 1983, Mr. Bonderman was a partner in the law firm of Arnold & Porter in Washington, D.C., where he specialized in corporate, securities, bankruptcy and antitrust litigation.  From 1969 to 1970, Mr. Bonderman was a Fellow in Foreign and Comparative Law in conjunction with Harvard University, and from 1968 to 1969, he was Special Assistant to the U.S. Attorney General in the Civil Rights Division.  From 1967 to 1968, Mr. Bonderman was Assistant Professor at Tulane University School of Law in New Orleans.  Mr. Bonderman graduated magna cum laude from Harvard Law School in 1966.  He was a member of the Harvard Law Review and a Sheldon Fellow.  He is a 1963 graduate of the University of Washington in Seattle.  Mr. Bonderman is 68 years old.

Mr. Bonderman has had an extensive career in private equity investments and finance, and as a result brings to the Board significant business development, mergers & acquisitions and financial expertise.  Mr. Bonderman has served and continues to serve on several public company boards, enabling the Board to benefit from his considerable public company board experience.  In addition, Mr. Bonderman has served on the Company’s Board for 16 years and has extensive knowledge of the commercial real estate and information services industries as well as the Company’s products, services and business strategies.

Michael J. Glosserman has served as a Managing Member of The JBG Companies, a real estate investment and development firm, since 1998.  He began his career as a staff attorney with the U.S. Department of Justice, shortly thereafter moving into commercial real estate investment and development with the Rouse Company in 1972 and then joining JBG in 1979.  His non-professional affiliations include: Chairman of the Board, National Building Museum; Executive Board Trustee, Federal City Council; Board Member of the University of Pennsylvania Institute for Urban Research and the Shakespeare Theatre Company.  He received a B.S. in Economics from the Wharton School at the University of Pennsylvania and received his J.D. from the University of Texas Law School.  He is 65 years old.

Mr. Glosserman has over 35 years of experience investing in, developing and owning commercial real estate.  As a result of his experience, Mr. Glosserman brings to the Board significant business development, financial and commercial real estate industry expertise.  As a user of commercial real estate information, Mr. Glosserman also provides the Board with a client’s perspective on the Company’s business development and mergers & acquisitions strategies, including valuable insight into the potential ‘fit’ of acquisition targets and the development and marketing of products and services.

Warren H. Haber has been, for more than thirty-five years, Chairman of the Board and Chief Executive Officer of Founders Equity, Inc. and its affiliates, private investment concerns.  Mr. Haber is also Managing General Partner of FEF Management Services, LLC, which manages Founders Equity SBIC I, L.P. and Founders Equity NY L.P, and a Partner of Founders Property LLC, an affiliate of FEF Management Services, LLC.  Mr. Haber serves on the boards of directors of several privately-held companies, including Advantage Healthcare Systems, Inc.; Core BTS (formerly known as Core Business Solutions); Richardson Foods, Inc.; Stone Source, Inc.; and Pay-O-Matic, Inc., of which he is Chairman.  Mr. Haber holds a BBA in Finance from Baruch College.  He is 70 years old.

Through his more than 40 years of investment banking experience, Mr. Haber has served as an executive officer and/or director of a number of portfolio companies.  As a result of his experience, he brings financial and business development expertise to the Company’s Board, leadership experience, as well as public company board and management experience.  The Board also draws upon Mr. Haber’s mergers & acquisitions experience when developing strategies for business combinations and integrating acquired companies.  Through his 16 years of service on the Board, Mr. Haber has also developed extensive knowledge of the commercial real estate and information services industries and the Company’s products, services and business strategies.

Christopher J. Nassetta has been the President and Chief Executive Officer of Hilton Worldwide (fka Hilton Hotels corporation), a global hospitality company, since December 2007.  Prior to joining Hilton Worldwide, Mr. Nassetta served as the President and Chief Executive Officer of Host Hotels & Resorts (fka Host Marriott Corporation), a lodging real estate investment trust and owner of luxury and upper upscale hotels, from May 2000 to December 2007.  Mr. Nassetta joined Host Hotels & Resorts in 1995 as Executive Vice President and was elected the Chief Operating Officer in 1997.  Prior to joining Host Hotels & Resorts, Mr. Nassetta served as President of Bailey Realty Corporation from 1991 until 1995, and he had previously served as Chief Development Officer and in various other positions with the Oliver Carr Company from 1984 through 1991.  Mr. Nassetta serves on the board of directors of the Real Estate Roundtable.  He is also a member of the McIntire School of Commerce Advisory Board for the University of Virginia.  Mr. Nassetta previously served on the board of directors of Host Hotels & Resorts.  Mr. Nassetta received a degree in finance from the University of Virginia McIntire School of Commerce.  Mr. Nassetta is 48 years old.

Through his current and previous positions, Mr. Nassetta brings to the Board significant operational and business development experience, mergers & acquisitions experience, public company board and management experience, leadership experience, as well as commercial real estate industry expertise.  As a user of commercial real estate information, Mr. Nassetta also provides the Board with a client’s perspective on the Company’s business development and mergers & acquisitions strategies, including valuable insight into the potential “fit” of acquisition targets and the development and marketing of products and services.

David J. Steinberg has been the Chief Executive Officer of SnappCloud, Inc., a technology company that integrates online cloud software applications for distribution by large PC and software OEMs, since September 2009.  From November 2008 to September 2009, Mr. Steinberg worked with investors and the board of directors of SnappCloud (formerly known as ARPU) on funding and revising the company’s operational focus.  Prior to joining SnappCloud, Mr. Steinberg was the Chairman and Chief Executive Officer of SwapDrive, Inc., an online storage cloud solution from May 2001 to October 2008, during which time SwapDrive was sold to Symantec.  Mr. Steinberg also founded bridge2bridge, where he helped companies at all stages with strategy in the areas of business development, channels, and capital formation. Prior to founding bridge2bridge, Mr. Steinberg was Vice President of BioNetrix Software, Inc., where he was responsible for worldwide sales and market development. Mr. Steinberg also previously served as the director of worldwide vertical channels at then start up Check Point Software, Inc. and as a founding member of SynOptics Communications, Inc. (which became Bay Networks after a merger), establishing SynOptics’ U.S. Eastern and federal systems operations.  Mr. Steinberg serves on the boards of directors of two privately-held companies, SingleClick Systems and SolSystems.  He is a member of the advisory board of the Washington, DC venture capital firm Core Capital Partners, and he serves on the boards of directors for several not-for-profit entities, including SEED School of DC, We are Family and St. John’s Pre School, all located in Washington, DC.  Mr. Steinberg received a B.S. in physiological psychology from the University of Cincinnati.  Mr. Steinberg is 53 years old.

Mr. Steinberg has over thirty years of sales, technical and executive experience in the data communication, network security, and Internet services industries.  As a result of his experience, Mr. Steinberg brings to the Board significant business development, marketing, and executive management experience, as well as significant Internet services industry, financial and growth strategies expertise.

THE BOARD RECOMMENDS A VOTE “FOR” EACH OF THESE NOMINEES.

Retiring Director’s Business Experience, Qualifications and Directorships

Josiah O. Low, III is a Senior Advisor to Catterton Partners L.P., a private equity firm, where he previously served as a venture partner from 2001 to 2007.  Prior to that, Mr. Low worked for 16 years at the investment banking firm of Credit Suisse First Boston (formerly Donaldson, Lufkin & Jenrette), where he most recently served as Managing Director/Senior Advisor.  Prior to joining Credit Suisse First Boston in 1985, Mr. Low worked at Merrill Lynch, Pierce, Fenner & Smith and was a founding Managing Director of the Merrill Lynch Capital Markets Group in 1977.  Mr. Low serves on the board of directors of Rosetta Resources, Inc.  Mr. Low is a graduate of Williams College.  Mr. Low is 71 years old.

Through his significant investment banking experience, Mr. Low has financial, business development and mergers & acquisitions expertise.  Mr. Low has public company board experience through his service on the board of Rosetta Resources, Inc. since 2006.  Through his 12 years of service on our Board, Mr. Low has also developed extensive knowledge of the commercial real estate and information services industries and the Company’s products, services and business strategies.

Continued on next page.

ITEM 2
APPROVAL OF THE COSTAR GROUP, INC. 2011 INCENTIVE BONUS PLAN

Introduction

On April 1, 2011, the Board, upon recommendation by the Compensation Committee, approved and adopted the CoStar Group, Inc. 2011 Incentive Bonus Plan (the “2011 Plan”) to govern the award and payment of annual bonuses to certain Company executives, and directed that the 2011 Plan be submitted to the stockholders for approval so that payments under the 2011 Plan can qualify for deductibility by the Company for federal income tax purposes. The purpose of the 2011 Plan is to provide certain executives of the Company with incentive compensation based upon the level of achievement of financial, business and other performance criteria. The 2011 Plan is designed to enhance the Company’s ability to attract and retain qualified executives and to provide financial performance incentives to those executives.

In addition, the 2011 Plan would permit the payment of bonuses that may qualify as “performance-based compensation” within the meaning of Section 162(m) (“Section 162(m)”) of the Internal Revenue Code of 1986, as amended (the “Tax Code”).  The Board believes that it is in the best interests of the Company and its stockholders for the Company to have a stockholder-approved plan under which bonuses paid to its executives can be deductible by the Company for federal income tax purposes.

Accordingly, the 2011 Plan is structured in a manner such that awards granted under it can satisfy the requirements for “performance-based” compensation within the meaning of Section 162(m).  In general, under Section 162(m), in order for the Company to be able to deduct compensation in excess of $1,000,000 paid in any one year to the Company’s chief executive officer or any of the Company’s three other most highly compensated executive officers (other than the Company’s chief financial officer), such compensation must qualify as “performance-based.” One of the requirements of “performance-based” compensation for purposes of Section 162(m) is that the material terms of the performance goals under which compensation may be paid be disclosed to and approved by the Company’s stockholders every five years. For purposes of Section 162(m), the material terms include (i) the individuals eligible to receive compensation, (ii) a description of the business criteria on which the performance goal is based, and (iii) the maximum amount of compensation that can be paid to an individual under the performance goal. Each of these aspects is discussed below, and stockholder approval of this Item 2 constitutes approval of each of these aspects of the 2011 Plan for purposes of the approval requirements of Section 162(m).

Summary of the 2011 Plan

The following summary of the 2011 Plan is qualified in its entirety by the specific language of the 2011 Plan, which is included in this Proxy Statement as Appendix A.

Administration.  The 2011 Plan will be administered by the Compensation Committee of the Board (the “Committee”), which should consist of two or more “outside directors” as such term is defined under Section 162(m). The Company believes that each of the directors serving on the Committee currently qualifies as an “outside director.”

The Committee has complete authority to make any and all decisions regarding the administration of the 2011 Plan, including interpreting the terms of the 2011 Plan, selecting the participants to whom awards may from time to time be paid, determining the terms and conditions of awards made under the 2011 Plan (including but not limited to determining the time when awards will be granted and paid and the performance period to which they relate), determining whether payment of awards may be deferred by participants, and making any other determination and taking any other action that the Committee deems necessary or desirable for administration of the 2011 Plan. The Committee may delegate various functions to a subcommittee or certain officers of the Company to the extent such delegation is not inconsistent with Section 162(m).

Eligibility.  Each employee of the Company or its affiliates who is appointed as an officer of the Company or one of its wholly owned subsidiaries by the Board or the Committee is eligible to participate in the 2011 Plan.

Performance Periods and Performance Measures.  Not later than 90 days after the commencement of each fiscal year of the Company or other performance period (or, if earlier, the expiration of 25% of the performance period), the Committee, in writing, will designate the performance period, the positions or names of employees who will be participants for the performance period, the targeted goals for selected performance measures during the performance period, and the applicable bonus formula for each participant under the 2011 Plan, which may differ between participants or business groups. The bonus formula determines the bonus amounts, if any, to be paid to participants for the performance period based upon the level of achievement of the targeted goals for the selected performance measures. The 2011 Plan defines “performance period” to mean the Company’s fiscal year or such other period that the Committee may establish.

The 2011 Plan defines “performance measure” as any one or more of the following performance criteria, either individually, alternatively or in any combination, applied to either Company as a whole or to a region, business unit, affiliate or business segment, either individually, alternatively or in any combination, and measured either on an absolute basis or relative to a pre-established target, to a previous period’s results or to a designated comparison group, in each case as specified by the Committee:  (i) cash flow (before or after dividends), (ii) earnings or earnings per share (including earnings before interest, taxes, depreciation and amortization), (iii) stock price, (iv) return on equity, (v) total stockholder return, (vi) return on capital or investment (including return on total capital, return on invested capital, or return on investment), (vii) return on assets or net assets, (viii) market capitalization, (ix) economic value added, (x) debt leverage (debt to capital), (xi) revenue, (xii) income or net income, (xiii) operating income, (xiv) operating profit or net operating profit, (xv) operating margin or profit margin, (xvi) return on operating revenue, (xvii) cash from operations, (xviii) operating ratio, (xix) operating revenue, or (xx) customer service.

To the extent consistent with Section 162(m), if so determined by the Committee at the time the applicable performance measure is adopted, the Committee may appropriately adjust any evaluation of performance under the performance measure to (i) eliminate the effects of charges for restructurings, discontinued operations, extraordinary items and all items of gain, loss or expense determined to be extraordinary or unusual in nature or related to the acquisition or disposal of a segment of a business or related to a change in accounting principle all as determined in accordance with standards established by opinion No. 30 of the Accounting Principles Board (APB Opinion No. 30) or other applicable or successor accounting provisions, as well as the cumulative effect of accounting changes, in each case as determined in accordance with generally accepted accounting principles or identified in the Company’s financial statements or notes to the financial statements, and (ii) exclude any of the following events that occurs during a Performance Period: (a) asset write-downs, (b) litigation, claims, judgments or settlements, (c) the effect of changes in tax law or other such laws or provisions affecting reported results, (d) accruals for reorganization and restructuring programs and (e) accruals of any amounts for payment under the 2011 Plan or any other compensation arrangement maintained by the Company or any affiliate.

Committee Certification and Determination of Awards.  After the conclusion of each performance period, the Committee will certify, in writing, the extent to which the targeted goals for the performance measures applicable to each participant were achieved or exceeded. The payment amount under an award, if any, shall be determined by applying the bonus formula to the level of actual performance that has been certified by the Committee. The Committee has the authority under the 2011 Plan to eliminate or reduce any bonus payment below that which otherwise would be payable under the applicable bonus formula.

The payment of a bonus, if any, requires that the employee be an active employee of the Company or an affiliate on the last day of the applicable performance period, subject to the terms of any employment agreements in effect prior to the effective date of the 2011 Plan. In the event that the participant is on an approved leave of absence or non-pay status, experiences a change in status that results in the participant being ineligible to participate in the 2011 Plan or eligible to participate in more than one variable pay plan, or experiences a termination due to disability, workforce restructuring, voluntary severance incentive program, divestiture, retirement or death, the participant may receive a prorated bonus, as determined by the Committee in its discretion.

Maximum Amount of Compensation Payable under the 2011 Plan.  The aggregate bonus payable under the 2011 Plan to any participant during any fiscal year may not exceed $3 million.

Payment of Bonuses.  Following the Committee’s determination and written certification of bonuses to be paid to participants, such awards will be paid in cash as soon as administratively practicable but no later than March 15th after the end of the calendar year in which the performance period ends, subject to a timely election by a participant to defer payment of all or a portion of the bonus.

Duration and Amendment.  The Committee may, from time to time, amend, modify, suspend or terminate the 2011 Plan as it deems advisable, except to the extent that it would increase the amount of compensation payable pursuant to a bonus or cause compensation payable under the 2011 Plan to fail to qualify as “performance-based” compensation under Section 162(m).

Upon stockholder approval of the 2011 Plan, the 2011 Plan will continue until the earlier of its termination by the Committee, the date on which any stockholder approval requirement under Section 162(m) ceases to be met, or the date that is five years after the Annual Meeting.

Federal Income Tax Consequences

The following discussion summarizes certain federal income tax consequences of the awards under the 2011 Plan under the law as in effect on the date of this Proxy Statement. The summary does not purport to cover all federal employment tax or other federal tax consequences that may be associated with the 2011 Plan, nor does it cover state, local, or non-U.S. taxes.

Under present federal income tax law, a 2011 Plan participant will be taxed at ordinary income rates on an award in the year in which cash payment under the award, if any, is received, unless such cash is subject to deferral under a Company plan or a substantial risk of forfeiture. If a participant elects to defer a portion of the bonus, the participant may be entitled to defer the recognition of income. Generally, and subject to Section 162(m), the Company will receive a federal income tax deduction on the amount of income recognized by the participants, and at the same time such income is recognized by participants. Subject to stockholder approval of the 2011 Plan, the failure of any aspect of the 2011 Plan to satisfy Section 162(m) shall not void any action taken by the Committee under the 2011 Plan.

New Plan Benefits

The Committee has designated the current fiscal year as a performance period for which awards may be paid under the 2011 Plan, subject to stockholder approval of the 2011 Plan. Such bonuses, if any, paid to the participants for the current fiscal year and awards payable for any subsequent performance periods are, as described above, subject to the discretion of the Committee and therefore are not determinable at this time.

If the 2011 Plan is not approved by the stockholders, it currently is contemplated that any compensation paid to the Company’s executive officers that is in excess of $1 million for the current fiscal year and for any subsequent years would not be deductible under Section 162(m) to the extent that it exceeds the $1 million limit, unless such compensation is deferred pursuant to the Company’s compensation programs or paid under another stockholder-approved plan of the Company and otherwise satisfies the conditions for “performance-based” compensation under, or other exemptions from, Section 162(m).

Miscellaneous

The 2011 Plan is not exclusive and does not limit the authority of the Board or its committees to grant awards or authorize any other compensation, whether or not deductible under Section 162(m), under any other plan or authority.

Required Vote

Approval of the 2011 Plan requires the affirmative “FOR” vote of a majority of the votes cast on the proposal. Unless marked to the contrary, proxies received will be voted “FOR” approval of the 2011 Plan.

Recommendation

We believe that approval of the 2011 Plan is an important part of our continued success. Our officers are one of our most valuable assets and incentive plans reward their performance and motivate them to achieve our goals. For the reasons stated above, stockholders are being asked to approve the 2011 Plan.

THE BOARD RECOMMENDS THAT YOU VOTE FOR THE APPROVAL OF THE 2011 INCENTIVE BONUS PLAN.

Continued on next page.

ITEM 3
APPROVAL OF AN AMENDMENT TO THE COSTAR GROUP, INC. 2007 STOCK INCENTIVE PLAN

At the Annual Meeting, stockholders will be asked to approve an amendment to the CoStar Group, Inc. 2007 Stock Incentive Plan, as amended (the “2007 Plan”) to increase the Tax Code limit on the number of shares of our common stock that may be granted under the 2007 Plan to any one participant during any calendar year by 200,000 shares. If this Item 3 is approved, the 2007 Plan would be amended to reflect the revised Tax Code limit. Should Item 3 not be approved, the 2007 Plan would remain in full force and effect. Stockholders are not being asked to approve an increase in the number of shares available for issuance under the 2007 Plan.

In April 2007, the Compensation Committee of the Board of Directors approved and recommended to the Board, and the Board of Directors adopted, subject to stockholder approval, the 2007 Plan. Stockholders approved the 2007 Plan in June 2007 and an amendment to the 2007 Plan in June 2010, which increased the number of authorized shares that can be issued under the 2007 Plan. On April 1, 2011, the Board of Directors adopted, subject to stockholder approval, an amendment to the 2007 Plan to increase the Tax Code limit on the number of shares of our common stock that may be granted under the 2007 Plan to any one participant during any calendar year by 200,000 shares. Stockholders have previously authorized a Tax Code limit on the number of shares of our common stock that may be granted under the 2007 Plan to any one participant during any calendar year of 200,000 shares.  If stockholders approve this Item 3, the new Tax Code limit would be 400,000 shares.

Stock incentive plans allow companies to provide equity compensation under a stockholder-approved plan in order to attract, motivate and retain key personnel, encourage equity ownership among this group, and enhance a mutuality of interest with stockholders in improving the long-term performance of the Company and the value of the Company’s common stock. There are approximately 6 non-employee directors, 10 officers and 1,500 employees who currently are eligible to receive awards under the 2007 Plan.

The Board of Directors has amended the 2007 Plan to increase the Tax Code limit on the number of shares of our common stock that may be granted under the 2007 Plan to any one participant during any calendar year by 200,000 shares. This increase is important so we can continue to grant equity awards that are vital to our ability to attract and retain outstanding and highly skilled individuals in the extremely competitive labor markets in which we operate. The change will permit more flexibility in determining the form of future equity awards to our key executives.  Our employees are one of our most valuable assets and attracting and retaining them is crucial to our business. In addition, we believe that stock awards align the interests of our employees with the interests of our stockholders.

The Compensation Committee and the Board of Directors believe that in order for us to successfully attract and retain the best possible candidates, we must continue to offer a competitive equity compensation program. The current Tax Code limit on the number of shares of our common stock that may be granted under the 2007 Plan to any one participant during any calendar year is 200,000, an amount that the Compensation Committee and the Board of Directors believe is not adequate to continue to provide a competitive equity compensation program. In particular, the current Tax Code limit may not permit issuance of multi-year long-term incentive awards if the Compensation Committee chooses to implement such a program.  Therefore, the Board of Directors adopted, subject to stockholder approval, an amendment to the 2007 Plan to increase the Tax Code limit on the number of shares of our common stock that may be granted under the 2007 Plan to any one participant during a calendar year to a total of 400,000 shares.  The increase in the Tax Code limit is expected to be sufficient for potential, future multi-year long-term incentive programs while retaining tax deductibility of the associated compensation.

The 2007 Plan is structured in a manner such that awards granted under it can satisfy the requirements for “performance-based” compensation within the meaning of Section 162(m) of the Tax Code. In general, under Section 162(m), in order for the Company to be able to deduct compensation in excess of $1,000,000 paid in any one year to the Company’s chief executive officer or any of the Company’s three other most highly compensated executive officers (other than the Company’s chief financial officer), such compensation must qualify as “performance-based.” One of the requirements of “performance-based” compensation for purposes of Section 162(m) is that the material terms of the performance goals under which compensation may be paid be disclosed to and approved by the Company’s stockholders every five years. For purposes of Section 162(m), the material terms include (i) the individuals eligible to receive compensation, (ii) a description of the business criteria on which the performance goal is based, and (iii) the maximum amount of compensation that can be paid to an individual under the performance goal. Each of these aspects is discussed below, and stockholder approval of this Item 3 constitutes approval of each of these aspects of the 2007 Plan for purposes of the approval requirements of Section 162(m).

Summary of the 2007 Plan

The following summary of the 2007 Plan is qualified in its entirety by the specific language of the 2007 Plan, as proposed to be amended, which is included in this Proxy Statement as Appendix B.

Plan Administration.  The 2007 Plan is administered by the Compensation Committee, which is composed of individuals who are “non-employee directors” (as that term is defined under Rule 16b-3 of the Securities Exchange Act of 1934, as amended) and “outside directors” (within the meaning of Section 162(m) of the Tax Code).  All of the members of the Compensation Committee are independent as defined under Rule 5605(a)(2) of the Nasdaq listing rules. The Compensation Committee has authority to, among other things:

•	Interpret and administer the 2007 Plan;

•	Make rules and regulations relating to the administration of the 2007 Plan; and

•	Make any other determinations and take any other action that it deems necessary or desirable for the administration of the 2007 Plan.

Decisions of the Committee or another person delegated responsibilities under the 2007 Plan shall be final, conclusive and binding on all persons.

Stock Subject to the Plan. A total of 2,421,875 shares of common stock are reserved for issuance pursuant to the 2007 Plan, which includes shares that remained available for issuance under the Company’s 1998 stock incentive plan (the “1998 Plan”) that were rolled into the 2007 Plan upon adoption of the 2007 Plan. Any shares that are subject to an award under the 2007 Plan or the 1998 Plan that are forfeited, cancelled, or expire without the issuance of such shares will again be available for grant under the 2007 Plan. Further, any shares that are subject to an award under the 2007 Plan that are received by the Company as the result of the exchange of shares by a participant in the 2007 Plan as full or partial payment of the exercise price or tax withholding with respect to awards issued under the 2007 Plan will be available for grant under the 2007 Plan.  The shares issued under the 2007 Plan may consist, in whole or in part, of authorized but unissued shares or treasury shares or shares held in trust for issuance under the 2007 Plan. On April 1, 2011, options to purchase a total of 1,016,398 shares and 283,015 unvested shares of restricted stock were outstanding under the 2007 Plan and 1998 Plan.  The outstanding stock options had a weighted-average exercise price of $38.30 per share and a weighted-average remaining contractual life of 5.9 years. On April 1, 2011, 1,437,602 shares of common stock remained available for future grants of awards under the 2007 Plan.

Limitations. Assuming stockholders approve this Item 3, subject to adjustment as provided in the 2007 Plan, no participant shall be eligible to receive in any one calendar year awards relating to more than 400,000 shares of our common stock.

Eligibility. The 2007 Plan permits awards to employees, officers, consultants and directors of the Company and its subsidiaries.

Awards. The 2007 Plan provides for the grant of options (including nonqualified options), stock appreciation rights, restricted stock, and restricted stock units.

Options. Incentive stock options and nonqualified stock options may be granted under the 2007 Plan, either alone or in combination with other awards. The terms of any option grant generally are determined by the Compensation Committee. The price at which a share may be purchased under an option may not be less than the fair market value of a share on the date the option is granted. Fair market value generally means the closing price for the Company’s common stock on the Nasdaq Global Select Market on the date of grant. The 2007 Plan provides that the Compensation Committee shall establish the term of each option, which in no case shall exceed a period of ten years from the date of grant.

Stock Appreciation Rights. Stock appreciation rights entitle a participant to receive payment from the Company in an amount determined by multiplying the difference between the fair market value of the shares on the date of exercise and the fair market value on the date of grant by the number of shares subject to the award. The terms of any grant of stock appreciation rights generally are determined by the Compensation Committee. Stock appreciation rights may be granted in tandem with an option or alone. The grant price of a tandem stock appreciation right is equal to the exercise price of the related option, and the grant price of a freestanding stock appreciation right is equal to the fair market value of the common stock on the grant date. The 2007 Plan provides that the Compensation Committee shall establish the term of each grant of stock appreciation rights, which in no case shall exceed a period of ten years from the date of grant.

Restricted Stock and Stock Units. Restricted stock and stock units reflect a right to receive shares of stock upon the satisfaction of certain terms, conditions and restrictions. Both may be issued under the 2007 Plan on such terms and conditions as the 2007 Plan permits and generally are subject to terms determined by the Compensation Committee. Stock unit awards may be paid in cash, stock or a combination of cash and stock. Except as set forth below, participants holding restricted stock or stock units may be permitted to receive dividends paid with respect to underlying shares or dividend equivalents, subject to such terms and conditions as may be established by the Compensation Committee. Participants holding restricted stock or stock units that are subject to qualifying performance criteria under the 2007 Plan are not entitled to dividends or dividend equivalents unless and until the applicable qualifying performance criteria have been met.

No Repricing. The repricing of stock options or stock appreciation rights is prohibited. The terms of outstanding stock options and stock appreciation rights may not be amended to reduce the exercise price or cancel, exchange, substitute, buyout or surrender an outstanding stock option or stock appreciation right in exchange for cash or other awards with an exercise price that is less than the exercise price of the original award without stockholder approval.

Minimum Vesting Period. Except upon a change of control of the Company, the death or disability of the participant or awards granted to employees of the Company or its subsidiaries in appreciation of past service to the Company or a subsidiary pursuant to a Company program or policy that applies to all such employees on an equal basis, no award of restricted stock or stock units payable in shares shall vest earlier than one year from the date of grant, except that an award of restricted stock or stock units that vests based solely on continued service (as opposed to attainment of performance goals) shall not vest earlier than three years from the date of grant.

Performance Goals. Awards under the 2007 Plan may be made subject to the attainment of performance goals relating to one or more of the following business criteria: (1) cash flow (before or after dividends), (2) earnings or earnings per share (including earnings before interest, taxes, depreciation and amortization), (3) stock price, (4) return on equity, (5) total stockholder return, (6) return on capital or investment (including return on total capital, return on invested capital, or return on investment), (7) return on assets or net assets, (8) market capitalization, (9) economic value added, (10) debt leverage (debt to capital), (11) revenue, (12) income or net income, (13) operating income, (14) operating profit or net operating profit, (15) operating margin or profit margin, (16) return on operating revenue, (17) cash from operations, (18) operating ratio, (19) operating revenue, or (20) customer service (collectively, the “Performance Criteria”).

The Performance Criteria may be used to measure the performance of the Company as a whole or with respect to any business unit, subsidiary or business segment of the Company, either individually, alternatively or in any combination, and may be measured either annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous period results or to a designated comparison group, in each case as specified by the Compensation Committee.  To the extent consistent with Section 162(m) of the Tax Code, the Compensation Committee (A) shall appropriately adjust any evaluation of performance under a Performance Criteria to eliminate the effects of charges for restructurings, discontinued operations, extraordinary items and all items of gain, loss or expense determined to be extraordinary or unusual in nature or related to the acquisition or disposal of a segment of a business or related to a change in accounting principle all as determined in accordance with standards established by the Accounting Principles Board or other applicable or successor accounting provisions, as well as the cumulative effect of accounting changes, in each case as determined in accordance with generally accepted accounting principles or identified in the Company’s financial statements or notes to the financial statements, and (B) may appropriately adjust any evaluation of performance under a Performance Criteria to exclude any of the following events that occurs during a performance period: (i) asset write-downs, (ii) litigation, claims, judgments or settlements, (iii) the effect of changes in tax law or other such laws or provisions affecting reported results, (iv) accruals for reorganization and restructuring programs and (v) accruals of any amounts for payment under this Plan or any other compensation arrangement maintained by the Company.

Tax Withholding. The Company may specify the terms and conditions on which any award recipient must satisfy any tax obligations occurring under federal, state, local or foreign law, and may withhold issuance of any shares of common stock until such terms and conditions are met.

Assignability. Awards granted under the 2007 Plan are generally not transferable or assignable, except by will or the laws of descent and distribution. However, participants may be permitted to assign or transfer an award to the extent allowed by the Compensation Committee in its discretion and subject to Section 422 of the Tax Code.

Adjustments. The number and kind of securities available for issuance under the 2007 Plan (including under any awards then outstanding), and the number and kind of securities subject to the limits set forth in Section 5 of the 2007 Plan, shall be equitably adjusted by the Compensation Committee to reflect any reorganization, reclassification, combination of shares, stock split, reverse stock split, spin-off, dividend or distribution of securities, property or cash (other than regular, quarterly cash dividends), or any other equity restructuring transaction, as that term is defined in ASC 718 Stock Compensation. Such adjustment may be designed to comply with Section 424 of the Tax Code or, except as otherwise expressly provided in Section 5(c) of the 2007 Plan, may be designed to treat the securities available under the 2007 Plan and subject to awards as if they were all outstanding on the record date for such event or transaction or to increase the number of such securities to reflect a deemed reinvestment in securities of the amount distributed to the Company’s stockholders.  The terms of any outstanding award under the 2007 Plan shall also be equitably adjusted by the Compensation Committee as to price, number or kind of securities subject to such award, vesting, and other terms to reflect the foregoing events, which adjustments need not be uniform as between different awards or different types of awards.

In the event there are any other changes in the Company’s common stock, by reason of a change of control, other merger, consolidation or otherwise in circumstances that do not involve an equity restructuring transaction, as that term is defined in ASC 718 Stock Compensation, then the Compensation Committee shall determine the appropriate adjustment, if any, to be effected. In addition, in the event of a change described in this paragraph, the Compensation Committee may accelerate the time or times at which any award under the 2007 Plan may be exercised and may provide for cancellation of such accelerated awards that are not exercised within a time prescribed by the Compensation Committee in its sole discretion.

There is no right to purchase fractional shares that result from any adjustment in awards under the 2007 Plan. In case of any such adjustment, the shares of common stock subject to the award shall be rounded down to the nearest whole share.

Change in Control. The Compensation Committee shall have the discretion, exercisable at any time before a sale, merger, consolidation, reorganization, liquidation, dissolution or change in control of the Company, to take such action as it determines to be necessary or advisable with respect to awards under the 2007 Plan.

Amendment and Termination. The Board may amend, alter or discontinue the 2007 Plan and the Compensation Committee may amend, or alter any agreement or other document evidencing an award made under the 2007 Plan but, except as specifically provided for in the 2007 Plan, no such amendment shall, without the approval of the stockholders of the Company (a) reduce the exercise price of outstanding options or stock appreciation rights, (b) reduce the price at which options may be granted below the price provided for in the 2007 Plan or (c) otherwise amend the 2007 Plan in any manner requiring stockholder approval by law or under the Nasdaq listing rules.  No amendment or alteration to the 2007 Plan or an award or award agreement shall be made which would impair the rights of the holder of an award, without such holder’s consent, provided that no such consent shall be required if the Compensation Committee determines in its sole discretion and prior to the date of any change in control that such amendment or alteration either is required or advisable in order for the Company, the 2007 Plan or the award to satisfy any law or regulation or to meet the requirements of or avoid adverse financial accounting consequences under any accounting standard.

Unless sooner terminated as provided in the 2007 Plan, the 2007 Plan shall terminate ten years after approval by the stockholders. Termination would not affect grants and awards then outstanding.

Deferral. The Compensation Committee may permit or require a participant to defer receipt of the payment of any award of restricted stock or restricted stock units to the extent permitted by Section 409A of the Tax Code.

Federal Income Tax Consequences.

The following discussion summarizes certain federal income tax consequences of the issuance and receipt of options and other awards under the 2007 Plan under the law as in effect on the date of this Proxy Statement. The summary does not purport to cover all federal employment tax or other federal tax consequences that may be associated with the 2007 Plan, nor does it cover state, local, or non-U.S. taxes.

Non-Qualified Options (“NSOs”). A participant will not have taxable income upon the grant of a NSO. Upon the exercise of a NSO, the participant will recognize ordinary income equal to the difference between (i) one share of stock valued at the closing price on the day the option is exercised and (ii) the exercise price of one share, times the number of shares exercised.

The participant will be subject to income tax withholding at the time when the ordinary income is recognized. The Company will be entitled to a tax deduction at the same time and in the same amount.

The subsequent sale of the shares by a participant generally will give rise to capital gain or loss equal to the difference between the sale price and the sum of the exercise price paid for the shares plus the ordinary income recognized with respect to the shares, and the capital gains will be taxable as long-term capital gains if the participant held the shares for more than one year.

Incentive Stock Options (“ISOs”). There generally are no tax consequences upon the grant or vesting of an ISO, provided that an option that is otherwise intended to be an ISO will no longer qualify for ISO tax treatment (and instead will be taxed as an NSO) if the option is not exercised while the participant is an employee of the Company or within three months following termination of employment (one year in the case of termination due to total and permanent disability as defined in the Tax Code). If a participant sells or otherwise disposes of the shares acquired upon the exercise of an ISO at any time within one year after the date shares are transferred to the participant or two years after the date the ISO is granted to the participant, then:

•
if the sales price exceeds the exercise price of the ISO, the participant will recognize capital gain equal to the excess, if any, of the sales price over the fair market value of the shares on the date of exercise, and the participant will recognize ordinary income equal to the excess, if any, of the lesser of the sales price or the fair market value of the shares on the date of exercise over the exercise price of the ISO; or

•
if the participant’s sales price is less than the exercise price of the ISO, the participant will recognize a capital loss equal to the excess of the exercise price of the ISO over the sales price of the shares.

In this event, the Company will generally be entitled to a tax deduction equal to the ordinary income the participant recognizes.

If the participant sells or otherwise disposes of shares acquired upon exercise of an ISO at any time after the participant has held the shares for at least one year after the date the Company transfers the shares to the participant pursuant to the participant’s exercise of the ISO and at least two years after the date the Company grants the ISO to the participant, then the participant will recognize long-term capital gain or loss equal to the difference between the sales price and the exercise price of the ISO, and the Company will not be entitled to any deduction.

The amount by which the fair market value of the shares the participant acquires upon exercise of an ISO exceeds the exercise price on the date of exercise will be included as a positive adjustment in the calculation of the participant’s “alternative minimum taxable income” in the year of exercise. Before exercising an ISO, a participant should determine whether and to what extent exercise of an ISO will result in alternative minimum tax in the year of exercise.

Stock Appreciation Rights (“SARs”). The grant of a SAR is generally not a taxable event for a participant. Upon exercise of the SAR, the participant will generally recognize ordinary income equal to the amount of cash and/or the fair market value of any shares received. The participant will be subject to income tax withholding at the time when the ordinary income is recognized. The Company will be entitled to a tax deduction at the same time for the same amount. If the SAR is settled in shares, the participant’s subsequent sale of the shares generally will give rise to capital gain or loss equal to the difference between the sale price and the ordinary income recognized when the participant received the shares, and these capital gains will be taxable as long-term capital gains if the participant held the shares for more than one year.

Restricted Stock. The tax consequences of a grant of restricted stock depends upon whether or not a participant elects under Section 83(b) of the Tax Code to be taxed at the time of the grant.

If no election is made, the participant will not recognize taxable income at the time of the grant of the restricted stock. When the restrictions on the restricted stock lapse, the participant will recognize ordinary income equal to the value (determined on the lapse date) of the restricted stock.

If the election is made, the participant will recognize ordinary income at the time of the grant of the restricted stock equal to the value of the stock at that time, determined without regard to any of the restrictions. If the restricted stock is forfeited before the restrictions lapse, the participant will generally not be entitled to a deduction on account thereof.

The participant will be subject to income tax withholding at the time when the ordinary income (including any dividends taxed as ordinary income) is recognized. Subject to the Section 162(m) restrictions discussed below, the Company will be entitled to a tax deduction at the same time and for the same amount.

A subsequent sale of restricted stock generally will give rise to capital gain or loss equal to the difference between the sale price and the ordinary income the participant recognized with respect to the stock. The capital gains will be taxable as long-term capital gains if the participant held the stock for more than one year. The holding period to determine whether a participant has long-term or short-term capital gain or loss on a subsequent sale generally begins when the stock restrictions lapse, or on the date of grant if the participant made a valid Section 83(b) election.

Stock Units. A participant will not have taxable income upon the grant of a stock unit. Rather, taxation will be postponed until the stock becomes payable, which will be either immediately following the lapse of the restrictions on the stock units, or, if the participant has elected deferral to a later date, such later date. At that time, the participant will recognize ordinary income equal to the value of the amount then payable.

The participant will be subject to income tax withholding at the time when the ordinary income (including any dividend equivalents taxed as ordinary income) is recognized. Subject to the Section 162(m) restrictions discussed below, the Company will be entitled to a tax deduction at the same time and for the same amount.

If a stock unit is settled in shares, subsequent sale of the shares generally will give rise to capital gain or loss equal to the difference between the sale price and the ordinary income recognized when the participant received the shares, and these capital gains will be taxable as long-term capital gains if the participant held the shares for more than one year.

Other. In general, under Section 162(m), remuneration paid by a public corporation to its chief executive officer or any of its other top three named executive officers other than the chief financial officer, ranked by pay, is not deductible to the extent it exceeds one million dollars ($1,000,000) for any year. Taxable payments or benefits under the 2007 Plan may be subject to this deduction limit. However, under Section 162(m), qualifying performance-based compensation, including income from stock options and other performance-based awards that are made under stockholder-approved plans and that meets certain other requirements, is exempt from the deduction limitation. The 2007 Plan has been designed so that the Compensation Committee in its discretion may grant qualifying exempt performance-based awards under the 2007 Plan, and stockholder approval of the amendment to the 2007 Plan will be deemed stockholder approval of the 2007 Plan for Section 162(m) purposes.

Under the so-called “golden parachute” provisions of the Tax Code, the accelerated vesting of stock options and benefits paid under other awards in connection with a change in control of a corporation may be required to be valued and taken into account in determining whether participants have received compensatory payments, contingent on the change in control, in excess of certain limits. If these limits are exceeded, a portion of the amounts payable to the participant may be subject to an additional twenty percent (20%) federal tax and may be nondeductible to the Company.

Plan Benefits

The amount and timing of future awards granted under the 2007 Plan are determined in the sole discretion of the Compensation Committee and therefore cannot be determined in advance. The future benefits or amounts that would be received under the 2007 Plan by executive officers, non-executive directors and non-executive officer employees are discretionary and are therefore not determinable at this time. As of April 1, 2011, the closing price of a share of the Company’s common stock on the Nasdaq Global Select Market was $63.01. The following table shows the number of shares underlying grants of all types of awards under the 2007 Plan that have been granted since the 2007 Plan was adopted to (a) each executive officer named in the Summary Compensation Table, (b) all executive officers as a group, (c) all employees, including all current officers who are not executive officers, as a group, (d) all current non-employee directors as a group, (e) each director nominee and (f) each person who has received 5% of the outstanding shares under the 2007 Plan.

Name and Position	Total Number of Shares Underlying Award Grant(1)
Andrew C. Florance, Chief Executive Officer & President	262,839
Brian J. Radecki, Chief Financial Officer & Treasurer	86,421
John Stanfill, Senior Vice President, Sales & Customer Service	98,337
Jennifer L. Kitchen, Senior Vice President, Research	39,439
Paul Marples, Managing Director, CoStar UK Limited	38,000
Executive Officer Group (executive officers named above)	525,036
Non-Executive Officer Employee Group	619,985
Michael R. Klein (Director Nominee)	6,293
David Bonderman (Director Nominee)	6,293
Michael J. Glosserman (Director Nominee)	5,954
Warren H. Haber (Director Nominee)	8,915
Josiah O. Low, III (Director Nominee)	8,915
Christopher J. Nassetta (Director Nominee)	7,604
David J. Steinberg (Director Nominee)	0
Non-Employee Director Group	43,974
____________
(1)           Includes stock options and restricted stock as of April 1, 2011.

Miscellaneous

The 2007 Plan is not exclusive and does not limit the authority of the Board or its committees to grant awards or authorize any other compensation, with or without reference to shares, under any other plan or authority.

Required Vote

Approval of the proposed amendment to the 2007 Plan requires the affirmative “FOR” vote of a majority of the votes cast on the proposal. Unless marked to the contrary, proxies received will be voted “FOR” approval of the amendment to increase the Tax Code limit on the number of shares of our common stock that may be granted under the 2007 Plan to any one participant during any calendar year by 200,000 shares.

Recommendation

We believe that approval of the amendment to the 2007 Plan is an important part of our continued success. Our employees are one of our most valuable assets. Stock options and other incentive awards, such as those available under the 2007 Plan, are critical for attracting and retaining outstanding and highly skilled individuals. These awards also are vital to our ability to motivate employees to achieve our goals. For the reasons stated above, stockholders are being asked to approve the amendment to the 2007 Plan.

THE BOARD RECOMMENDS THAT YOU VOTE FOR THE APPROVAL OF THE AMENDMENT TO INCREASE THE TAX CODE LIMIT ON THE NUMBER OF SHARES OF OUR COMMON STOCK THAT MAY BE GRANTED UNDER THE 2007 PLAN TO ANY ONE PARTICIPANT DURING ANY CALENDAR YEAR BY 200,000 SHARES.

Continued on next page.

ITEM 4
RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM

The Audit Committee has recommended and the Board has approved the appointment of Ernst & Young LLP as the independent registered public accounting firm for the Company for 2011. As a matter of good corporate governance, the Board is asking stockholders to ratify this appointment, even though ratification is not legally required. If stockholders do not ratify this appointment, the Board may, but is not required to, reconsider such appointment.  Even if stockholders ratify this appointment, the Board may direct the appointment of a different independent auditor at any time during 2011 if, in its discretion, it determines that such a change would be in the Company’s best interests.

Ernst & Young LLP has served as the independent registered public accounting firm for the Company, its subsidiaries, and its predecessors since 1994.  A representative from Ernst & Young LLP is expected to attend the Annual Meeting, will have the opportunity to make a statement if he or she desires to do so and is expected to be available to respond to appropriate questions.

For the years ended December 31, 2009 and 2010, Ernst & Young LLP billed CoStar the fees set forth below, including expenses, in connection with services rendered to CoStar:

	Year Ended December 31, 2009	Year Ended December 31, 2010
Audit Fees	$864,022	$799,736
Audit Related Fees	$0	$70,000
Tax Fees	$107,900	$171,822
All Other Fees	$0	$0
Total	$971,922	$1,041,558

Audit Fees include fees for services performed for the audit of CoStar’s annual financial statements, review of financial statements included in CoStar’s periodic filings with the Securities and Exchange Commission (the “SEC”), audit of CoStar’s internal control over financial reporting and statutory audits required internationally. This category also includes fees for statutory audits, consents and assistance with and review of documents filed with the SEC.

Audit Related Fees include fees associated with assurance and related services that are reasonably related to the performance of the audit or review of CoStar’s financial statements. The reported audit related fees represent fees for accounting services billed by Ernst & Young LLP in connection with the 2010 purchase and pending sale of our headquarters building located in Washington, DC.  There were no audit related fees for 2009.

Tax Fees primarily include fees associated with tax return preparation, tax compliance, tax advice and tax planning. This category also includes fees associated with tax planning for the purchase and pending sale of our headquarters building located in Washington, DC, mergers & acquisitions and restructurings.

Audit Committee Pre-Approval Policy

The Audit Committee’s policy is that all audit and non-audit services provided by CoStar’s independent registered public accounting firm shall either be approved before the independent registered public accounting firm is engaged for the particular services or shall be rendered pursuant to pre-approval procedures established by the Audit Committee. These services may include audit services and permissible audit-related services, tax services and other services. Pre-approval spending limits for services to be performed by CoStar’s independent registered public accounting firm are established on an annual (for audit services) or periodic (for permissible non-audit services) basis, detailed as to a particular service or category of services to be performed and implemented by CoStar’s financial officers. Any audit or non-audit service fees that may be incurred by CoStar that fall outside the limits pre-approved by the Audit Committee for a particular service or category of services must be reviewed and approved by the Chairperson of the Audit Committee or the Audit Committee as a whole prior to the performance of services.

CoStar’s Chief Financial Officer or General Counsel reports to the Audit Committee on a quarterly basis on all services rendered by the independent registered public accounting firm for which pre-approval has been granted and all fees paid to the independent registered public accounting firm for such services during the previous quarter. The Audit Committee may revise its pre-approval spending limits and policies at any time.

All fees paid to the independent registered public accounting firm in 2010 were pre-approved by the Audit Committee, and therefore no services were approved after the services were rendered pursuant to the “de minimus” exception established by the SEC for the provision of non-audit services.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” RATIFYING THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE COMPANY FOR 2011.

Continued on next page.

ITEM 5
ADVISORY RESOLUTION ON EXECUTIVE COMPENSATION

We are asking stockholders to approve an advisory resolution on the Company’s executive compensation as reported in this proxy statement.  As described below in the “Compensation Discussion and Analysis” section of this proxy statement, the Compensation Committee has structured our executive compensation program to achieve the following key objectives:

•	link executive compensation with the achievement of overall corporate goals,
•	encourage and reward superior performance, and
•	assist the Company in attracting, motivating and retaining talented executives.

Our executive compensation program has a number of features designed to promote these objectives and is designed to motivate our executives to successfully manage and grow our business.

We urge stockholders to read the “Compensation Discussion and Analysis” beginning on page 37 of this proxy statement, which describes in more detail how our executive compensation policies and procedures operate and are designed to achieve our compensation objectives, as well as the Summary Compensation Table and other related compensation tables and narrative, appearing on pages 54 through 60, which provide detailed information on the compensation of our named executive officers.  The Compensation Committee and the Board of Directors believe that the policies and procedures articulated in the “Compensation Discussion and Analysis” are effective in achieving our goals and that the compensation of our named executive officers reported in this proxy statement has supported and contributed to the Company’s recent and long-term success.

In accordance with recently adopted Section 14A of the Securities Exchange Act of 1934 (the “Exchange Act”), and as a matter of good corporate governance, we are asking stockholders to approve the following advisory resolution at the Annual Meeting:

RESOLVED, that the stockholders of CoStar Group, Inc. (the “Company”) approve, on an advisory basis, the compensation of the Company’s named executive officers disclosed in the Compensation Discussion and Analysis, the Summary Compensation Table and the related compensation tables, notes and narrative in the Proxy Statement for the Company’s 2011 Annual Meeting of Stockholders.

This advisory resolution, commonly referred to as a “say-on-pay” resolution, is non-binding on the Board.  Although non-binding, the Board and the Compensation Committee will review and consider the voting results when making future decisions regarding our executive compensation program.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE ADVISORY RESOLUTION ON EXECUTIVE COMPENSATION.

Continued on next page.

ITEM 6
ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES ON
EXECUTIVE COMPENSATION

Pursuant to recently adopted Section 14A of the Exchange Act, we are asking stockholders to vote on whether future advisory votes on executive compensation of the nature reflected in Item 2 above should occur every year, every two years or every three years.

After careful consideration, the Board has determined that holding an advisory vote on executive compensation every year is the most appropriate policy for the Company at this time, and recommends that stockholders vote for future advisory votes on executive compensation to occur every year.  While the Company’s executive compensation programs are designed to promote a long-term connection between pay and performance, the Board recognizes that executive compensation disclosures are made annually.  Given that the “say-on-pay” advisory vote provisions are new, holding an annual advisory vote on executive compensation provides the Company with more direct and immediate feedback on our compensation disclosures.  However, stockholders should note that because the advisory vote on executive compensation occurs well after the beginning of the compensation year, and because the different elements of our executive compensation programs are designed to operate in an integrated manner and to complement one another, in many cases it may not be appropriate or feasible to change our executive compensation programs in consideration of any one year’s advisory vote on executive compensation by the time of the following year’s annual meeting of stockholders.  An annual advisory vote on executive compensation also is consistent with the Company’s practice of having all directors elected annually and annually providing stockholders the opportunity to ratify the Audit Committee’s selection of independent auditors.

We understand that our stockholders may have different views as to what is an appropriate frequency for advisory votes on executive compensation, and we will carefully review the voting results on this proposal.  Stockholders will be able to specify one of four choices for this proposal on the proxy card: one year, two years, three years, or abstain. Stockholders are not voting to approve or disapprove the Board’s recommendation.  This advisory vote on the frequency of future advisory votes on executive compensation is non-binding on the Board.  Notwithstanding the Board’s recommendation and the outcome of the stockholder vote, the Board may in the future decide to conduct advisory votes on a more or less frequent basis and may vary its practice based on factors such as discussions with stockholders and the adoption of material changes to compensation programs.

THE BOARD RECOMMENDS THAT YOU VOTE TO CONDUCT FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION EVERY “ONE YEAR.”

Continued on next page.

OTHER MATTERS

We do not know of any other matter that will be presented for consideration at the Annual Meeting. If any other matter does properly come before the Annual Meeting, the proxy holders will, unless otherwise specified in the proxy, vote on it as they think best in their discretion.

STOCKHOLDER PROPOSALS AND NOMINATIONS
FOR DIRECTORS FOR THE 2012 ANNUAL MEETING

A stockholder who intends to introduce a proposal for consideration at our 2012 Annual Meeting of Stockholders may seek to have that proposal and a statement in support of the proposal included in our proxy statement if the proposal relates to a subject that is permitted under Rule 14a-8 under the Securities Exchange Act of 1934 (the “Exchange Act”). Additionally, in order to be eligible for inclusion in our proxy statement, the stockholder must submit the proposal and supporting statement to our Corporate Secretary in writing not later than December 29, 2011, and must satisfy the other requirements of Rule 14a-8. Stockholders interested in submitting such a proposal are advised to contact knowledgeable counsel with regard to the detailed requirements of applicable securities laws. The submission of a stockholder proposal does not guarantee that it will be included in our proxy statement.

A stockholder may otherwise propose business for consideration or nominate persons for election to the Board, in compliance with federal proxy rules, applicable state law and other legal requirements and without seeking to have the proposal included in our proxy statement pursuant to Rule 14a-8. Our Amended and Restated Bylaws provide that any such proposals or nominations must be submitted to us not later than the close of business on the 75th day and not earlier than the close of business on the 105th day before the first anniversary date of the preceding year’s annual meeting. In the event that the date of the Company’s annual meeting is more than 30 days before or more than 70 days after the first anniversary of the preceding year’s annual meeting (other than as a result of adjournment or postponement), then, to be timely, such stockholder’s notice must be submitted in writing not earlier than the close of business on the 105th day prior to such annual meeting and not later than the close of business on the later of the 75th day prior to such annual meeting or the 10th day following the date on which the public announcement of the date of such meeting is first made by the Company.  Accordingly, stockholders who wish to nominate persons for election as directors or bring forth other proposals outside of Rule 14a-8 at the 2012 Annual Meeting must give notice of their intention to do so in writing to our Corporate Secretary on or before  March 19, 2012, but no sooner than February 18, 2012, to be considered “timely” within the meaning of Rule 14a-4 under the Exchange Act. The stockholder’s submission must include certain specified information concerning the proposal or nominee, as the case may be, and information as to the stockholder’s ownership of common stock as required by the Company’s Amended and Restated Bylaws. Stockholder proposals or nominations not meeting these requirements will not be entertained at the 2012 Annual Meeting.

ADDITIONAL INFORMATION

Corporate Governance Matters

Identifying and Evaluating Nominees

The Nominating & Corporate Governance Committee identifies nominees for director on its own as well as by considering recommendations from other members of the Board, officers and employees of CoStar, and other sources that the Nominating & Corporate Governance Committee deems appropriate. The Nominating & Corporate Governance Committee will also consider Board nominees suggested by stockholders, subject to such recommendations being submitted during the period and including the required information specified in CoStar’s Amended and Restated Bylaws for stockholders to nominate directors, as described under “Stockholder Proposals and Nominations for Directors for the 2012 Annual Meeting” above. The Company may require any proposed nominee to furnish other information as reasonably required to determine eligibility to serve as a director of the Company, including information regarding the proposed nominee’s independence.

When evaluating nominees for director, the Nominating & Corporate Governance Committee considers, among other things, an individual’s business experience and skills, background, independence, judgment, integrity and ability to commit sufficient time and attention to the activities of the Board, as well as the absence of any potential conflicts with the Company’s interests. When considering a director standing for reelection as a nominee, in addition to the attributes described above, the Nominating & Corporate Governance Committee also considers that individual’s past contribution and future commitment to CoStar. The Nominating & Corporate Governance Committee evaluates the totality of the merits of each prospective nominee that it considers and does not restrict itself by establishing minimum qualifications or attributes.  The Nominating & Corporate Governance Committee evaluates candidates within the context of the perceived needs of the Board as a whole, so that the members of the Board collectively will possess the necessary skills, experience and background.  There is no difference in the manner by which the Nominating & Corporate Governance Committee evaluates prospective nominees for director based on the source from which the individual was first identified.

Board Leadership Structure

Currently, an independent director, Mr. Klein, serves as Chairman of the Board and a separate director, Mr. Florance, serves as Chief Executive Officer.  Mr. Klein has served on the Company’s Board of Directors since inception and is well positioned to serve as Chairman of the Board.  The Board does not have a policy regarding the separation of the roles of Chief Executive Officer and Chairman of the Board as the Board believes it is in the best interests of the Company to make that determination based on the position and direction of the Company and the membership of the Board at the particular time.  The Board has determined that this leadership structure, under which the roles of Chairman and CEO are separate and an independent director serves as Chairman, currently is in the best interest of the Company’s stockholders.  This structure provides a greater role for the independent directors in the oversight of the Company and in setting agendas and establishing Board priorities and procedures.  In addition, this structure permits the Chief Executive Officer to focus on the management of the Company’s day-to-day operations.

Independent Directors and Executive Sessions

CoStar’s Board has determined that Messrs. Klein, Bonderman, Glosserman, Haber, Nassetta, and Steinberg are each independent as defined under Rule 5605(a)(2) of the Nasdaq listing rules.  CoStar’s Board previously determined that Mr. Low was independent as defined under Rule 5605(a)(2) of the Nasdaq listing rules.

The independent directors of the Board of Directors meet in regularly scheduled executive sessions, which are typically run by the Chairman of the Board, Mr. Klein.  In 2010, the independent directors met in executive session at half of the regularly scheduled meetings of the Board of Directors (two times).

The Board’s Role in Risk Oversight

One of the Board’s functions is oversight of risk management at CoStar. This risk oversight function is administered both through the full Board and through individual Board Committees that are tasked by the Board with oversight of specific risks, as described below.

Companies face a variety of risks, including macro-economic risks, such as inflation, economic downturns, or recession; business-specific risks related to strategic position, operations, financial structure, legal and regulatory compliance and corporate governance; and event-specific risks, such as natural disasters or wars.  The Company believes that an effective risk management system will:

•	timely identify the material risks that the Company faces,
•	communicate necessary information with respect to material risks to senior executives and, as appropriate, to the Board or relevant Board Committee,
•	implement appropriate and responsive risk management strategies consistent with the Company’s risk profile, and
•	integrate risk management into Company decision-making.

The Board encourages management to promote a corporate culture that incorporates risk management into the Company’s corporate strategy and day-to-day business operations.  Management is responsible for identifying risk and risk controls related to significant business activities and developing programs and recommendations to determine the sufficiency of risk identification, the balance of potential risk to potential reward, and the appropriate manner in which to control risk.

The Board implements its risk oversight responsibilities by having management, typically the Chief Financial Officer or General Counsel, provide periodic briefing and informational sessions on the significant voluntary and involuntary risks that the Company faces and how the Company is seeking to control risk if and when appropriate.  In some cases, as with risks related to product or service acceptance, risk oversight is addressed as part of the full Board’s engagement with the Chief Executive Officer and management.  In other cases, a Board Committee is responsible for oversight of specific risk topics, in which case management meets directly with the Board Committee.  For example, the Audit Committee oversees issues related to internal control over financial reporting and issues related to the Company’s risk tolerance in cash-management investments, and the Compensation Committee oversees risks related to compensation plans and programs, as discussed in greater detail below.  Board Committees meet regularly and report back to the full Board.  The Board also works with the Company’s management to assess, analyze and address the most likely areas of future risk for the Company.

Risk Assessment in Compensation Programs.

We have assessed the Company’s compensation programs.  Management assessed the Company’s executive and broad-based compensation and benefits programs to determine if the programs’ provisions and operations encourage or create undesired or unintentional risk of a material nature. This risk assessment process included:

•	a review of program policies and practices;
•	program analysis to identify risk and risk control related to the programs; and
•	determinations as to the sufficiency of risk identification, the balance of potential risk to potential reward and risk control.

Although we reviewed all compensation programs, we focused on the programs with variability of payout, with the ability of a participant to directly affect payout and the controls on participant action and payout.  The Company supports the use of base salary, performance-based compensation, and retirement plans that are generally uniform in design and operation throughout the Company.  In most cases, the compensation policies and practices are centrally designed and administered, and are substantially identical at each business unit, except that sales personnel are also eligible to receive sales commissions depending upon performance.  Programs may differ by country due to variations in local laws and customs.

Based on the foregoing, we believe that our compensation policies and practices do not create inappropriate or unintended significant risk to the Company as a whole and are not reasonably likely to have a material adverse effect on the Company. We also believe that our incentive compensation arrangements provide incentives that do not encourage risk-taking beyond the organization’s ability to effectively identify and manage significant risks; are compatible with effective internal controls and the risk management practices of the Company; and are supported by the oversight and administration of the Compensation Committee with regard to executive compensation programs.

Stockholder Communications with the Board

Stockholders may communicate with our Board by sending written correspondence to CoStar Group, Inc., Attention: Corporate Secretary, 1331 L Street N.W., Washington, DC 20005. Such communications will be opened by the Corporate Secretary. A copy of the contents will be made and retained by the Corporate Secretary and the contents will be promptly forwarded to the Chairman of the Nominating & Corporate Governance Committee. The Corporate Secretary together with the Chairman of the Nominating & Corporate Governance Committee and his duly authorized agents are responsible for collecting and organizing stockholder communications. Absent a conflict of interest, the Chairman of the Nominating & Corporate Governance Committee is responsible for evaluating the materiality of each stockholder communication and determining which stockholder communications are to be presented to the full Board, individual directors or other appropriate body.

Policy Regarding Attendance at Annual Meetings

CoStar encourages, but does not require, directors to attend the Annual Meetings of Stockholders. In 2010, three directors attended the Annual Meeting of Stockholders.

Codes of Conduct

CoStar has adopted a Code of Conduct for its directors. In addition, CoStar has adopted a separate Code of Conduct for its officers and employees, including its principal executive, financial and accounting officers, or persons performing similar functions. Copies of each of these codes may be found in the “Investors” section of the Company’s website at www.CoStar.com/Investors/Corpgovernance.aspx. We intend to disclose future amendments to certain provisions of our Codes, or waivers of such provisions granted to executive officers and directors, on the website within four business days following the date of such amendment or waiver.

Board Meetings and Committees

In accordance with applicable Delaware law and the Company’s Amended and Restated Bylaws, the business and affairs of the Company are managed under the direction of its Board. The Board, which is elected by the Company’s stockholders, is the ultimate decision-making body of the Company except with respect to those matters reserved to the stockholders. The Board selects, advises and monitors the performance of the Company’s senior management team, which is charged with the conduct of the Company’s business. The Board has established certain standing committees to assist it in fulfilling its responsibilities as described below.

During 2010, the Board of Directors held 5 meetings. The Board has Audit, Compensation and Nominating & Corporate Governance committees.  All directors attended at least 75% of the meetings of the Board and the committees of which they were members, which were held during the period in which each such director served in that capacity, except that David Bonderman participated in 43% of the meetings of the Board and the committees of which he was a member.

Board Committees

The following table sets forth the composition of each of our Board committees as of the date of this proxy statement as well as the number of meetings held by each committee in 2010.

Name	Audit Committee	Compensation Committee	Nominating & Corporate Governance Committee
Michael R. Klein		X	X
Andrew C. Florance
David Bonderman		X
Michael J. Glosserman	X
Warren H. Haber	X*	X
Josiah O. Low, III	X		X*
Christopher J. Nassetta		X*	X
Number of Meetings	5	2	1
____________
*Chairman of the Committee

Audit Committee.  The Board has determined that each of the current members of our Audit Committee is independent as defined under Rule 5605(a)(2) of the Nasdaq listing rules. In addition, the Board has determined that Committee members Haber, Glosserman and Low are “audit committee financial experts,” as defined by regulations promulgated by the SEC.  The Audit Committee’s responsibility is to assist the Board in fulfilling its oversight responsibilities as to accounting policies, internal controls, audit activities and reporting practices of the Company. The Audit Committee is also responsible for producing the report of the Audit Committee for inclusion in the Company’s proxy statement. The Audit Committee operates under a written charter adopted by the Board and reviewed annually by the Audit Committee.

Compensation Committee.  The Board has determined that each of the current members of our Compensation Committee is independent as defined under Rule 5605(a)(2) of the Nasdaq listing rules. The Compensation Committee operates under a written charter adopted by the Board and reviewed annually by the Compensation Committee.

The purpose of the Compensation Committee is to discharge the responsibilities of the Board relating to compensation of the Company’s executive officers and directors, as well as to produce the Compensation Committee report on executive compensation for inclusion in the Company’s proxy statement.  The Compensation Committee’s authority and responsibilities include:

•
overseeing the Company’s compensation structure, policies and programs for executive officers and assessing whether the compensation structure establishes appropriate incentives for the executive officers;

•
reviewing and approving corporate goals and objectives relevant to the compensation of the Chief Executive Officer and other executive officers of the Company, evaluating those executive officers’ performance in light of their goals and setting their compensation levels based on the Compensation Committee’s evaluation and the recommendations of the CEO;

•	approving stock options and other stock incentive awards for executive officers;
•	reviewing and approving the design of benefit plans pertaining to executive officers;
•	reviewing and recommending employment agreements for executive officers;
•	approving, amending or modifying the terms of any compensation or benefit plan that does not require stockholder approval; and
•	reviewing the compensation of directors for service on the Board and its committees and recommending changes in compensation to the Board.

In addition, the Board has designated the Compensation Committee as the Administrator of the Company’s 1998 Stock Incentive Plan, as amended (the “1998 Plan”), the Company’s 2007 Stock Incentive Plan, as amended (the “2007 Plan”), and the Company’s 2011 Cash Incentive Plan (the “2011 Incentive Plan”).  The Compensation Committee may delegate its duties or responsibilities to a subcommittee of the Compensation Committee, and it has authority to retain and to direct management to retain outside advisors and experts that it determines appropriate to assist with performance of its functions.

Our Chief Executive Officer and Chief Financial Officer make recommendations to the Compensation Committee for each element of compensation awarded to executives, but the Compensation Committee must approve each element of (and any changes to) executive compensation.  Periodically, the Compensation Committee also retains independent compensation consulting firms to assist it in gathering market data and to provide it with information about trends in compensation among comparable companies, determined based on factors such as market capitalization, annual revenues, service offerings, and potential competition for talent or business. The Compensation Committee retained Towers Perrin in each of 2008 and 2006, and utilized the findings from those studies in connection with the Company’s executive compensation decisions for 2010.  Further, the Compensation Committee retained Towers Watson (the successor to Towers Perrin) in 2010 in connection with executive compensation determinations for 2011 and long-term equity determinations for 2010 performance, as discussed below in the section titled “Compensation Discussion and Analysis” beginning on page 37 of this proxy statement. Towers Perrin (and its successor Towers Watson) reported directly to the Compensation Committee through its chair and, at the direction of the Compensation Committee chair, also worked directly with the Company’s management to develop materials and proposals with respect to executive officer compensation.  Other than its work advising the Compensation Committee with respect to executive compensation determinations for 2010 and 2011, Towers Watson did not perform any other work for the Compensation Committee or the Company in 2010.  In future years, the Compensation Committee plans at its discretion to retain Towers Watson (or another consulting firm) to update or perform new studies to be used in connection with its executive compensation decisions.

Nominating & Corporate Governance Committee.  The Board has determined that each of the current members of our Nominating & Corporate Governance Committee is independent as defined under Rule 5605(a)(2) of the Nasdaq listing rules. The purpose of the Nominating & Corporate Governance Committee is to identify individuals qualified to become Board members, recommend to the Board director candidates to be nominated at the Annual Meeting of Stockholders and perform a leadership role in shaping the Company’s corporate governance. The Nominating & Corporate Governance Committee operates under a written charter adopted by the Board and reviewed annually by the Nominating & Corporate Governance Committee.

All of the charters for the Company’s Board committees are available in the “Investors” section of the Company’s website at www.CoStar.com/Investors/Corpgovernance.aspx.

Report of the Audit Committee

The Audit Committee reviews the Company’s financial reporting process on behalf of the Board. Management has the primary responsibility for the financial statements and the reporting process. The Company’s independent registered public accounting firm is responsible for expressing an opinion on the conformity of the Company’s audited consolidated financial statements to generally accepted accounting principles.

In this context, the Audit Committee has reviewed and discussed with management and the independent registered public accounting firm the Company’s audited consolidated financial statements for 2010. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by applicable Public Company Accounting Oversight Board (PCAOB) rules.  In addition, the Audit Committee has received from the independent registered public accounting firm the written disclosures and the letter required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and the Audit Committee has discussed with the independent registered public accounting firm its independence from the Company and management. The Audit Committee has also considered whether the independent registered public accounting firm’s provision of non-audit services to the Company is compatible with the auditors’ independence.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in the Company’s annual report on Form 10-K for the year ended December 31, 2010, for filing with the SEC.

By the Audit Committee
of the Board of Directors
March 24, 2011

Warren H. Haber, Chairman
Michael J. Glosserman
Josiah O. Low, III

Director Compensation

The Compensation Committee of the Board annually reviews director compensation for service on the Board and for service on any Board committees and recommends director compensation and any changes to such compensation to the Board for approval.  The Board annually reviews and approves director compensation for Board and committee service based on the recommendations of the Compensation Committee.  Current non-employee director compensation is set out below.  Directors who are also employees of the Company do not receive any compensation for service on the Board in addition to their regular employee compensation.

Board Fees.  Each non-employee director, other than the Chairman of the Board, receives $20,000 annually as compensation for serving on the Company’s Board.

Attendance Fees.  Each non-employee director, other than the Chairman of the Board, receives $2,000 for each regular meeting of the Board attended in person or by telephone.

Chairman.  The Chairman of the Board receives $120,000 annually as compensation for services that he is required to perform in his role as Chairman.

Stock Grants.  Annually on the date of the first regular Board meeting following the date of the annual meeting of stockholders (typically, a date in September of the respective year): (a) each non-employee Board member is entitled to receive a restricted stock grant valued at least $72,000 on the date of grant; (b) the Chairperson of the Audit Committee also is entitled to receive a restricted stock grant valued at least $30,000 on the date of grant; (c) each member of the Audit Committee (other than the Chairperson) also is entitled to receive a restricted stock grant valued at least $15,000 on the date of grant; and (d) the Chairperson of each of the Compensation and Nominating & Corporate Governance Committees also is entitled to receive a restricted stock grant valued at least $15,000 on the date of grant.  The number of shares of restricted stock granted pursuant to each such restricted stock grant to the directors is determined by dividing the total dollar amount awarded by the closing price of the Company’s common stock on the date of grant.  Each award vests in equal installments on the first four anniversaries of the date of grant, as long as the director is still serving on our Board on the respective vesting date.

Pursuant to the Company’s 1998 and 2007 Plans and related award agreements, upon a change of control, all restrictions on stock grants will lapse.  For more detailed information, see “Change of Control Provisions under the Company’s 1998 and 2007 Plans” on pages 62-63.  In addition, under the 1998 and 2007 Plans, recipients of restricted stock are entitled to receive all dividends and other distributions, if any, paid with respect to the common stock.  The Compensation Committee will determine if any such dividends or distributions will be automatically reinvested in additional shares of restricted stock and subject to the same restrictions as the restricted stock or whether the dividend or distribution will be paid in cash.

Expenses.  Each non-employee director is entitled to reimbursement of his expenses for serving as a member of our Board, including expenses in connection with attending each meeting of the Board and each meeting of any committee.

Director Compensation Table for Fiscal Year 2010

The following Director Compensation table shows the compensation we paid in 2010 to our non-employee directors.

Name	Fees Earned or Paid in Cash(1) ($)	Stock Awards(2) ($)	Total ($)
Michael R. Klein, Chairman	$120,000	$72,017	$192,017
David Bonderman	$22,000	$72,017	$94,017
Michael J. Glosserman	$28,000	$87,037	$115,037
Warren H. Haber	$28,000	$102,014	$130,014
Josiah O. Low, III	$28,000	$102,014	$130,014
Christopher J. Nassetta	$28,000	$87,037	$115,037
__________
(1)	This column shows the amount of cash compensation earned in 2010 for Board and Committee service.
(2)
This column shows the aggregate grant date fair value of shares of restricted stock granted in 2010 to each non-employee director, computed in accordance with SEC rules.  Each non-employee director received one grant of restricted stock on September 2, 2010 for his service on the Board and any committees, as applicable.  Generally, the grant date fair value is the amount the Company expenses in its financial statements over the awards’ vesting period and is based on the closing price of our common stock on the date of grant, which was $43.41 on September 2, 2010.

The following table shows the number of shares of restricted stock granted to each non-employee director during 2010, as well as the aggregate number of shares of restricted stock and stock options held by each non-employee director as of December 31, 2010.

Name	Number of Shares of Restricted Stock Granted 9/2/10	Aggregate Shares of Unvested Restricted Stock Held as of 12/31/10	Aggregate Stock Options Held as of 12/31/10
Michael R. Klein, Chairman	1,659	4,126	19,000
David Bonderman	1,659	4,126	18,000
Michael J. Glosserman	2,005	4,572	0
Warren H. Haber	2,350	5,845	26,000
Josiah O. Low, III	2,350	5,845	20,000
Christopher J. Nassetta	2,005	4,985	15,000

Executive Officers and Key Employees

The following table lists our current executive officers and key employees:

Name	Age(1)	Years of Service(2)	Position
Andrew C. Florance*	47	24	Chief Executive Officer, President and Director
Brian J. Radecki*	40	14	Chief Financial Officer and Treasurer
John Stanfill*	43	16	Sr. Vice President of Sales and Customer Service
Jennifer L. Kitchen*	38	17	Sr. Vice President of Research
Paul Marples*	49	10(3)	Managing Director, CoStar UK Limited
Jonathan Coleman	46	11	General Counsel and Secretary
Frank Simuro	44	12	Chief Information Officer
Frank Carchedi	53	12(4)	Senior Vice President, Corporate Development
Susan Jeffress	45	22	Vice President, Customer Service
Ruijue Peng	53	17(3)	Chief Research Officer, PPR
Josh Scoville	39	13(3)	Director of U.S. Research, PPR
Dean Violagis	44	22	Vice President of Research
____________
*     Executive Officer.

(1) Age determined as of June 1, 2011.
(2) Years of service include the current year of service.
(3) Includes years of service with acquired companies.
(4) Includes all years of service with the Company, although not consecutive.

Information about Mr. Florance appears above under “Item 1 — Election of Directors.” Information about each of the other individuals in the table appears below.

Brian J. Radecki, our Chief Financial Officer and Treasurer, joined the Company in 1997 as our Corporate Controller.  Prior to his appointment as Chief Financial Officer in 2007, Mr. Radecki served as Vice President of Research Operations, the Company’s largest operating area, and before that he was Director of Accounting and Finance where he was involved in every aspect of the Company's accounting and finance functions in the United States and United Kingdom.  From February 2000 until February 2001, Mr. Radecki was Chief Financial Officer of Comps, Inc. (formerly a wholly owned subsidiary of the Company). Before joining CoStar, Mr. Radecki was the Accounting Manager at Axent Technologies, Inc. (“Axent”), a publicly-held international security software company. Prior to Axent, Mr. Radecki worked at Azerty, Inc. and the public accounting firm, Lumsden & McCormick, LLP, in Buffalo, NY. Mr. Radecki received a B.S. in business administration and a dual degree in both accounting and finance from the State University of New York at Buffalo.

John Stanfill, our Senior Vice President of Sales & Customer Service, joined us in June 1995 as an Account Executive for the New York City market.  Since then, he has held positions of increasing responsibility at CoStar, ranging from positions in business development and national market expansion to management of the Company’s Inside Sales Division.  Before being appointed Senior Vice President of Sales & Customer Service in June 2008, Mr. Stanfill held the positions of Senior Vice President of Marketing & Product Management from January 2008 to June 2008, Vice President of Product Management from December 2006 to December 2007, and Vice President of Outbound Sales from March 2004 to November 2006.  Mr. Stanfill received a B.A. from Boston University.

Jennifer L. Kitchen, our Senior Vice President of Research, joined CoStar in 1994 as a research analyst for the Company’s first New York City research team.  Prior to her appointment as Senior Vice President of Research in 2006, Ms. Kitchen held management positions with increasing responsibility.  Between 1995 and 1997, she led CoStar’s research expansion into the Los Angeles market and managed its research operations on the West Coast. In 1998, Ms. Kitchen established CoStar’s first field research and photography operations and was subsequently promoted to Director of Field Research and Photography. She was appointed Vice President of Field Research in 2004, where she led the Company’s overall field operations for collecting building-level data and photographing properties throughout the United States. Ms. Kitchen is currently responsible for our entire research operations. Ms. Kitchen holds a B.A. in history from Wellesley College.

Paul Marples, the Managing Director of our U.K. subsidiary, CoStar UK Limited, is in charge of our CoStar FOCUS service and our European operations.  Mr. Marples joined us upon the acquisition of Property Investment Exchange Limited (“Propex”), a provider of commercial property information and operator of an electronic platform that facilitates the exchange of investment property located in London, England, in February 2007.  Mr. Marples previously served as Managing Director of Propex from 2001 to 2007. Mr. Marples began his career in the commercial property industry in 1984, as a Chartered Surveyor for Weatherall Green and Smith (Atisreal) in London and Spain. From 1984 to 1996, Mr. Marples rose from Chartered Surveyor to Partner (London) to Managing Director (Spain) of Weatherall Green and Smith. In 1996, he established Brown Cooper Marples (BCM), a London-based investment brokerage firm where he served as Managing Director, before helping launch Propex beginning in 2001 through the consolidation of a number of property-related, Internet-based businesses. Mr. Marples received a M.A. in geography from Oxford University.

Jonathan Coleman, our General Counsel and Secretary, joined us in May 2000 as Deputy General Counsel. He has served as General Counsel and Secretary since July 2005. From October 1996 to May 2000, Mr. Coleman was a Trial Attorney with the U.S. Department of Justice’s Civil Division. Prior to that, Mr. Coleman was an associate at Fried, Frank, Harris, Shriver & Jacobson, where he practiced commercial litigation. Mr. Coleman received a B.A. in economics and public policy studies from Dickinson College and his J.D. from George Washington University.

Frank Simuro, our Chief Information Officer, joined the Company in December 1999 as Director of Information Systems. He served as Senior Vice President of Information Systems from May 2005 to January 2008. Prior to joining CoStar, Mr. Simuro was Director of Data Warehousing at GRC International (“GRC”). Prior to GRC, Mr. Simuro was a technology consultant specializing in operational efficiency and database technologies. Mr. Simuro received a M.S. in information systems from George Washington University and a B.A. in computer science from State University of New York — Geneseo.

Frank Carchedi, our Senior Vice President of Corporate Development, returned to the Company in June 2009, having served as our Chief Financial Officer and Treasurer from May 1997 through June 2007.  Between 2007 and 2009,  Mr. Carchedi was Chief Financial Officer of Avectra, Inc., a provider of enterprise and SAAS-based software and services.  Prior to 1997, he was with ITC Learning Corporation, a publicly held publisher and distributor of multi-media training products, where he had been Vice President, Treasurer and Chief Financial Officer since 1995. Prior to that, Mr. Carchedi was with Ernst & Young, LLP for ten years, most recently as a consultant in their New York Merger and Acquisitions Group and its Entrepreneurial Services Group in Washington, D.C.  He received a B.S. in accounting from Wake Forest University.

Susan Jeffress, our Vice President of Customer Service, joined the Company in August 1989 as our receptionist. Over the years, she has worked in almost all departments of the Company including research, operations, human resources and accounting. Ms. Jeffress moved into Customer Service in 1995 and helped create the Customer Service team as it operates today.  Ms. Jeffress received a B.A. in Psychology from University of California, Davis.

Ruijue Peng, Chief Research Officer, Property and Portfolio Research, Inc. (PPR), a wholly owned subsidiary of the Company, joined PPR in December 1994 as Director of Quantitative Research, in which role she was responsible for building PPR’s forecasting models and related analytics. Dr. Peng also served as PPR’s Chief Operating Officer from January 2005 to November 2006.  Most recently, Dr. Peng spearheaded the development of the CoStar Repeat-Sales Index. Prior to joining PPR, Dr. Peng was a research fellow at the Joint Center for Housing Studies of Harvard University. She earned an M.S. and Ph.D. from MIT, focusing on urban and real estate economics.

Josh Scoville, our Director of U.S. Research, PPR, joined PPR in 1998 as a Real Estate Economist and has been involved in multiple facets of market research, client services, and consulting over his career.  As Director of U.S. Research, Mr. Scoville manages the firm’s team of market analysts and property type specialists and is responsible for all qualitative analysis of property trends, investment forecasts, and research initiatives.  He received his B.A. magna cum laude from Boston College, where he double majored in Economics and Business Management.  He is also a CFA charter holder.

Dean L. Violagis, our Vice President of Research, joined us in 1989 as a research analyst. He has served as Vice President of Research since May 1996.  Over the years, he has been involved in the Company’s geographic market expansion. Mr. Violagis is responsible for data collection on institutional sales comparables nationwide.  Mr. Violagis received a B.A. in real estate finance from American University.

Continued on next page.

Stock Ownership Information

The following table provides certain information regarding the beneficial ownership of our common stock as of April 1, 2011, unless otherwise noted, by:

•
our Chief Executive Officer and President, our Chief Financial Officer, the three most highly compensated executive officers of the Company (other than the CEO and CFO) who were serving as executive officers on December 31, 2010, consisting of our three other executive officers (whom we refer to collectively in this proxy statement as the “named executive officers”);

•	each of our directors and director nominees;

•
each person we know to be the beneficial owner of more than 5% of our outstanding common stock (based upon Schedule 13D and Schedule 13G filings with the Securities and Exchange Commission, which can be reviewed for further information on each such beneficial owner’s holdings); and

•	all of our executive officers and our current directors as a group.
Name and Address(1)	Shares Beneficially Owned(1)	Percentage of Outstanding Shares(1)
Michael R. Klein(2)	429,675	2.06%
Andrew C. Florance(3)	481,914	2.29%
Brian J. Radecki(4)	79,222	*
John Stanfill(5)	76,324	*
Jennifer L. Kitchen(6)	40,904	*
Paul Marples(7)	30,874	*
David Bonderman(8)	289,667	1.39%
Michael J. Glosserman(9)	5,954	*
Warren H. Haber(10)	124,015	*
Josiah O. Low, III(11)	41,705	*
Christopher J. Nassetta(12)	26,690	*
David J. Steinberg	0	—
Baron Capital Group, Inc and related entities and person(13)	1,859,746	8.93%
Blackrock, Inc.(14)	1,090,166	5.24%
Daruma Asset Management, Inc. and related person(15)	1,074,540	5.16%
Janus Capital Management LLC(16)	1,452,865	6.98%
Kornitzer Capital Management, Inc.(17)	1,297,070	6.23%
Morgan Stanley and related entity(18)	1,881,803	9.04%
T. Rowe Price Associates, Inc.(19)	1,175,040	5.65%
TimesSquare Capital Management, LLC(20)	1,690,895	8.12%
All directors and executive officers as a group (11 persons)(21)	1,626,944	7.64%
____________
(1)
Unless otherwise noted, each listed person’s address is c/o CoStar Group, Inc., 1331 L Street, NW, Washington, DC  20005. Beneficial ownership, as determined in accordance with Rule 13d-3 under the Exchange Act, includes sole or shared power to vote or direct the voting of, or to dispose or direct the disposition of shares, as well as the right to acquire beneficial ownership within 60 days of April 1, 2011, through the exercise of an option or otherwise. Except as indicated in the footnotes to the table, we believe that the persons named in the table have sole voting and dispositive power with respect to their reported shares of common stock. The use of * indicates ownership of less than 1%. As of April 1, 2011, the Company had 20,814,699 shares of common stock outstanding.

(2)	Includes 19,000 shares issuable upon options exercisable within 60 days of April 1, 2011, as well as 4,126 shares of restricted stock that are subject to vesting restrictions.

(3)	Includes 274,355 shares issuable upon options exercisable within 60 days of April 1, 2011, as well as 41,185 shares of restricted stock that are subject to vesting restrictions.

(4)	Includes 44,008 shares issuable upon options exercisable within 60 days of April 1, 2011, as well as 20,958 shares of restricted stock that are subject to vesting restrictions.

(5)	Includes 24,250 shares issuable upon options exercisable within 60 days of April 1, 2011, as well as 45,684 shares of restricted stock that are subject to vesting restrictions.

(6)	Includes 30,032 shares issuable upon options exercisable within 60 days of April 1, 2011, as well as 6,034 shares of restricted stock that are subject to vesting restrictions.

(7)	Includes 13,066 shares issuable upon options exercisable within 60 days of April 1, 2011, as well as 5,901 shares of restricted stock that are subject to vesting restrictions.

(8)	Includes 18,000 shares issuable upon options exercisable within 60 days of April 1, 2011, as well as 4,126 shares of restricted stock that are subject to vesting restrictions.

(9)	Includes 4,572 shares of restricted stock that are subject to vesting restrictions.

(10)
Includes 6,000 shares held by Mr. Haber’s spouse and excludes 20,000 shares held by Mr. Haber’s adult son for which Mr. Haber disclaims beneficial ownership. Also includes 26,000 shares issuable upon options exercisable within 60 days of April 1, 2011, as well as 5,845 shares of restricted stock that are subject to vesting restrictions.

(11)
Includes 1,000 shares held by Mr. Low’s spouse for which Mr. Low disclaims beneficial ownership. Also includes 20,000 shares issuable upon options exercisable within 60 days of April 1, 2011, as well as 5,845 shares of restricted stock that are subject to vesting restrictions.

(12)	Includes 15,000 shares issuable upon options exercisable within 60 days of April 1, 2011, as well as 4,985 shares of restricted stock that are subject to vesting restrictions.

(13)
Number of shares beneficially owned is as of December 31, 2010 and is based on a Schedule 13G/A filed by Baron Capital Group, Inc. (“BCG”), BAMCO, Inc. (“BAMCO”), Baron Capital Management, Inc. (“BCM”) and Ronald Baron on February 14, 2011. BCG and Ronald Baron both had sole voting and sole dispositive power with respect to no shares, shared voting power with respect to 1,735,246 shares, and shared dispositive power with respect to 1,859,746 shares. BAMCO had sole voting and sole dispositive power with respect to no shares, shared voting power with respect to 1,627,300 shares, and shared dispositive power with respect to 1,747,300 shares. BCM had sole voting and sole dispositive power with respect to no shares, shared voting power with respect to 107,946 shares, and shared dispositive power with respect to 112,446 shares. The address of the reporting person is 767 Fifth Avenue, 49th Floor, New York, NY 10153.

(14)
Number of shares beneficially owned is as of December 31, 2010 and is based on a Schedule 13G filed by Blackrock, Inc. on February 3, 2011.  The reporting person had sole voting and sole dispositive power with respect to 1,090,166 shares, and shared voting and shared dispositive power with respect to no shares.  The address of the reporting person is 40 East 52nd Street, New York, NY 10022.

(15)
Number of shares beneficially owned is as of December 31, 2010 and is based on a Schedule 13G/A filed by Daruma Asset Management, Inc. (“Daruma”) and Mariko O. Gordon (“Gordon”) on February 14, 2011. The reporting persons had shared voting and shared dispositive power with respect to no shares, sole voting power with respect to 428,450 shares and sole dispositive power with respect to 1,074,540 shares. Gordon owns in excess of 50% of the outstanding voting stock and is the Chief Executive Officer of Daruma. Daruma and Gordon each disclaim beneficial ownership in any of the shares reported. The address of the reporting persons is 80 West 40th Street, 9th Floor, New York, NY  10018.

(16)
Number of shares beneficially owned is as of December 31, 2010 and is based on a Schedule 13G/A filed by Janus Capital Management LLC (“Janus Capital”) on February 14, 2011. The reporting person had sole voting and sole dispositive power with respect to 1,452,865 shares, and shared voting and shared dispositive power with respect to no shares. The address of the reporting person is 151 Detroit Street, Denver, CO 80206.  Janus Capital has a direct 94.5% ownership stake in INTECH Investment Management (“INTECH”) and a direct 77.8% ownership stake in Perkins Investment Management LLC (“Perkins”).  Due to this ownership structure, holdings for Janus Capital, Perkins and INTECH are aggregated in their Schedule 13G/A.

(17)
Number of shares beneficially owned is as of December 31, 2010 and is based on a Schedule 13G filed by Kornitzer Capital Management, Inc. on January 21, 2011. The reporting person had sole voting power with respect to 1,297,070 shares, shared voting power with respect to no shares, sole dispositive power with respect to 1,260,320 shares, and shared dispositive power with respect to 36,750 shares. The address of the reporting person is 5420 West 61st Place, Shawnee Mission, KS 66205.

(18)
Number of shares beneficially owned is as of December 31, 2010 and is based on a Schedule 13G/A filed by Morgan Stanley and Morgan Stanley Investment Management Inc. on February 9, 2011. Morgan Stanley had sole voting power with respect to 1,747,868 shares, shared voting and shared dispositive power with respect to no shares, and sole dispositive power with respect to 1,881,803 shares. Morgan Stanley Investment Management Inc. had sole voting power with respect to 1,384,608 shares, shared voting and shared dispositive power with respect to no shares, and sole dispositive power with respect to 1,518,543 shares. The securities being reported on by Morgan Stanley as a parent holding company are owned, or may be deemed to be beneficially owned, by Morgan Stanley Investment Management Inc., an investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E), as amended. Morgan Stanley Investment Management Inc. is a wholly owned subsidiary of Morgan Stanley. The address of the reporting person is 1585 Broadway, New York, NY 10036, and the address of Morgan Stanley Investment Management Inc. is 522 Fifth Avenue, New York, NY  10036.

(19)
Number of shares beneficially owned is as of December 31, 2010 and is based on a Schedule 13G filed by T. Rowe Price Associates, Inc. on February 9, 2011. The reporting person had sole voting power with respect to 233,700 shares, shared voting and shared dispositive power with respect to no shares, and sole dispositive power with respect to 1,175,040 shares. The address of the reporting person is 100 E. Pratt Street, Baltimore, MD 21202.

(20)
Number of shares beneficially owned is as of December 31, 2010 and is based on a Schedule 13G/A filed by TimesSquare Capital Management, LLC on February 9, 2011. The reporting person had sole voting power with respect to 1,427,295 shares, shared voting and shared dispositive power with respect to no shares, and sole dispositive power with respect to 1,690,895 shares. The address of the reporting person is 1177 Avenue of the Americas, 39th Floor, New York, NY 10036.

(21)	Includes 483,711 shares issuable upon options exercisable within 60 days of April 1, 2011, as well as 149,261 shares of restricted stock that are subject to vesting restrictions.

Equity Compensation Plan Information

The following table sets forth information with respect to the Company’s equity compensation plans approved by security holders. The Company does not have any equity compensation plans not approved by security holders. The information in this table is as of December 31, 2010.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants, and rights	Weighted-average exercise price of outstanding options, warrants, and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in the first column)
Equity compensation plans approved by security holders (1)	945,696	$36.10	1,557,855
Equity compensation plans not approved by security holders	0	N/A	0
__________
(1)
The Company’s 1998 Plan and the Company’s 2007 Plan provide for various types of awards, including options and restricted stock grants.  In April 2007, the Company’s Board of Directors adopted the 2007 Plan, subject to stockholder approval, which was obtained on June 7, 2007.  All shares of common stock that were authorized for issuance under the 1998 Plan that, as of June 7, 2007, remained available for issuance under the 1998 Plan (excluding shares subject to outstanding awards) were rolled into the 2007 Plan and, as of that date, no shares of common stock remained available for issuance pursuant to new awards under the 1998 Plan.  The 1998 Plan continues to govern unexercised and unexpired awards issued under the 1998 Plan prior to June 7, 2007.

Compensation Committee Interlocks and Insider Participation

Messrs. Nassetta, Bonderman, Haber and Klein, the current members of the Compensation Committee, are each non-employee directors. Mr. Klein serves as the Chairman of the Board of the Company. During 2010, none of the members of the Compensation Committee were officers or employees of the Company or any of its subsidiaries. During 2010, none of the Company’s executive officers served as a director or compensation committee member of any entity with an executive officer or director who served as a director or Compensation Committee member of the Company.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the following Compensation Discussion and Analysis section of the Company’s 2011 proxy statement. Based on its review and discussions with management, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K and this proxy statement.

By the Compensation Committee
of the Board of Directors

Christopher J. Nassetta, Chairman
Warren H. Haber
David Bonderman
Michael R. Klein

Compensation Discussion and Analysis

Compensation Philosophy and Objectives

The Company’s Compensation Committee (the “Committee”) is responsible for designing and maintaining the Company’s executive compensation program consistent with the objectives below. The Committee operates under a written charter approved by the Board.  For additional information about the Committee’s authority and its ability to delegate its authority, see the section of this proxy statement titled “Additional Information—Board Meetings and Committees—Compensation Committee” on page 28.  The Committee annually establishes and reviews all forms of direct compensation, including base salaries, annual incentive bonuses, and both the terms and types of equity awards, for the Company’s named executive officers as well as other officers of the Company.

The Company’s executive compensation program seeks to

•	link executive compensation with the achievement of overall corporate goals,
•	encourage and reward superior performance, and
•	assist the Company in attracting, motivating and retaining talented executives.

Accordingly, executive compensation is structured so that a significant portion of compensation paid to named executive officers is directly related to the Company’s short-term and long-term performance, thereby aligning the interests of named executive officers with those of the Company’s stockholders.  For example, as discussed below, a significant portion of the named executive officers’ opportunities under the Company’s cash incentive and equity compensation programs is tied to the Company’s achievement of revenue growth and earnings objectives. The Committee also recognizes that the market for executives in the commercial real estate information services industry is highly competitive, and therefore seeks to provide a competitive total compensation package so that the Company may maintain its leadership position in this industry by attracting, retaining, and motivating executives capable of enhancing stockholder value.

Determination of Executive Compensation

As part of the compensation review process, the Committee annually reviews and approves each element and the mix of compensation that comprises each named executive officer’s total compensation package.  Our Chief Executive Officer and Chief Financial Officer make recommendations to the Committee for each element of compensation awarded to named executive officers (including establishment of individual and corporate financial goals), but the Committee must approve each element of (and any changes to) a named executive officer’s compensation.  The Committee may consider a number of factors in establishing or revising each named executive officer’s total compensation, including individual performance, the Company’s financial performance, external market and peer group practices, current compensation arrangements, certain internal pay equity considerations and long-term potential to enhance stockholder value.  Particular factors considered by the Committee with respect to each element of executive compensation are discussed below.

Periodically the Committee also retains independent compensation consulting firms to assist it in gathering benchmarking data and to provide it with information about trends in compensation among comparable companies based on factors such as market capitalization, annual revenues, service offerings and potential competition for talent or business. The Committee believes that comparing the compensation of each of the Company’s named executive officers with executives in comparable positions at these peer companies supports the Committee’s goal that the total compensation provided to the Company’s named executive officers is set at an appropriate level to reward, attract and retain top performers over the long term.  In general, the Committee currently believes that compensation is competitive if it falls within +/- 15% of the median levels of the peer company data provided by its compensation consultant, as discussed below.  Therefore, the Committee targeted total direct compensation for 2010 at +/- 15% of the median levels of the peer company data, where available.  The Committee assesses each element of the compensation program within the whole, however, and may target certain elements of executive compensation at different levels (i.e. higher or lower than +/- 15% of the median levels of peer companies) depending on the Company’s current goals, individual achievement and internal pay equity considerations, as discussed in more detail below.  Changes to different elements may result in target compensation being higher or lower than +/- 15% of the median levels of the peer company data.  For example, in early 2011, the Committee determined to revise the target amounts for 2010 performance to increase the proportion of executives’ total compensation that is equity-based, as discussed below.  The target award values for the equity compensation component of the executives’ compensation for 2010 performance were set by the Committee so as to fall between the 50th and 75th percentile of the peer company data, where available.  If the target award values for equity compensation remain relatively consistent for 2011 or increase, target total direct compensation for 2011 will fall between the 50th and 75th percentile of the peer data in the 2010 Towers Watson study.  Where peer company data is not available, the Committee reviews individual responsibility and performance, prior compensation, external market and competitive practices, including survey data, and certain internal pay equity considerations when setting an executive officer’s compensation.

The Committee engaged an independent compensation consultant, Towers Perrin, in 2006 and again in 2008 to provide peer data, assess the competitiveness of the Company’s executive compensation program and identify potential modifications based on market practices and trends, the Company’s business priorities, structure and growth expectations, and view of management and the Committee.  The Committee engaged Towers Watson (the successor to Towers Perrin) in 2010 to update the peer data and to assess the competitiveness of the Company’s executive compensation program based on the updated study, internal equity considerations and the financial efficiency of the executive compensation program.  Because of a temporary suspension on pay increases for executive officers at the Company that was instituted in 2008, the Committee’s decisions regarding executive’s base salaries and cash incentive compensation for 2007 through 2010 were based on Towers Perrin’s recommendations resulting from its May 2006 engagement.  The Committee’s decisions regarding executive’s long-term incentive or equity compensation for 2010 were based on Towers Watson’s recommendations resulting from its 2010 engagement, which updated the data from the 2008 engagement.  Details of the Company’s executive compensation structure for 2010 are discussed below.

Towers Perrin and, subsequently, Towers Watson reported directly to the Committee through its chair when performing the executive compensation studies and, at the direction of the Committee chair, also worked directly with the Company’s management to develop materials and proposals with respect to named executive officer compensation.  In the future, the Committee plans at its discretion to retain Towers Watson or another consulting firm from time to time to update or perform new studies to be used in connection with its executive compensation decisions.

The following is the list of peer companies selected and approved by the Committee in 2006, based upon the recommendation of Towers Perrin, as comparable to the Company in terms of market capitalization and annual revenues, and in terms of service offerings and potential competition for talent or business:

• Advent Software, Inc.	• The Medicines Company
• Advisory Board Company	• Myogen Inc.
• ANSYS Inc.	• Onyx Pharmaceuticals Inc.
• Atwood Oceanics Inc.	• Quality Systems Inc.
• Brookline Bancorp Inc.	• Shuffle Master Inc.

• Commercial Net Lease Realty	• Sycamore Networks Inc
• Cyberonics Inc.	• TALX Corp.
• Entertainment Properties Trust	• Theravance Inc.
• Idenix Pharmaceuticals Inc.	• TrustCo Bank Corp NY
• Immucor Inc.	• CSG Systems International Inc.
• IXIA	• Infocrossing Inc.
• LCA-Vision Inc	• LoopNet Inc.
• Matria Healthcare Inc	• Move Inc.

The 2006 Towers Perrin study also considered general industry pay data (based on a survey prepared by Towers Perrin) for comparably sized companies based on annual revenues, as well as data processing and information services industry pay data.  The Committee was not made aware of the names of the companies who participated in Towers Perrin’s surveys of general industry pay data and data processing and information services industry pay data.

As indicated above, a temporary suspension on pay increases for executive officers at the Company was instituted in 2008 commencing with 2009 executive compensation.  Therefore, named executive officers’ base salaries and cash incentive awards for 2010 continue to be based on metrics that were put in place in 2007, which were based on the 2006 Towers Perrin study.  Accordingly, the Committee did not use data from the 2008 Towers Perrin study or the 2010 Towers Watson study in setting named executive officers’ base salaries and cash incentive award targets for 2010.

In connection with its engagement in 2010, Towers Watson recommended a revised list of peer companies.  The following is the list of peer companies selected and approved, based upon the recommendation of Towers Watson, as comparable to the Company in terms of size (including revenues, earnings and market capitalization), business model and financial performance.

• Advent Software, Inc.	• Liquidity Services Inc.
• Advisory Board Company	• LoopNet Inc.
• Arbitron Inc.	• Morningstar Inc.
• Blackbaud Inc.	• Move Inc.
• Blackboard Inc.	• NeuStar Inc.
• comScore Inc.	• RealPage, Inc.
• Corporate Executive Board Company	• Rightnow Technologies Inc.
• DealerTrack Holdings Inc.	• Taleo Corp.
• Digital River Inc.	• TradeStation Group Inc.
• ExlService Holdings Inc.	• Travelzoo Inc.
• FactSet Research Systems Inc.	• Ultimate Software Group Inc.
• Forrester Research Inc.	• Vocus Inc.
• Global Traffic Network Inc.	• WebMD Health Corp.
• Harris Interactive Inc.	• Wright Express Corp.
• Lionbridge Technologies Inc.

The 2010 Towers Watson study also considered general industry executive compensation data from Towers Watson’s 2010 Executive Compensation Databank and Top Management Compensation Reports, size-adjusted based on CoStar’s annual revenues.  The Committee was not made aware of the names of the companies included in Towers Watson’s general industry executive compensation data.

Where available, the Committee utilized peer company data from the 2010 Towers Watson study as the primary competitive benchmark when evaluating the executives’ long-term equity incentive awards for 2010 performance, as the peer company data reflects higher growth companies believed to be more similar to CoStar (as opposed to more mature general industry companies reflected in the survey data).  In those cases where peer data was unavailable, the Committee took into account previous equity awards to the respective named executive officers as well as internal pay equity considerations.  Towers Watson’s preliminary findings and recommendations from its engagement in 2010 were presented to Mr. Nassetta in early 2011 and final findings and recommendations were presented to the full Committee in February 2011.

As discussed in more detail on pages 50-51 of this proxy statement under “Target Equity Incentive Awards Granted in 2011,” on March 4, 2011, after reviewing and discussing the 2010 Towers Perrin study and its recommendations, including information regarding external market and peer group practices, as well as current compensation arrangements and internal pay equity considerations, the Committee increased the long-term incentive target award values for 2010 performance for the Chief Executive Officer, the Chief Financial Officer and the Senior Vice President of Sales and Customer Service.

The Committee has designed the executive compensation program to align executives’ compensation with the Company’s performance and to enable the Company to attract, motivate and retain talented executives and reward superior performance.  The Committee reevaluates and approves executive compensation each year and, as indicated above, may retain consulting firms in the future to assist with updating or performing studies to be used to assist with executive compensation decisions.

Elements of the Compensation Program

The Company’s executive compensation program consists primarily of base salary, annual cash bonuses and an annual award of restricted stock and stock options.  Additionally, our U.S. named executive officers are eligible to receive Company-paid matching contributions to their 401(k) plan accounts, as well as health insurance and other welfare benefits that are generally available to the Company’s U.S. employees.  Our U.K. named executive officer is eligible to receive compensation in the form of a pension scheme contribution to a defined contribution plan and Company-paid private medical insurance as required by law. As discussed more fully below, our Senior Vice President of Sales and Customer Service, John Stanfill, also is eligible to receive commission payments based on monthly production of our U.S. sales force as a component of his total compensation.

Each year, the Committee approves a compensation arrangement for each of its named executive officers that specifies a named executive officer’s (i) base salary, (ii) annual cash bonus based on a percentage of base compensation subject to achievement of individual and corporate goals, and (iii) equity awards, including restricted stock that is granted based on achievement of corporate goals and stock options, both of which vest over time and/or in full after a specified period of time. Each of these components is discussed in further detail below. Overall, the Company strives to motivate its executives with straightforward, transparent and competitive compensation arrangements intended to reward excellent individual and corporate performance and enhance stockholder value.

Base Salaries

Base salaries provide a minimum, fixed level of cash compensation for the named executive officers.  Salary levels are reviewed annually by the Committee.  In establishing salary levels, the Committee considers each executive’s individual responsibilities and performance, prior base salary and total compensation, the pay levels of similarly situated executives within the Company, market data on base salary and total compensation levels (including Towers Perrin peer group and survey data) and current market conditions.  For 2010, due to the continuing weakness of the global economic environment, the Company and the Committee continued the temporary suspension on pay increases for executive officers at the Company implemented in 2008 in order to stabilize costs and minimize new spending.  Therefore, the Committee did not award base salary increases to the named executive officers for 2010, and their 2010 base salaries were the same as they were for 2008 and 2009.  Named executive officers’ base salaries for 2010 were within +/- 15% of the median presented in the 2006 Towers Perrin market data for base salaries, except for Mr. Marples for whom market data was not available.  Mr. Marples base salary was originally established when he joined the Company as part of the Company’s acquisition of Property Investment Exchange Limited (Propex) in February 2007. Subsequently, in 2008, the Committee reviewed and increased Mr. Marples annual salary based upon his individual responsibility and performance, prior base salary, external market and competitive practices and certain internal pay equity considerations.  The annual base salaries of our named executive officers effective as of January 1, 2010 were as follows:

2010 Base Salaries

Name	Title	Annual Base Salary
Andrew C. Florance	CEO & President	$456,560
Brian J. Radecki	CFO & Treasurer	$249,600
John Stanfill	Sr. Vice President, Sales & Customer Service	$250,000
Jennifer L. Kitchen	Sr. Vice President, Research	$197,600
Paul Marples	Managing Director, CoStar UK Limited	$224,966	(1)
__________
(1)
All dollar amounts listed for Mr. Marples have been converted from British pounds using a conversion rate of 1.55, which is the average exchange rate for the period from January 1, 2010 to December 31, 2010.

As a result of improving market conditions, the Company began lifting its temporary suspension on pay increases companywide throughout the second half of 2010 and early 2011.  Therefore, the Committee determined to reassess the named executive officers’ base salaries for 2011.  The 2010 Towers Watson study found that overall the named executive officers’ base salaries were more than 10% below the median levels of the peer company and/or survey data.  Based on the 2010 Towers Watson study and in recognition of individual performance, the Committee reviewed base salaries in early 2011 and determined to increase the 2011 salaries for the named executive officers to bring them within +/- 15% of the median levels of the peer company and/or survey data provided by the 2010 Towers Watson study thereby making them more competitive in the marketplace.  The annual base salaries of our named executive officers effective as of March 7, 2011 are as follows:

2011 Base Salaries

Name	Title	Annual Base Salary
Andrew C. Florance	CEO & President	$512,500
Brian J. Radecki	CFO & Treasurer	$290,000
John Stanfill	Sr. Vice President, Sales & Customer Service	$295,000
Jennifer L. Kitchen	Sr. Vice President, Research	$205,500
Paul Marples	Managing Director, CoStar UK Limited	$239,491	(1)
__________
(1)
All dollar amounts listed for Mr. Marples have been converted from British pounds using a conversion rate of 1.55, which is the average exchange rate for the period from January 1, 2010 to December 31, 2010.

Annual Cash Incentive Program

The Committee administers an annual cash incentive program under which the Company’s named executive officers may earn a cash incentive bonus based on a fixed target percentage of base salary during the fiscal year, if individual and corporate performance objectives for the fiscal year are achieved. At the beginning of each year, the Committee establishes individual goals for each named executive officer based upon recommendations from our Chief Executive Officer, as well as Company financial goals that apply to all named executive officers that are based upon recommendations from our Chief Executive Officer and our Chief Financial Officer. The Committee determines the target percentages of base pay for each named executive officer based on market and competitive conditions, peer company practices, and internal pay equity considerations.  The Committee also determines the weighting of the various individual and Company financial goals, based upon position and functional accountability and responsibility, as well as recommendations from our Chief Executive Officer.  The target percentages and weighting of the various individual and Company financial goals may vary among the named executive officers and are subject to change from year to year.  The Committee seeks to establish performance goals that are challenging but realistic given the expected operating environment at the time they are established.  These performance goals are intended to focus named executive officers on achieving the Company’s financial and operating goals.  After the completion of each year, the Committee reviews individual and Company performance to determine the extent to which the goals were achieved and the actual cash bonuses to be paid to the named executive officers.

In the Committee’s view, the use of annual performance-based cash incentive bonuses creates a direct link between executive compensation and individual and corporate performance.  The following table shows each named executive officer’s fiscal 2010 minimum, target, and maximum awards, which are expressed as a percentage of his or her base salary:

Name	Title	Minimum	Target	Maximum
Andrew C. Florance	CEO & President	0%	75%	150%
Brian J. Radecki	CFO & Treasurer	0%	40%	80%
John Stanfill(1)	Sr. Vice President, Sales & Customer Service	0%	25%	50%
Jennifer L. Kitchen	Sr. Vice President, Research	0%	55%	110%
Paul Marples	Managing Director, CoStar UK Limited	0%	40%	80%
__________
(1)
Mr. Stanfill’s target percentage is lower relative to other named executive officers because he also is eligible to receive commission payments based on achievement of Company-based performance objectives described below.

As indicated above, due to weak market conditions, the Company continued its temporary suspension on pay increases for executive officers at the Company in 2010 in an effort to stabilize costs and minimize new spending.  Therefore, the target amounts for the 2010 cash incentive awards were not increased from 2008 and 2009 target amounts.  These targets generally represent compensation in the 50th to 75th percentile of the 2006 Towers Perrin market data for annual cash bonuses and were originally implemented in 2008 based primarily on peer group and survey data, previous cash incentive awards granted (if applicable) and internal pay equity considerations.  The annual cash incentive plan provides each named executive officer with the potential to earn awards up to two times the amount of their target for exceptional performance as measured against pre-established metrics and goals, each of which is discussed below.

Each named executive officer may earn an incentive bonus equal to, greater than or less than the target percentage of his or her base salary depending on whether the individual and the Company achieve the specified performance objectives. These objectives include individual qualitative performance goals (except for our Chief Executive Officer), as well as Company-wide financial goals. For 2010, the Committee selected Company-wide financial goals based on the Company’s achievement of:  (1) annual revenue targets included in the Company’s 2010 operating plan approved by the Company’s Board at the beginning of 2010 (the “2010 Operating Plan”); and (2) net income (loss) before interest, income taxes, depreciation and amortization (“EBITDA”) targets included in the 2010 Operating Plan.  EBITDA is our GAAP-basis net income (loss) before interest, income taxes, depreciation and amortization.  These financial goals were selected by the Committee because it believes that revenue and EBITDA are good measures of stockholder value.

The individual performance goals established for the named executive officers at the beginning of 2010 are strategic and leadership goals tailored to the individual’s position and focused on the Company’s strategic initiatives. The individual goals assist the Committee in assessing the named executive officer’s individual performance in key areas that help drive the Company’s operating and financial results. The use of both individual and corporate goals advances the Company’s executive compensation philosophy that individual executives be held accountable for both their own individual performance as well as the Company’s performance.  Based on peer data from the 2006 and 2008 Towers Perrin studies, which indicate that more commonly the chief executive officer’s annual incentive is tied solely to corporate results, and the Committee’s determination that it is in the best interests of the Company to have our Chief Executive Officer’s annual incentive award based exclusively on the financial performance of the Company, Mr. Florance’s incentive cash award is not based on achievement of individual performance goals.

Performance goals and the weighting given to each may change in the Committee’s discretion from year to year.  The measures and the relative weighting of individual and corporate financial performance goals for each of the named executive officers is reviewed by the Committee annually at the beginning of the respective year.  The Chief Executive Officer proposes to the Committee for its consideration changes to the measures and the weighting of the performance goals based on the Company’s current strategic initiatives and goals.  The weighting of the individual and corporate objectives for the named executive officers for 2010 is shown in the table below.

2010 Performance Against Corporate and Individual Objectives

In March 2011, the Committee assessed the Company’s and each named executive officer’s achievement of the goals and targets for 2010 that had been established at the beginning of 2010. Information regarding the target percentages of base salary for each named executive officer’s 2010 cash incentive award, percentage of target achieved and actual 2010 cash incentive awards paid to each named executive officer, as well as the weighting of individual and financial performance goals for 2010, are shown in the table below.  A description of 2010 performance compared to the corporate and individual goals follows the table.

2010 Annual Cash Incentive Awards

Name	Title	Target as a % of Salary	Percentage of Target Achieved	Actual Award as a % of Salary	Actual Cash Award ($)	Individual Goals as a % of Target Award	Revenue Target as a % of Target Award	EBITDA Target as a % of Target Award
Andrew C. Florance(1)	CEO & President	75%	102.4%	76.8%	$350,559	0%	50%	50%
Brian J. Radecki(2)	CFO & Treasurer	40%	136.7%	54.7%	$136,487	45%	25%	30%
John Stanfill(3)	Sr. Vice President, Sales & Customer Service	25%	90.0%	22.5%	$56,250	100%	0%	0%
Jennifer L. Kitchen(4)	Sr. Vice President, Research	55%	70.0%	38.5%	$76,059	50%	20%	30%
Paul Marples(5)	Managing Director, CoStar UK Limited	40%	38.5%	15.4%	$34,650	30%	30%	40%
____________
(1)	As discussed above, Mr. Florance’s 2010 annual cash incentive award is based solely on corporate performance goals.
(2)
The Committee increased the emphasis on Mr. Radecki’s individual goals in 2010 over 2009.  Mr. Radecki’s 2010 goals reflect the Company’s increased focus on leadership and operations, including integration of recent and potential acquisitions, future growth, and creating efficiency in Company operations.  In addition, because of the Company’s increased focus on earnings, the Committee decided to increase the weight of the EBITDA target as compared to the revenue target for all named executive officers except Messrs. Florance and Stanfill.

(3)
Mr. Stanfill’s cash incentive award is based solely on his achievement of individual goals because a different element of his incentive compensation is based on the achievement of Company-wide goals.  Specifically, he is entitled to receive commission payments based on a percentage of the Company’s U.S. monthly net new contract amounts.

(4)
The weighting for Ms. Kitchen’s individual goals remained unchanged in 2010 from 2009.  Ms. Kitchen’s individual goals consist of strategic, operational goals that the Committee deems important in connection with the Company’s growth and development, but which may not result in immediate financial results.  Therefore, the Committee determined to continue the emphasis on achievement of her individual goals compared to the corporate performance goals.  In addition, because of the Company’s increased focus on earnings, the Committee decided to increase the weight of the EBITDA target as compared to the revenue target for all named executive officers except Messrs. Florance and Stanfill.

(5)
The weighting for Mr. Marples’ individual goals remained unchanged in 2010 from 2009.  Because of the Company’s increased focus on earnings, the Committee decided to increase the weight of the EBITDA target as compared to the revenue target for all named executive officers except Messrs. Florance and Stanfill.  Mr. Marples’ financial goals for 2010 are based on CoStar UK Limited’s, a wholly owned subsidiary of the Company, achievement of annual revenue and EBITDA targets included in the Company’s 2010 Operating Plan approved by the Company’s Board at the beginning of 2010.  All dollar amounts used in the discussion of Mr. Marples’ compensation have been converted from British pounds using a conversion rate of 1.55, which is the average exchange rate for the period from January 1, 2010 to December 31, 2010.

Individual Performance Goals for 2010 Annual Cash Incentive Awards

Individual performance goals vary by position, functional accountability and responsibility, and may include, among other goals, department-specific financial goals, the development and release of new services, the implementation of geographic and/or service expansion plans, the implementation of customer service and quality control measures and database growth objectives.  For example, as Chief Financial Officer, Mr. Radecki’s 2010 individual performance goals include reducing the Company’s costs, facilitating the Company’s mergers and acquisitions activity and effectively communicating with the Company’s investor base and analysts, among others.  As Senior Vice President of Sales and Customer Service, Mr. Stanfill’s 2010 individual performance goals include reducing costs, developing the sales force and improving training methods, among others.  As Senior Vice President of Research and Managing Director of CoStar UK Limited, Ms. Kitchen’s and Mr. Marples’ respective 2010 individual performance goals include reducing costs, developing and releasing new services, and data quality and accuracy controls, among others.  As indicated below, the Chief Executive Officer’s annual cash incentive award is based solely on corporate performance.  The goals described above are representative of the types of goals implemented annually for the named executive officers.  The Company is not disclosing the named executive officers’ specific individual performance goals because they are based on key short-term operational objectives that would signal the Company’s strategic direction and could be used by competitors to gain insight into market dynamics.  Individual goals could also be used by competitors to target recruitment of key personnel.

The Committee sets aggressive individual performance criteria for annual cash incentive awards that are challenging but realistic to achieve in order to motivate named executive officers to excel and perform at a high level and to focus on overall corporate objectives.  Named executive officers could receive between 0% and 200% credit for the individual performance component of their annual cash incentive depending upon achievement of established goals for 2010.  This percentage credit is then multiplied by the weighting applicable to the individual performance component of the cash incentive award.  The Committee determines the credit earned for achievement of the individual performance criteria based upon recommendations from our Chief Executive Officer.  The Committee intends to set the individual performance criteria for the annual cash incentive awards such that the relative difficulty of achieving the target level is consistent from year to year.  With respect to awards for fiscal years 2007 through 2010, the named executive officers earned between 40% and 180% credit for their individual goals.  The table below sets forth the percentage of individual performance goals achieved by each of the named executive officers for the 2010 annual cash incentive award, as determined by the Committee in early 2011.

Name	Title	Percentage of Individual Performance Goals Achieved
Andrew C. Florance(1)	CEO & President	—
Brian J. Radecki	CFO & Treasurer	180%
John Stanfill	Sr. Vice President, Sales & Customer Service	90%
Jennifer L. Kitchen	Sr. Vice President, Research	40%
Paul Marples	Managing Director, CoStar UK Limited	65%
_______________
(1)	Mr. Florance’s 2010 cash incentive award was based solely on corporate revenue and EBITDA targets.

Revenue Target for 2010 Annual Cash Incentive Awards

The 2010 revenue target for the named executive officers other than Mr. Marples was $224.6 million in revenue earned by the Company, while Mr. Marples’ revenue target was £12.5 million in revenue earned by CoStar UK Limited.  Named executive officers could receive between 0% and 200% credit for the revenue component of their annual cash incentive, depending upon actual revenue earned in 2010.  If the revenue earned was equal to the target, the named executive officers would receive 100% credit for the revenue component of the goals.  If the revenue earned was equal to 95% of the target, the named executive officers would receive 50% credit for the revenue component of the goals, while the named executive officers would not receive any credit towards the revenue component of the goals if the revenue earned was below 95% of the target.  If the revenue earned was equal to 105% of the target, the named executive officers would receive 200% credit for the revenue component of the goals, while revenue above 105% of the target would not increase the percentage credited for that component of the award above 200%.  If actual annual revenue falls between 95% and 105% (or more) of the revenue target, the named executive officers would receive a corresponding percentage (between 50% and 200%) of credit for the revenue component of the goals.  The percent credited for the revenue component of the goals is then multiplied by the weighting applicable to the revenue component of the cash incentive award.  The Company’s revenue for 2010 was $226.3 million, and the named executive officers (other than Mr. Marples) received credit for 100.7% achievement of the 2010 revenue target ($224.6 million).  CoStar UK Limited’s revenue for 2010 was £12.0 million, and Mr. Marples received credit for 96.3% achievement of his 2010 revenue target (£12.5 million).

EBITDA Target for 2010 Annual Cash Incentive Awards

The 2010 EBITDA target for the named executive officers other than Mr. Marples was $37.9 million in EBITDA earned by the Company, while Mr. Marples’ EBITDA target was negative £689,000 in EBITDA earned by CoStar UK Limited.  Named executive officers could receive between 0% and 200% credit for the EBITDA component of their annual cash incentive, depending upon actual EBITDA achieved for 2010.  If the EBITDA earned was equal to the target, the named executive officers would receive 100% credit for the EBITDA component of the goals.  If the EBITDA earned was equal to 80% of the target, the named executive officers would receive 50% credit for the EBITDA component of the goals, while the named executive officers would not receive any credit towards the EBITDA component of the goals if the EBITDA earned was below 80% of the target.  If the EBITDA earned was equal to 120% of the target, the named executive officers would receive 200% credit for the EBITDA component of the goals, while EBITDA above 120% of the target would not increase the percentage credited for that component of the award above 200%.  If actual annual EBITDA falls between 80% and 120% (or more) of the EBITDA target, the named executive officers would receive a corresponding percentage (between 50% and 200%) of credit for the EBITDA component of the goals.  The percent credited for the EBITDA component of the goals is then multiplied by the weighting applicable to the EBITDA component of the cash incentive award.  The Company’s EBITDA for 2010 was $36.4 million, and the named executive officers (other than Mr. Marples) received credit for 96.1% achievement of the 2010 EBITDA target ($37.9 million).  CoStar UK Limited’s EBITDA for 2010 was negative £2.4 million, and Mr. Marples received no credit for this component of his award.

2011 Annual Cash Incentive Awards

As a result of improving market conditions, the Company began lifting its temporary suspension on pay increases companywide throughout the second half of 2010 and early 2011.  Therefore, in March 2011, the Committee reassessed the named executive officers target and maximum award values with respect to the 2011 cash incentives.  The 2010 Towers Watson study found that, except for Mr. Stanfill and Ms. Kitchen, the named executive officers’ target award values were below the median levels of the peer company and/or survey data.  Based on the 2010 Towers Watson study and in recognition of individual performance, the Committee reviewed 2011 target and maximum award values in early 2011 and determined to increase the 2011 target and maximum award values for Mr. Florance and Mr. Radecki to set them at the median levels of the peer company data provided by the 2010 Towers Watson study, thereby making them more competitive in the marketplace.  In addition, because Mr. Stanfill’s potential compensation, including potential commission payments, increased for 2011, the Committee reduced his 2011 target and maximum award values to balance out his target cash incentive compensation and overall compensation package. The Committee reviewed and left unchanged Ms. Kitchen’s and Mr. Marples’ target and maximum award values for 2011 based upon their individual responsibilities, competitive practices and certain internal pay equity considerations.

The following table shows each named executive officer’s fiscal 2011 minimum, target, and maximum awards, which are expressed as a percentage of his or her base salary:

Name	Title	Minimum	Target	Maximum
Andrew C. Florance	CEO & President	0%	100%	200%
Brian J. Radecki	CFO & Treasurer	0%	55%	110%
John Stanfill(1)	Sr. Vice President, Sales & Customer Service	0%	10%	20%
Jennifer L. Kitchen	Sr. Vice President, Research	0%	55%	110%
Paul Marples	Managing Director, CoStar UK Limited	0%	40%	80%
______________
(1)
Mr. Stanfill’s target percentage is lower relative to other named executive officers because he also is eligible to receive commission payments based on achievement of Company-based performance objectives described below.

In March 2011, the Committee approved the named executive officers’ individual goals and determined the relative weighting of individual and corporate financial performance goals for the 2011 cash incentive awards to be paid in early 2012.  As indicated above, individual performance goals vary by position, functional accountability and responsibility, and may include department-specific financial goals, the development and release of new services, the implementation of geographic and/or service expansion plans, the implementation of customer service and quality control measures and database growth objectives, among others.  The named executive officers individual and corporate goals for 2011 include goals similar to those described for the 2010 annual cash incentive awards.  As indicated below, the Chief Executive Officer’s 2011 annual cash incentive award is based solely on corporate performance.

In order for the weightings of the goals used for the annual cash incentive awards to best support the Company’s current business and strategic objectives, in early 2011, the Committee revised the weightings from those in place for 2010 awards for all named executive officers except Messrs. Florance and Kitchen.  The weighting of the goals for Mr. Radecki and Mr. Stanfill was revised to give more weight to the EBITDA target, which reflects the Company’s emphasis on overall earnings.  Mr. Stanfill’s goals do not have a revenue component because he already earns commissions based on the Company’s monthly net new sales.  Mr. Marples’ weighting was revised to reflect the emphasis in our international segment on sales and revenue.  Ms. Kitchen’s weighting was not revised and the emphasis continues to be placed on her individual goals, which consist of strategic, operational goals that the Committee deems important in connection with the Company’s growth and development.  The Committee continues to believe that it is in the best interest of the Company to have Mr. Florance’s cash incentive award based exclusively on the financial performance of the Company.  The relative weighting of individual and financial performance goals for each of the current named executive officers for 2011 are set forth in the table below:

Name	Title	Individual Goals as a % of Target Award	Revenue Target as a % of Target Award	EBITDA Target as a % of Target Award
Andrew C. Florance(1)	CEO & President	0%	50%	50%
Brian J. Radecki	CFO & Treasurer	20%	30%	50%
John Stanfill	Sr. Vice President, Sales & Customer Service	50%	0%	50%
Jennifer L. Kitchen	Sr. Vice President, Research	50%	20%	30%
Paul Marples(2)	Managing Director, CoStar UK Limited	20%	50%	30%
_____________
(1)	Similar to his 2010 annual cash incentive award, Mr. Florance’s 2011 annual cash incentive award is based solely on achievement of corporate performance goals.
(2)
Mr. Marples’ financial goals for 2011 are based on CoStar UK Limited’s, a wholly owned subsidiary of the Company, achievement of annual revenue and EBITDA targets included in the Company’s 2011 operating plan approved by the Company’s Board at the beginning of 2011.

Commission Payments

In addition to an annual cash incentive award, Mr. Stanfill is entitled to receive monthly commissions based on a percentage of the Company’s U.S. monthly net new contract amounts. Mr. Stanfill’s annual cash incentive award target described above is less than other named executive officers because he is entitled to receive these commission payments. The commission payments provide incentive for Mr. Stanfill to continue to grow the Company’s business and generate revenues, and the rates of payment are set to provide challenging but achievable goals to motivate Mr. Stanfill to maintain his focus on sales of the Company’s subscription-based services, the Company’s primary source of revenue.  The Company is not disclosing the specific commission rates because they are based on key operational objectives that would signal the Company’s strategic direction and also could be used by competitors to target recruitment of Mr. Stanfill.  The total commission payments paid to Mr. Stanfill for 2010 are shown in the Summary Compensation Table on page 54 of this Proxy Statement.  Mr. Stanfill did not earn any commission payments for 2008 or 2009.

Equity Incentive Plan

The Committee has designed the executive equity incentive compensation program to achieve its goal of aligning executive incentives with long-term stockholder value and with a view toward executive retention. The Committee believes that equity-based compensation and executive ownership of the Company’s stock help support the Committee’s goal that the Company’s named executive officers have a continuing stake in the long-term success of the Company.

Each named executive officer is eligible to receive equity awards under the Company’s 2007 Stock Incentive Plan, as amended (the “2007 Plan”). The Committee generally grants time-based restricted stock and/or stock options to each executive when he or she joins the Company or upon promotion to an executive position as an incentive to accept employment and become a member of the Company’s executive team.  As set forth in more detail below, the Committee currently also makes annual grants of equity awards as part of the executive compensation program, including performance-based restricted stock and stock options.  The amount of performance-based restricted stock granted each year is based on the Company’s performance during the prior year, and both of these awards are subject to a three-year vesting period from the date of grant.

The current performance measures selected by the Committee for determination of the restricted stock award amounts are revenue and EBITDA and each is weighted equally.  The revenue and EBITDA goals are aligned with those for the annual cash incentive plan.  The Committee chose these metrics for the plan because of its belief that they are currently the most relevant measures of the Company’s financial performance and are a good measure of stockholder value.  The performance criteria established by the Committee for performance-based restricted stock awards granted in early 2010 based on 2009 performance are described further below under the caption “2009 Performance-Based Stock Awards.”  The performance criteria established by the Committee for performance-based restricted stock awards granted in early 2011 based on 2010 performance are described further below under the caption “2010 Performance-Based Stock Awards.”

The Committee decided to grant a mix of equity awards because each type of award helps achieve some of the objectives of the executive compensation program. Stock options provide value to the holder only if the price of the Company’s common stock has increased from the grant date at the time the option is exercised. In contrast, restricted stock awards have value when they vest regardless of the stock price, so they have retention value even if the Company’s common stock price declines or stays flat. Stock options motivate executive officers by providing greater potential upside while restricted stock awards  promote executive retention, focus executives’ attention on total stockholder return and balance the Company’s compensation program. The Committee believes that the use of multi-year vesting periods for equity awards (for both stock options and restricted stock) emphasizes a longer-term perspective and therefore encourages executive retention. All stock option and restricted stock awards vest over three years from the date of grant.

The Company’s executive compensation program, including the long-term equity incentive plan, is subject to change at the Committee’s discretion.  The Committee will determine the actual terms of any future grant of options or restricted stock.  The details of the Company’s current long-term incentive program may change in the future to reflect the impact of changes in the Company’s business, executives’ individual performance or new information about trends in compensation among the Company’s peer group.  For example, the Committee may modify the financial goals that form the basis for the annual performance-based stock grants (e.g. as a result of acquisition activity or unusual or non-recurring accounting transactions), or it could change the types or terms of the awards.

The values of the annual performance-based restricted stock awards granted to our named executive officers are based on a target award dollar amount, and vary among named executive officers by position depending upon individual responsibility and performance, external market and peer group practices and certain internal pay equity considerations, as well as achievement of the performance criteria as described below.  Consistent with its determinations for executive compensation generally, the Committee has historically set equity compensation within +/- 15% of the median levels of the peer company data provided by its compensation consultant, where available.  In early 2011, the Committee determined to revise the target amounts for 2010 performance to increase the proportion of executives’ total compensation that is equity-based, consistent with its focus on linking executive incentives with increases in long-term stockholder value.  Therefore, the target award values for the equity compensation component of the executives’ compensation for 2010 performance were set by the Committee so as to fall between the 50th and 75th percentile of the peer company data, where available.  As discussed below, no peer data was available with respect to long term equity incentive compensation for the Senior Vice President of Research and Managing Director of CoStar UK Limited.

 Once the achievement level of each performance target and the total amount of the award for each named executive officer has been determined by the Committee, the number of shares of restricted stock actually granted to a named executive officer is determined using the fourth quarter average daily closing price of the Company’s common stock and approved by the Committee.  The grant date of the annual performance-based restricted stock awards is the date that the Committee approves the grants.  These awards are granted under our 2007 Plan and they vest in equal installments on the first three anniversaries of the date of grant.  Grants of performance-based restricted stock are accounted for using the fair market value of such stock on the date of grant.

The Committee supplements the named executive officers’ annual performance-based restricted stock award with an annual award of stock options.  Annual option grants are also based on target award values and vest pro rata over three years. The value actually awarded to each named executive officer is converted to the number of options based on Towers Watson’s recommended value per option, which may be updated from time to time.  The exercise price for each option is equal to the closing price of the Company’s common stock on the date of grant, which is the date of approval by the Committee.

Although the Company does not currently have security ownership requirements or guidelines for its executive officers or directors, the Committee may adopt such ownership requirements in the future.  As of April 1, 2011, each of the named executive officers, other than the Chief Executive Officer, held Company common stock, including restricted stock but excluding options, with a value that exceeded two times his or her base salary, calculated using the closing price on April 1, 2011.  In addition, as of April 1, 2011, the Chief Executive Officer held Company common stock, including restricted stock but excluding options, with a value that exceeded five times his base salary, calculated using the closing price on April 1, 2011.  Pursuant to the Company’s insider trading policy, the Company does not permit directors, officers or other employees to engage in speculative or short-term financial activities involving the Company’s stock or derivatives based on the Company’s securities without the consent of the Company’s compliance officer.  In addition, the Company does not generally allow any such activities or other hedging activities by its executive officers or directors absent an extraordinary circumstance.

The Company does not have any program, plan or practice to time equity awards in coordination with the release of material non-public information, nor does the Company time the release of material nonpublic information for the purpose of affecting the value of executive compensation.

Target Equity Incentive Awards Granted in 2010

The chart below sets forth the target award values for the annual performance-based restricted stock awards granted in 2010 for 2009 performance and the annual stock option awards granted in 2010. The long-term equity incentive target award values set by the Committee for 2009 performance (and noted in the chart below) take into account 2008 Towers Perrin peer data where available, as well as previous equity awards to the respective named executive officers and internal pay equity and competitive considerations.

The target award value set by the Committee for the Chief Executive Officer falls within +/- 15% of the 50th percentile of the 2008 Towers Perrin peer data.  The target award value for the Chief Financial Officer was increased 10 percent over his target award value for annual equity awards granted in 2009 in order to make it more competitive based on the peer data and continues to fall within 15 percent of the 50th percentile of the 2008 Towers Perrin peer data.  The target award value for the Senior Vice President of Sales and Customer Service was increased 12.5 percent over his target award value for annual equity awards granted in 2009 to bring it closer to the 50th percentile of the 2008 Towers Perrin peer data.  His target award value falls below 15 percent of the 50th percentile of the 2008 Towers Perrin peer data because he had received a grant of restricted stock and stock options when he was promoted to his current position in 2008.  The target award values set by the Committee for both the Senior Vice President of Research and Managing Director of CoStar UK Limited were based upon internal pay equity considerations taking into account their positions and level of responsibility within the Company because no peer data was available with respect to long term equity incentive compensation for these positions.  As a result, the target award value set by the Committee for the Senior Vice President of Research was increased 11 percent over her target award value for annual equity awards granted in 2009, and the target award value for the Managing Director of CoStar UK Limited was increased 25 percent over his target award value for annual equity awards granted in 2009.

The value of performance-based restricted stock ultimately awarded to our named executive officers in early 2010 for 2009 performance was determined based upon achievement of financial performance criteria described below.  Each named executive officer had the potential to earn up to two times his or her annual performance-based restricted stock target award value for exceptional performance as measured against pre-established metrics and goals.

Name	Title	Annual Stock Target Award Values	Annual Option Target Award Values
Andrew C. Florance	CEO & President	$ 750,000	$ 750,000
Brian J. Radecki	CFO & Treasurer	$ 275,000	$ 275,000
John Stanfill	Sr. Vice President, Sales & Customer Service	$ 112,500	$ 112,500
Jennifer L. Kitchen	Sr. Vice President, Research	$ 125,000	$ 125,000
Paul Marples	Managing Director, CoStar UK Limited	$ 125,000	$ 125,000

2009 Performance-Based Stock Awards

On March 12, 2010, the Committee approved and awarded each named executive officer a grant of restricted stock, the size of which was based on the target award values set forth above and achievement of specified Company financial goals for 2009 performance (the “2009 Performance-Based Stock Awards”).  As stated above, the revenue and EBITDA goals are aligned with the goals used in the annual cash incentive plan, except that Mr. Marples’ goals are based on the same Company financial goals used for the other named executive officers rather than goals related to CoStar UK Limited.  Under the revised long-term equity incentive plan, the revenue and EBITDA goals established by the Committee are equally-weighted and the actual value of the 2009 performance-based stock awards granted to named executive officers is based on the Company’s achievement of these goals.

Revenue Target for 2009 Performance-Based Stock Awards

The annual revenue target for the 2009 Performance-Based Stock Awards was $204.6 million.  Named executive officers could receive between 0% and 200% credit for the revenue component of their annual performance-based stock awards, depending upon actual revenue earned in 2009.  The percent of credit received for different levels of achievement of the revenue component of the performance-based stock award is the same as described above in “Revenue Target for 2009 Annual Cash Incentive Awards.”  The percent credited for the revenue component of the goals is multiplied by the weighting (50%) applicable to the revenue component of the performance-based stock award.  The Company’s revenue for 2009 was $209.7 million, and the named executive officers received credit for 102.5% achievement of the 2009 revenue target ($204.6 million).

EBITDA Target for 2009 Performance-Based Stock Awards

The EBITDA target for the 2009 Performance-Based Stock Awards was $51.6 million.  Named executive officers could receive between 0% and 200% credit for the EBITDA component of their annual performance-based stock awards, depending upon actual EBITDA earned in 2009.  The percent of credit received for different levels of achievement of the EBITDA component of the performance-based stock award is the same as described above in “EBITDA Target for 2009 Annual Cash Incentive Awards.”  The percent credited for the EBITDA component of the goals is multiplied by the weighting (50%) applicable to the EBITDA component of the annual performance-based stock award.  The Company’s EBITDA for 2009 was $46.5 million, and the named executive officers received credit for 90.2% achievement of the EBITDA target ($51.6 million).

2009 Performance-Based Stock Awards Granted in 2010

For 2009 performance, each named executive officer received 112.5% of his or her target award value. The 2009 Performance-Based Stock Awards were granted on March 12, 2010, and the stock award value earned by each named executive officer is shown in the table below. For additional information, see the “Grants of Plan-Based Awards” table on page 56 of this proxy statement.

Name	Title	Award Earned Value ($)	Actual Award of Shares (#)(1)
Andrew C. Florance	CEO & President	$844,094	20,600
Brian J. Radecki	CFO & Treasurer	$309,501	7,600
John Stanfill	Sr. Vice President, Sales & Customer Service	$126,614	3,100
Jennifer L. Kitchen	Sr. Vice President, Research	$140,682	3,500
Paul Marples	Managing Director, CoStar UK Limited	$140,682	3,500
__________
(1)
The number of shares granted is determined by dividing the earned award value by the fourth quarter average daily price ($41.07), rounded up to the nearest 100 shares. As a result, the amounts reported in this table under “Award Earned Value” differ from the grant date fair values for these awards reported in the “Grants of Plan-Based Awards” table on page 56 of this proxy statement.

2010 Stock Option Awards

In 2010, the Committee awarded the named executive officers stock options.  The number of shares of common stock underlying the option awards granted to named executive officers was based on the target award values described above.  The table below sets forth the option award values and the number of shares of common stock underlying each option award for the option grants to the named executive officers granted in 2010.

Name	Title	Option Award Values	Shares Underlying Option Awards(1)
Andrew C. Florance	CEO & President	$ 750,000	45,900
Brian J. Radecki	CFO & Treasurer	$ 275,000	16,900
John Stanfill	Sr. Vice President, Sales & Customer Service	$ 112,500	6,900
Jennifer L. Kitchen	Sr. Vice President, Research	$ 125,000	7,700
Paul Marples	Managing Director, CoStar UK Limited	$ 125,000	7,700
_____________
(1)
The number of shares granted is determined by dividing the option award value by Towers Perrin’s recommended value per option, rounded up to the nearest 100 shares.  The amounts reported in this table under “Option Award Values” differ from the grant date fair values for these awards reported in the “Grants of Plan-Based Awards” table on page 56 of this proxy statement.

Target Equity Incentive Awards Granted in 2011

The chart below sets forth the target award values for the annual performance-based restricted stock awards granted in 2011 for 2010 performance and the annual stock option awards granted in 2011.  As indicated above, the Committee reviewed the target amounts for 2010 performance in light of the Company’s emphasis on linking executive incentives with long-term stockholder value.  The long-term equity incentive target award values for all named executive officers, except Ms. Kitchen, the Company’s Senior Vice President of Research, and Mr. Marples, the Company’s Managing Director of CoStar UK Limited, were revised upward for 2010 performance after review of the Company’s goals, the 2010 Towers Watson peer data, previous equity awards to the respective named executive officers, individual performance, and internal pay equity and competitive considerations.

With the exception of Ms. Kitchen and Mr. Marples, for whom peer data was not available with respect to long-term equity incentive compensation, the Committee set the target award values for the equity compensation component of the executives’ compensation for 2010 so that they fall between the 50th and 75th percentile of the peer company data.  The target award value set by the Committee for the Chief Executive Officer was increased by 20 percent over his target award value for annual equity awards granted in 2010 and now falls between the 50th and 75th percentile of the 2010 Towers Watson peer data.  The target award value for the Chief Financial Officer was increased 20 percent over his target award value for annual equity awards granted in 2010 and now falls between the 50th and 75th percentile of the 2010 Towers Watson peer data.  The target award value for the Senior Vice President of Sales and Customer Service was increased 122 percent over his target award value for annual equity awards granted in 2010 and now falls between the 50th and 75th percentile of the 2010 Towers Watson peer data.  Mr. Stanfill, the Senior Vice President of Sales and Customer Service, previously received a one-time grant of restricted stock and stock options upon his promotion to his current position in 2008.  Mr. Stanfill’s target award values for 2009 and 2010 took into account the value of his promotion grant and, therefore, were set below the 50th percentile of the previous Towers Perrin peer data.  The Committee has decided to begin setting his annual target amount closer to that of his peers and colleagues, and, therefore, has increased his target award value for equity awards granted in 2011 as set forth above.  The target award values set by the Committee for both the Senior Vice President of Research and Managing Director of CoStar UK Limited were not changed for 2010 based upon internal pay equity considerations taking into account their positions and level of responsibility within the Company because no peer data was available with respect to long-term equity incentive compensation for these positions.

The value of performance-based restricted stock ultimately awarded to our named executive officers in early 2011 for 2010 performance was determined based upon achievement of financial performance criteria described below.  Each named executive officer had the potential to earn up to two times his or her annual performance-based restricted stock target award value for exceptional performance as measured against pre-established metrics and goals.

Name	Title	Annual Stock Target Award Values	Annual Option Target Award Values
Andrew C. Florance	CEO & President	$ 900,000	$ 900,000
Brian J. Radecki	CFO & Treasurer	$ 300,000	$ 300,000
John Stanfill	Sr. Vice President, Sales & Customer Service	$ 250,000	$ 250,000
Jennifer L. Kitchen	Sr. Vice President, Research	$ 125,000	$ 125,000
Paul Marples	Managing Director, CoStar UK Limited	$ 125,000	$ 125,000

2010 Performance-Based Stock Awards

On March 4, 2011, the Committee approved and awarded each named executive officer a grant of restricted stock, the size of which was based on the target award values set forth above and achievement of specified Company financial goals for 2010 performance (the “2010 Performance-Based Stock Awards”).  Consistent with the 2009 Performance-Based Stock Awards, the revenue and EBITDA goals are aligned with the goals used in the annual cash incentive plan, except that Mr. Marples’ goals are based on the same Company financial goals used for the other named executive officers rather than goals related to CoStar UK Limited.  The revenue and EBITDA goals established by the Committee are equally-weighted and the actual value of the 2010 performance-based stock awards granted to named executive officers is based on the Company’s achievement of these goals.

Revenue Target for 2010 Performance-Based Stock Awards

The annual revenue target for the 2010 Performance-Based Stock Awards was $224.6 million.  Named executive officers could receive between 0% and 200% credit for the revenue component of their annual performance-based stock awards, depending upon actual revenue earned in 2010.  The percent of credit received for different levels of achievement of the revenue component of the performance-based stock award is the same as described above in “Revenue Target for 2010 Annual Cash Incentive Awards.”  The percent credited for the revenue component of the goals is multiplied by the weighting (50%) applicable to the revenue component of the performance-based stock award.  The Company’s revenue for 2010 was $226.3 million, and the named executive officers received credit for 100.7% achievement of the 2010 revenue target ($224.6 million).

EBITDA Target for 2010 Performance-Based Stock Awards

The EBITDA target for the 2010 Performance-Based Stock Awards was $37.9 million.  Named executive officers could receive between 0% and 200% credit for the EBITDA component of their annual performance-based stock awards, depending upon actual EBITDA earned in 2010.  The percent of credit received for different levels of achievement of the EBITDA component of the performance-based stock award is the same as described above in “EBITDA Target for 2010 Annual Cash Incentive Awards.”  The percent credited for the EBITDA component of the goals is multiplied by the weighting (50%) applicable to the EBITDA component of the annual performance-based stock award.  The Company’s EBITDA for 2010 was $36.4 million, and the named executive officers received credit for 96.1% achievement of the EBITDA target ($37.9 million).

2010 Performance-Based Stock Awards Granted in 2011

For 2010 performance, each named executive officer received 102.4% of his or her target award value. The 2010 Performance-Based Stock Awards were granted on March 4, 2011, and the stock award value earned by each named executive officer is shown in the table below.  As these awards were granted in early 2011, the grant date fair values of these awards are not included in the Summary Compensation Table or Grants of Plan-Based Awards Table below, but will be reflected in next year’s proxy statement.

Name	Title	Award Earned Value ($)	Actual Award of Shares (#)(1)
Andrew C. Florance	CEO & President	$ 921,393	17,600
Brian J. Radecki	CFO & Treasurer	$ 307,131	5,900
John Stanfill	Sr. Vice President, Sales & Customer Service	$ 255,943	4,900
Jennifer L. Kitchen	Sr. Vice President, Research	$ 127,971	2,500
Paul Marples	Managing Director, CoStar UK Limited	$ 127,971	2,500
_____________
(1)	The number of shares granted is determined by dividing the earned award value by the fourth quarter average daily price ($52.64), rounded up to the nearest 100 shares.

2011 Stock Option Awards

On March 4, 2011, the Committee awarded the named executive officers stock options.  The number of shares of common stock underlying the option awards granted to named executive officers was based on the target award values described above.  The table below sets forth the option award values and the number of shares of common stock underlying each option award for the option grants to the named executive officers granted in March 2011.

Name	Title	Option Award Values	Shares Underlying Option Awards(1)
Andrew C. Florance	CEO & President	$ 900,000	41,800
Brian J. Radecki	CFO & Treasurer	$ 300,000	14,000
John Stanfill	Sr. Vice President, Sales & Customer Service	$ 250,000	11,700
Jennifer L. Kitchen	Sr. Vice President, Research	$ 125,000	5,900
Paul Marples	Managing Director, CoStar UK Limited	$ 125,000	5,900
_____________
(1)
The number of shares granted is determined by dividing the option award value by Towers Watson’s recommended value per option, rounded up to the nearest 100 shares.  As these awards were granted in early 2011, they will not appear in the Summary Compensation Table or Grants of Plan-Based Awards table below, but will be reflected in next year’s proxy statement.

Termination and Change of Control Payments

Except for Messrs. Florance and Marples, each of whom has termination provisions in his respective employment agreement, the Company is not obligated to provide significant severance or termination payments to named executive officers.  In 2008, the Company adopted a company-wide severance plan that provides payments that do not discriminate in scope, terms or operation in favor of executive officers of the Company and that are available generally to all salaried employees, including the named executive officers.  Pursuant to the Company’s severance policy, full-time staff who are part of a position reduction may receive severance pay equal to two weeks current base pay for the first year or less of employment, plus one week current base pay for each completed additional year of continuous service (up to a 16-week maximum payout) in exchange for a full release of claims.  All Company employees are employed at will and, unless specified otherwise by an employment agreement, CoStar is not liable to pay severance but has chosen to adopt this severance policy to apply only in limited circumstances. The Company may choose to pay severance outside of the severance policy in its sole discretion and may amend, alter or discontinue the severance policy at any time.

Similarly, except for Mr. Florance, who negotiated change of control provisions in his employment agreement, the Company does not provide significant cash payments to named executive officers upon a change of control or other similar significant corporate event.  However, the Company’s 1998 and 2007 stock incentive plans provide for acceleration of vesting of stock and option grants and rights to exercise stock options upon certain significant events.  Those rights do not discriminate in scope, terms or operation in favor of named executive officers of the Company and are available generally to all employees who participate in those plans, including the named executive officers.  Details of the potential termination payments for Messrs. Florance and Marples, of the rights triggered under the 1998 and 2007 stock incentive plans in the case of a significant corporate event and potential payments under the Company-wide severance policy are set out below in the section entitled “Potential Payments Upon Termination or Change of Control” beginning on page 60 of this proxy statement.

Policy on Deductibility of Compensation

Section 162(m) of the Internal Revenue Code disallows the deduction of compensation paid by a public company to its Chief Executive Officer and each of the other three most highly compensated executive officers (not including the Company’s Chief Financial Officer) that exceeds $1 million. Compensation that is considered “performance-based” is excluded from the $1 million limit if, among other requirements, the compensation is payable only upon attainment of pre-established, objective performance goals under a plan approved by the stockholders. The CoStar Group, Inc. 2007 Stock Incentive Plan, as amended, has been structured so that stock options, stock appreciation rights and certain restricted stock and restricted stock unit awards may qualify as “performance-based” compensation under Section 162(m).  In addition, if the stockholders approve Item 2, bonuses payable under the CoStar Group, Inc. 2011 Incentive Bonus Plan are intended to qualify as “performance-based” compensation under Section 162(m).  However, while the Committee may consider tax deductibility as one of the factors in determining executive compensation, to retain maximum flexibility in designing compensation programs that meet the Committee’s stated objectives, the Committee may not necessarily limit or structure compensation so that it is deductible under Section 162(m).

Executive Compensation Recovery Policy

The Company does not have a specific policy requiring the recovery of awards.

Continued on next page.

Executive Compensation Tables and Discussion

The following table includes information concerning compensation paid to or earned by the Company’s “named executive officers” listed in the table for 2008, 2009 and 2010.

SUMMARY COMPENSATION TABLE
Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards(1) ($)	Option Awards(1) ($)	Non-Equity Incentive Plan Compensation(2) ($)		All Other Compensation ($)		Total ($)
Andrew C. Florance	2010	$456,560	—		$871,174	$745,416	$350,559		$9,362	(3a)	$2,433,071
Chief Executive Officer
and President	2009	$456,560	—		$535,000	$584,326	$385,379		$10,942		$1,972,207

	2008	$456,154	—		$789,762	$1,050,657	$499,493		$29,575		$2,825,641

Brian J. Radecki	2010	$249,600	—		$321,404	$274,456	$136,487		$8,250	(3b)	$990,197
Chief Financial Officer
and Treasurer	2009	$249,600	—		$180,000	$195,109	$104,115		$9,114		$737,938

	2008	$249,377	—		$213,174	$280,710	$153,059		$15,297		$911,617

John Stanfill	2010	$250,000	—		$132,616	$112,056	$233,426	(4)	$8,250	(3b)	$736,348
Sr. Vice President
Sales & Customer Service	2009	$250,000	—		$72,500	$78,043	$25,000		$9,115		$434,658

	2008	$236,443	—		$2,308,450	$502,020	$70,051		$12,613		$3,129,577

Jennifer L. Kitchen	2010	$197,600	—		$148,015	$125,048	$76,059		$7,078	(3b)	$553,800
Sr. Vice President
Research	2009	$197,600	—		$84,039	$88,050	$112,780		$7,778		$490,247

	2008	$197,424	—		$106,587	$141,693	$132,331		$12,641		$590,676

Paul Marples(5)	2010	$224,966	—		$148,015	$125,048	$34,650		$10,955	(3c)	$543,634
Managing Director,
CoStar UK Limited	2009	$227,999	—		$72,500	$78,043	$46,439		$11,423		$436,404

	2008	$268,383	$40,517	(6)	$106,587	$141,693	$23,770		$20,314		$601,264
__________
(1)
This column shows the aggregate grant date fair value of the awards granted in the years shown, computed in accordance with SEC rules.  These amounts reflect the Company’s accounting expense and do not correspond to the actual value that will be realized by the named executive officers.  Additional information regarding the size of the awards is set forth in the notes to the “Grants of Plan Based Awards” and “Outstanding Equity Awards” tables.  Assumptions used in calculating the fair value for awards granted in 2010 are described in Note 14 to the audited financial statements in the Company’s Annual Report on Form 10-K for the period ended December 31, 2010.

(2)
Except as specifically noted otherwise in footnote 4 with respect to Mr. Stanfill, this amount represents the annual cash incentive earned under the Company’s annual incentive bonus plan based on the executive’s achievement of pre-determined individual and Company financial goals.  These bonuses are awarded and paid in the following year after actual financial results are determined for the year for which performance was measured.  For additional information regarding the annual cash incentives paid for 2010 performance, see “Compensation Discussion and Analysis” at pages 41-45 of this proxy statement.

(3a)
Pursuant to the CoStar Realty Information, Inc. 401(k) Plan (a defined contribution plan available generally to employees of the Company) (the “401(k) Plan”), for the 2010 plan year, Mr. Florance deferred a portion of his annual compensation and CoStar made a matching contribution in the amount of $8,250.  In 2010, the employer contribution was capped at 50% of the executive’s deferral amount on a maximum of six percent of the executive’s gross pay.  The Company paid $1,112 in annual premiums to maintain a $1 million life insurance policy for the benefit of Mr. Florance.

(3b)
Pursuant to the 401(k) Plan, for the respective plan year, the named executive officer deferred a portion of his or her annual compensation and the Company made a matching contribution based on the amount deferred by each executive officer.  The amount shown is the Company’s matching contribution.  In 2010, the employer contribution was capped at 50% of the executive’s deferral amount on a maximum of six percent of the executive’s gross pay.

(3c)
Pursuant to a defined contribution scheme available generally to employees of the Company’s wholly owned subsidiary, CoStar UK Limited, Mr. Marples defers a portion of his annual compensation and CoStar UK Limited makes a corresponding contribution in an amount tied to the amount deferred by Mr. Marples, based on the Company’s contribution rules for defined contribution schemes and Mr. Marples’ employment agreement.  In 2010, the employer contribution was capped at 50% of the executive’s deferral amount on a maximum of six percent of the executive’s gross pay.  CoStar UK Limited’s corresponding contribution for 2010 was $6,749.  Executives are entitled to make contributions either to the CoStar UK Limited pension scheme or their personal pension scheme.  Mr. Marples has elected to have his contributions made to his personal pension scheme.  In addition, the Company paid $4,206 in health insurance premiums for the benefit of Mr. Marples.

(4)
This amount represents total monthly commission payments of $177,176 paid to Mr. Stanfill for performance in 2010, which are based on the Company’s monthly net new subscription contract amounts, and his annual cash incentive of $56,250, earned for 2010 under the Company’s annual incentive bonus plan.

(5)
All dollar amounts listed for Mr. Marples for 2010 have been converted from British pounds using a conversion rate of 1.55, which is the average exchange rate for the period from January 1, 2010 to December 31, 2010.  All dollar amounts listed for Mr. Marples for 2009 have been converted from British pounds using a conversion rate of 1.57, which is the average exchange rate for the period from January 1, 2009 to December 31, 2009, and all dollar amounts listed for Mr. Marples for 2008 have been converted from British pounds using a conversion rate of 1.86, which is the average exchange rate for the period from January 1, 2008 to December 31, 2008.

(6)	Mr. Marples was awarded a discretionary bonus based on CoStar UK Limited’s achievement of positive EBITDA for the fourth quarter 2008.

Continued on next page.

Grants of Plan-Based Awards for Fiscal Year 2010

The following Grants of Plan-Based Awards table provides additional information about stock and option awards and non-equity incentive plan awards granted to our named executive officers during the year ended December 31, 2010.

		Estimated Possible						All Other		All Other
		Payouts						Stock Awards:		Option Awards:
		Under Non-Equity						Number of		Number of	Exercise or	Grant Date
		Incentive Plan						Shares of		Securities	Base Price	Fair Value
		Awards(1)						Stock or		Underlying	of Option	of Stock and
	Grant	Threshold		Target		Maximum		Units(2)		Options(3)	Awards(4)	Option
Name	Date	($)		($)		($)		(#)		(#)	($/Sh)	Awards(5)
Andrew C. Florance		$171,210		$342,420		$684,840
	3/12/10							20,600				$871,174
	3/12/10									45,900	$42.29	$745,416

Brian J. Radecki		$49,920		$99,840		$199,680
	3/12/10							7,600				$321,404
	3/12/10									16,900	$42.29	$274,456

John Stanfill		$31,250		$62,500		$125,000
	3/12/10							3,100				$131,099
	3/12/10									6,900	$42.29	$112,056
	6/20/10							37	(6)			$1,517

Jennifer L. Kitchen		$54,340		$108,680		$217,360
	3/12/10							3,500				$148,015
	3/12/10									7,700	$42.29	$125,048

Paul Marples		$44,993	(7)	$89,987	(7)	$179,973	(7)
	3/12/10							3,500				$148,015
	3/12/10									7,700	$42.29	$125,048
__________
(1)
Amounts shown in these columns are possible amounts payable under the Company’s cash incentive plan for 2010.  The actual cash payments made in 2011 for 2010 performance under the Company’s cash incentive plan are reported in the Summary Compensation table above.  The Company’s cash incentive plan in effect for 2010 is described more fully in the section titled “Compensation Discussion and Analysis” at pages 41-45 of this proxy statement.

(2)	Amounts shown in this column represent restricted stock awards granted to named executive officers in 2010.
(3)	Amounts shown in this column represent stock options granted to named executive officers in 2010.
(4)	The exercise price is the closing price of our common stock on the date of grant, as reported on the Nasdaq Global Select Market.
(5)
The amounts shown in this column represent the grant date fair value of each equity award computed in accordance with SEC rules.  For a discussion of the assumptions used in calculating the fair value of each equity award see Note 14 to the audited financial statements in the Company’s Annual Report on  Form 10-K for the period ended December 31, 2010.

(6)
Mr. Stanfill received a stock grant of 37 restricted shares of common stock in connection with his 15th anniversary of employment with the Company, pursuant to the Company’s service award program which grants anniversary awards to all employees on the same terms on every five-year anniversary.  The date of grant was Sunday, June 20, 2010.  The closing price of our common stock on the trading day immediately preceding the date of grant was $41.00.

(7)
The dollar amount listed for Mr. Marples has been converted from British pounds using a conversion rate of 1.55, which is the average exchange rate for the period from January 1, 2010 to December 31, 2010.

Narratives to Summary Compensation Table and Grants of Plan-Based Awards Table

Employment Agreements and Arrangements

We have employment agreements with Messrs. Florance and Marples, and we have at will employment terms with Mr. Radecki, Mr. Stanfill and Ms. Kitchen.  Our employment agreement with Mr. Florance became effective as of January 1, 1998, and Mr. Marples’ employment agreement became effective February 16, 2007.  All employees, including our named executive officers, are required to execute terms and conditions of employment, which state that employment is at will and set forth restrictive covenants, including duties of confidentiality, non-solicitation of customers and employees and non-competition.  Mr. Radecki’s current employment terms became effective December 1, 1997.  Mr. Stanfill’s current employment terms became effective April 28, 2001.  Ms. Kitchen’s current employment terms became effective March 6, 2001.

Chief Executive Officer Employment Agreement

Pursuant to his employment agreement, Mr. Florance is entitled to receive base salary, an annual cash bonus, six weeks of paid vacation per year, the same health insurance, accident and disability insurance, life insurance, and other fringe benefits provided to most senior executives of the Company, and additional term life insurance coverage not to exceed one million dollars (at a cost to the Company not to exceed $2,000 per year), payable as designated by Mr. Florance.  Mr. Florance’s employment agreement automatically renews for successive one-year terms unless either the Company or Mr. Florance provides the other with written notice of termination at least three months prior to the end of the term.

The Company is permitted to terminate Mr. Florance’s employment at any time without “cause” upon 60 days written notice, and Mr. Florance may voluntarily terminate his employment for “good reason” upon at least 60 days written notice, at which time Mr. Florance is entitled to receive severance payments set out in more detail below under “Potential Payments Upon Termination or Change of Control.”  The acquisition or change of control of the Company is one of the events included within the meaning of the term “good reason” if Mr. Florance terminates his employment within one year after such an event.  If the Company terminates Mr. Florance without cause or Mr. Florance terminates his employment for good reason, all of Mr. Florance’s unvested stock options would immediately vest and Mr. Florance would have 180 days post-termination to exercise all vested options.  If all or any portion of Mr. Florance’s stock options cannot be accelerated under the terms of the applicable stock incentive plan, Mr. Florance is entitled to receive cash consideration in lieu of acceleration for that portion that could not be accelerated.  Mr. Florance also has the right at any time to terminate his employment without good reason upon 180 days written notice to the Company, and the Company has the right at any time to terminate Mr. Florance for cause.  In either such event, Mr. Florance would not be entitled to any base salary or fringe benefits for any period after termination, and he would forfeit any unvested stock options and his right to participate in the Company’s cash incentive program.  In the event of a termination for cause or by Mr. Florance without good reason, Mr. Florance would have 60 days post-termination to exercise all vested options.  “Cause” and “good reason” in the context of Mr. Florance’s employment agreement are defined below under “Potential Payments Upon Termination or Change of Control.”

Mr. Florance’s employment agreement also provides that in the event of his disability, the Company has the right to terminate his employment.  In the event of termination of his employment due to disability or his death, Mr. Florance (or his estate) would be entitled to receive (i) a prorated portion of his unvested stock options due to vest during the calendar year of his disability or death, and (ii) a prorated share of his bonus for the year of his disability or death.  In the event of termination due to disability or his death, Mr. Florance (or his estate) would have one year to exercise all vested options.

Pursuant to his employment agreement, Mr. Florance is subject to confidentiality and non-compete restrictive covenants.  The non-compete restrictions apply during the term of the agreement, any period of time during which he remains employed with the Company “at will” and through the second anniversary of the date of his termination.

Other Executive Employment Agreements

Pursuant to his executive service contract, Mr. Marples is entitled to receive base salary, participate in the Company’s stock incentive plan, and receive health and life insurance benefits, disability benefits, Company contributions in an amount that corresponds to his individual contributions to an HMRC (Her Majesty’s Revenue and Customs) approved pension scheme, and 25 days of paid vacation per year.  Mr. Marples’ service contract continues until terminated pursuant to the terms of the agreement.  Mr. Marples may terminate his service contract on not less than three months’ prior written notice.  The Company may terminate Mr. Marples’ employment by providing him with six months’ prior written notice or a payment in lieu thereof as described below under “Potential Payments Upon Termination or Change of Control.”

In addition, the Company may terminate Mr. Marples’ service contract immediately upon notice if one of the events listed under “Potential Payments Upon Termination or Change of Control” below occurs.  In the event of termination by the Company as a result of one of those events, Mr. Marples forfeits all unvested restricted stock and any unpaid bonus.  Pursuant to his employment agreement, Mr. Marples is subject to confidentiality and non-compete restrictive covenants.  The non-compete restrictions apply for 12 months following termination of employment.

Equity Awards

All grants of equity awards made in 2010 were made under the Company’s 2007 Plan.  In April 2007, the Company’s Board adopted the 2007 Plan, subject to stockholder approval.  Stockholders approved the 2007 Plan in June 2007 and an amendment to the 2007 Plan in June 2010, which increased the number of authorized shares that can be issued under the 2007 Plan.  In April 2011, the Board of Directors adopted, subject to stockholder approval of Item 3 as described above, an amendment to the 2007 Plan to increase the Tax Code limit on the number of shares of our common stock that may be granted under the 2007 Plan to any one participant during any calendar year by 200,000 shares.  All shares of common stock that were authorized for issuance under the 1998 Plan that, as of June 7, 2007, remained available for issuance under the 1998 Plan (excluding shares subject to outstanding awards) were rolled into the 2007 Plan and, as of that date, no shares of common stock remained available for issuance pursuant to new awards under the 1998 Plan.

Stock options and restricted stock granted to named executive officers in 2010 and restricted stock granted in 2011 for performance in 2010 vest in equal installments over the first three anniversaries following the date of grant.  For a description of the criteria applied in determining the number of shares of restricted stock awarded in 2010 and 2011 for performance in 2009 and 2010, respectively, see “Compensation Discussion and Analysis” at pages 47-52 of this proxy statement.  For a discussion of the effect of a change of control on outstanding restricted stock and option awards, see “Change of Control Provisions under the Company’s 1998 and 2007 Plans” on pages 62-63 of this proxy statement.  For a discussion of the effect of Mr. Florance’s termination on his outstanding equity awards, see “Termination and Change of Control Provisions pursuant to Employment Agreements” on pages 61-62 of this proxy statement.  Under the 2007 Plan, recipients of restricted stock are entitled to receive all dividends and other distributions, if any, paid with respect to the common stock.  The Compensation Committee will determine if any such dividends or distributions will be automatically reinvested in additional shares of restricted stock and subject to the same restrictions as the restricted stock or whether the dividend or distribution will be paid in cash.

Continued on next page.

Outstanding Equity Awards at 2010 Fiscal Year-End

The following table summarizes the equity awards we have made to our named executive officers that are outstanding as of December 31, 2010.

	Option Awards(1)					Stock Awards
								Market
		Number of	Number of			Number of		Value of
		Securities	Securities			Shares or		Shares or
		Underlying	Underlying			Units of		Units of
		Unexercised	Unexercised	Option		Stock That		Stock That
		Options	Options	Exercise	Option	Have Not		Have Not
		(#)	(#)	Price	Expiration	Vested		Vested(2)
Name	Grant Date(1)	Exercisable	Unexercisable	($)	Date	(#)		($)
Andrew C. Florance	6/4/2002	45,074		$20.30	6/3/2012
	9/23/2003	46,448		$28.15	9/22/2013
	3/1/2004	50,000		$39.00	2/28/2014
	12/12/2006	39,300		$51.92	12/11/2016
	2/27/2008	26,200	13,100	$43.99	2/26/2018
	3/2/2009	19,466	38,934	$25.00	3/1/2019
	3/12/2010		45,900	$42.29	3/11/2020
						42,851	(3a)	$2,466,504

Brian J. Radecki	12/2/2002	1,875		$18.28	12/1/2012
	2/6/2004	6,000		$39.81	2/5/2014
	1/29/2007	4,000		$48.25	1/28/2017
	6/5/2007	3,000		$54.12	6/4/2017
	2/27/2008	7,000	3,500	$43.99	2/26/2018
	3/2/2009	6,500	13,000	$25.00	3/1/2019
	3/12/2010		16,900	$42.29	3/11/2020
						23,891	(3b)	$1,375,166

John Stanfill	8/6/2002	750		$19.71	8/5/2012
	9/4/2003	1,000		$30.06	9/3/2013
	5/5/2004	5,000		$39.53	5/4/2014
	9/4/2008	10,000	5,000	$55.07	9/3/2018
	3/2/2009	2,600	5,200	$25.00	3/1/2019
	3/12/2010		6,900	$42.29	3/11/2020
						45,284	(3c)	$2,606,547

Jennifer L. Kitchen	9/4/2003	1,000		$30.06	9/3/2013
	9/9/2004	10,000		$44.86	9/8/2014
	12/12/2006	5,300		$51.92	12/11/2016
	2/27/2008	3,533	1,767	$43.99	2/26/2018
	3/2/2009	2,933	5,867	$25.00	3/1/2019
	3/12/2010		7,700	$42.29	3/11/2020
						6,500	(3d)	$374,140

Paul Marples	2/27/2008	3,533	1,767	$43.99	2/26/2018
	3/2/2009	2,600	5,200	$25.00	3/1/2019
	3/12/2010		7,700	$42.29	3/11/2020
						8,734	(3e)	$502,729

__________
(1)
The dates of grant of each named executive officer’s stock option awards outstanding as of December 31, 2010 are set forth in the table above, and the vesting dates for each award can be determined based on the vesting schedules described in this footnote. Except as noted below, the awards of stock options become exercisable in installments of 25 percent on the first four anniversaries of the date of grant, assuming continued employment. Stock options granted on December 12, 2006, January 29, 2007, June 5, 2007, February 27, 2008, September 4, 2008, March 2, 2009 and March 12, 2010 become exercisable in installments of one third on the first three anniversaries of the date of grant, assuming continued employment.

(2)	Market value based on the closing price of the Company’s common stock as of December 31, 2010 of $57.56 per share.
(3a)
As of December 31, 2010, Mr. Florance held (i) 2,050 shares of restricted stock, which vest in their entirety on April 17, 2011; (ii) 5,267 shares of restricted stock, which vest in their entirety on February 27, 2011; (iii) 667 shares of restricted stock, which vest in their entirety on May 28, 2011; (iv) 14,267 shares of restricted stock, which vest in equal installments on March 2, 2011 and 2012; and (v) 20,600 shares of restricted stock, which vest in equal installments on March 12, 2011, 2012 and 2013.

(3b)
As of December 31, 2010, Mr. Radecki held (i) 2,500 shares of restricted stock, which vest in their entirety on January 29, 2011; (ii) 7,391 shares of restricted stock, which vest in their entirety on June 5, 2011; (iii) 1,400 shares of restricted stock, which vest in their entirety on February 27, 2011; (iv) 200 shares of restricted stock, which vest in their entirety on May 28, 2011; (v) 4,800 shares of restricted stock, which vest in equal installments on March 2, 2011 and 2012; and (vi) 7,600 shares of restricted stock, which vest in equal installments on March 12, 2011, 2012 and 2013.

(3c)
As of December 31, 2010, Mr. Stanfill held (i) 250 shares of restricted stock, which vest in their entirety on December 6, 2011; (ii) 5,000 shares of restricted stock, which vest in equal installments on February 13, 2011 and 2012; (iii) 35,000 shares of restricted stock, which vest in their entirety on September 4, 2012; (iv) 1,934 shares of restricted stock, which vest in equal installments on March 2, 2011 and 2012; and (v) 3,100 shares of restricted stock, which vest in equal installments on March 12, 2011, 2012 and 2013.

(3d)
As of December 31, 2010, Ms. Kitchen held (i) 700 shares of restricted stock, which vest in their entirety on February 27, 2011; (ii) 100 shares of restricted stock, which vest in their entirety on May 28, 2011; (iii) 2,200 shares of restricted stock, which vest in equal installments on March 2, 2011 and 2012; and (iv) 3,500 shares of restricted stock, which vest in equal installments on March 12, 2011, 2012 and 2013.

(3e)
As of December 31, 2010, Mr. Marples held (i) 2,500 shares of restricted stock, which vest in their entirety on February 16, 2011; (ii) 700 shares of restricted stock, which vest in their entirety on February 27, 2011; (iii) 100 shares of restricted stock, which vest in their entirety on May 28, 2011; (iii) 1,934 shares of restricted stock, which vest in equal installments on March 2, 2011 and 2012; and (iv) 3,500 shares of restricted stock, which vest in equal installments on March 12, 2011, 2012 and 2013.

Option Exercises and Stock Vested for Fiscal-Year 2010

The following Option Exercises and Stock Vested table provides information about the value realized by the named executive officers on option award exercises and stock award vesting during the year ended December 31, 2010.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise(1) ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(2) ($)
Andrew C. Florance	22,463	$592,571	61,674	$3,176,730
Brian J. Radecki	—	—	4,313	$172,538
John Stanfill	—	—	4,461	$188,329
Jennifer L. Kitchen	—	—	6,143	$308,028
Paul Marples	—	—	4,266	$168,973
__________
(1)
With respect to shares of common stock sold upon exercise (on the date acquired), the value was calculated by multiplying the difference between the sale price per share and the exercise price per share by the number of shares sold and aggregating all such sales during 2010.  With respect to shares of common stock held upon exercise, the value was calculated by multiplying the difference between the closing price of our common stock on the date of exercise and the exercise price per share by the number of shares acquired and aggregating all such exercises during 2010.

(2)	Calculated by multiplying the number of shares acquired upon vesting by the closing price of our common stock on the vesting date.

Potential Payments Upon Termination or Change of Control

This section discusses the incremental compensation that would be payable by the Company to each named executive officer in the event of a change of control of the Company or a termination of the named executive officer’s employment with the Company for various reasons described below, sometimes referred to herein as a “triggering event.” In accordance with applicable SEC rules, the following discussion assumes that the triggering event in question — the change of control, termination of employment, death or disability — occurred on December 31, 2010, the last business day of 2010.

Pursuant to applicable SEC rules, the analysis contained in this section does not consider or include payments made to a named executive officer with respect to contracts, agreements, plans or arrangements to the extent they do not discriminate in scope, terms or operation, in favor of executive officers of the Company and that are available generally to all salaried employees.

The actual amounts that would be paid upon a named executive officer’s termination of employment or change of control can only be determined at the time of the applicable event. Due to the number of factors that affect the nature and amount of any benefits provided upon the events discussed below, any actual amounts paid or distributed may be higher or lower than reported below. Factors that could affect these amounts include the timing during the year of any such event and the Company’s stock price.

Termination and Change of Control Provisions pursuant to Employment Agreements

Mr. Florance

The Company is permitted to terminate Mr. Florance’s employment at any time, without “cause”, upon 60 days written notice, and Mr. Florance may voluntarily terminate his employment for “good reason” upon at least 60 days written notice.  “Cause” is defined as (a) a material failure by Mr. Florance to perform his duties, which remains uncured for 60 days after written notice of the failure is provided by the Company, (b) Mr. Florance being convicted of a felony or pleading nolo contendre to a felony, or (c) any other willful act or omission by Mr. Florance which materially harms the financial condition or business reputation of the Company.  “Good reason” is defined as (a) requiring Mr. Florance to relocate more than 45 miles from his current principal office, (b) Mr. Florance ceasing involuntarily to be Chief Executive Officer of the Company or being required to perform duties that are materially inconsistent with those normally performed by a chief executive officer, (c) the Company materially reducing the nature of his authority and duties, (d) requiring Mr. Florance to report to someone other than the Board, (e) the Company materially breaching its obligations under his employment agreement, which remain uncured for 90 days after written notice is provided by Mr. Florance to the Company, or (f)  an acquisition or change of control of the Company occurring and Mr. Florance terminating his employment within one year after such event.  For these purposes, an acquisition or change of control means (i) the acquisition of beneficial ownership of more than 50% of the outstanding common stock of the Company, (ii) election or appointment as directors comprising one-half or more of the Board of persons who were not nominated, recommended or appointed by the Company’s incumbent Board, (iii) the Company entering into a merger pursuant to which it is not the surviving entity, or (iv) sale by the Company of all or substantially all of its assets.

In the event that the Company terminates Mr. Florance’s employment without cause or if he terminates his employment for good reason, Mr. Florance is entitled to receive his base salary for one year payable in installments in accordance with the Company’s payroll practices, his bonus for the year in which the termination occurred, the immediate vesting of all of his unvested stock options and a gross-up payment, if any, to cover any taxes assessed under Section 4999 of the Internal Revenue Code.  Upon termination by the Company without cause or by Mr. Florance for good reason, all of his unvested stock options will become immediately exercisable and he will have 180 days to exercise all vested options.  If all or any portion of Mr. Florance’s stock options cannot be accelerated under the terms of the applicable stock incentive plan, Mr. Florance is entitled to receive cash consideration in lieu of acceleration for each share underlying that portion of his stock options that cannot be so accelerated equal to the excess (if any) of the highest closing price of the Company’s common stock during the 180 days following the executive's date of termination (or, if the Company is no longer publicly traded as of the date of termination, the per-share price in connection with the transaction(s) that resulted in the Company no longer being publicly traded) over the exercise price of such option.

Mr. Florance’s employment agreement also provides that in the event of his termination due to his disability or death, he (or his estate) would be entitled to receive (i) a prorated portion of his unvested stock options due to vest during the calendar year of his disability or death, and (ii) a prorated share of his bonus for the year of his disability or death. For the purposes of this analysis, which assumes a triggering event on December 31, 2010, he (or his estate) would be entitled to the full amount of his bonus for 2010.

Mr. Marples

If the Company terminates Mr. Marples’ employment without cause, he is entitled to receive either six months’ prior written notice or six months’ base salary payable over a period of six months in lieu of such notice.  Any such payment is subject to Mr. Marples’ execution of a release of all claims arising from termination of his employment.

If Mr. Marples (a) commits a serious breach or, after notice, any repeated or continued material breach of his obligations to the Company, (b) fails to satisfactorily performed his duties, (c) is guilty of an act of gross negligence, dishonesty or serious misconduct, (d) is declared bankrupt, (e) is convicted of any criminal offense, (f) is disqualified from holding any Company office or resigns from such office without prior written approval, (g) is prevented by illness, injury or other incapacity from performing his obligations to the Company for 130 days in any 12-month period, (h) commits a breach of the Propex acquisition agreement, (i) refuses to abide by or comply with the directives of the Board, (j) materially violates the Company’s code of conduct or (k) abuses alcohol or drugs, the Company may terminate his employment for cause immediately upon notice.  In such an event, Mr. Marples forfeits all unvested restricted stock and any unpaid bonus.

Others

Except as may be provided to all employees of the Company generally and as provided pursuant to the Company’s stock incentive plans (as described below), Mr. Radecki, Mr. Stanfill and Ms. Kitchen are not entitled to any post-employment compensation if their employment is terminated without cause.

Change of Control Provisions under the Company’s 1998 and 2007 Plans

Pursuant to the Company’s 1998 Plan and 2007 Plan and related award agreements, upon a change of control, all options will immediately vest and all restrictions on stock grants will lapse.  For purposes of the stock incentive plans, a “change of control” means:  (a) acquisition by a third party of more than 80% of the undiluted total voting power of the Company's then outstanding securities eligible to vote to elect members of the Board, (b) consummation of a merger or consolidation of the Company into any other entity, unless the holders of the Company’s voting securities outstanding immediately before such transaction hold securities that represent immediately after such merger or consolidation at least 20% of the combined voting power of the then outstanding voting securities of either the Company or the other surviving entity or its parent, or (c) the stockholders of the Company approve (i) a plan of complete liquidation or dissolution of the Company or (ii) an agreement for the Company's sale or disposition of all or substantially all the Company's assets, and such liquidation, dissolution, sale, or disposition is consummated.  Further, upon a substantial corporate change, if awards are not assumed, substituted or continued, the awards shall immediately vest and become exercisable before the consummation of the transaction.  For purpose of the stock incentive plans, a “substantial corporate change” means:  (w) dissolution or liquidation of the Company, (x) merger, consolidation, or reorganization of the Company with one or more corporations in which the Company is not the surviving corporation, (y) the sale of substantially all of the assets of the Company to another corporation, or (z) with respect to the 1998 Plan, any transaction (including a merger or reorganization in which the Company survives) approved by the Board that results in any person or entity (other than any affiliate of the Company as defined in Rule 144(a)(1) under the Securities Act) owning 100% of the combined voting power of all classes of stock of the Company, and, with respect to the 2007 Plan, a person acquires ownership of 100% of the combined voting power of all classes of stock of the Company.

The table below summarizes the potential termination and change of control payments described above for each of the named executive officers, excluding any payments that may be available under the Company’s company-wide severance plan, which provides payments that do not discriminate in scope, terms or operation, in favor of executive officers of the Company and that are available generally to all salaried employees, including the named executive officers.  The terms defined above apply to those used in this table.  Unless otherwise specifically noted below, all amounts assume that the triggering event in question — the termination upon a change of control, termination without cause or for good reason, death or disability — occurred on December 31, 2010, the last business day of 2010.

Name	Termination by Company “without cause”		Termination by Executive for “good reason”		Termination due to death or disability		Termination upon change of control		Change of control without termination(1)
Andrew C. Florance	$2,953,470	(2)	$2,953,470	(2)	$350,559	(3)	$5,419,974	(4)	$4,612,855
Brian J. Radecki	—		—		—		$2,104,004	(1)	$2,104,004
John Stanfill	—		—		—		$2,893,672	(1)	$2,893,672
Jennifer L. Kitchen	—		—		—		$706,727	(1)	$706,727
Paul Marples	$112,483	(5)	—		—		$813,598	(1)	$813,598
__________
(1)
Consists of the values realizable by the named executive officers with respect to unvested stock options (that are in-the-money) and restricted stock under the Company’s 1998 and 2007 Plans in the event of a change of control or substantial corporate change, as defined in the plans and described above, as of December 31, 2010, which values are summarized in the table below. The intrinsic value of the stock options was calculated by multiplying the number of shares underlying the unvested options by the difference between the exercise price of each unvested option and the closing price of the Company’s common stock ($57.56) on December 31, 2010, excluding options with an exercise price greater than the closing price on December 31, 2010.  The intrinsic value of the restricted stock was calculated using the closing price of the Company’s common stock on December 31, 2010 ($57.56).

Name	Unvested (in-the-money) Options (# shares)	Intrinsic Value	Unvested Restricted Stock (# shares)	Intrinsic Value	Total
Andrew C. Florance	97,934	$2,146,351	42,851	$2,466,504	$4,612,855
Brian J. Radecki	33,400	$728,838	23,891	$1,375,166	$2,104,004
John Stanfill	17,100	$287,125	45,284	$2,606,547	$2,893,672
Jennifer L. Kitchen	15,334	$332,587	6,500	$374,140	$706,727
Paul Marples	14,667	$310,869	8,734	$502,729	$813,598

(2)
Includes base salary for one year ($456,560), bonus for 2010 ($350,559), and the immediate vesting of all unvested stock options ($2,146,351).  The value of stock option vesting included in this amount was calculated by multiplying the number of unvested options by the difference between the exercise price of each unvested option and the closing price of the Company’s common stock ($57.56) on December 31, 2010, excluding options with an exercise price greater than the closing price on December 31, 2010.

(3)	Consists of the cash incentive bonus for 2010.
(4)
Mr. Florance’s employment agreement provides for a termination payment if there is an acquisition or change of control of the Company and Mr. Florance terminates his employment within one year after that event.  Assuming, for these purposes, that those conditions are met as of December 31, 2010, Mr. Florance would be entitled to the amount set forth, which includes base salary for one year ($456,560), his cash incentive bonus for 2010 ($350,559), and the immediate vesting of all unvested stock options ($2,146,351) and all unvested restricted stock ($2,466,504) under the respective stock incentive plans.  The value of stock option vesting included in this amount was calculated by multiplying the number of unvested options by the difference between the exercise price of each unvested option and the closing price of the Company’s common stock ($57.56) on December 31, 2010, excluding options with an exercise price greater than the closing price on December 31, 2010.  The value of the restricted stock was calculated by multiplying the number of outstanding restricted shares by the closing price of the Company’s common stock on December 31, 2010 ($57.56).

(5)
Consists of six months’ base salary.  The amount set forth has been converted from British pounds using a conversion rate of 1.55, which is the average exchange rate for the period from January 1, 2010 to December 31, 2010.

Company-Wide Severance Policy

As described above under “Termination and Change of Control Payments” on page 53 of this proxy statement, in 2008, the Company adopted a company-wide severance plan that provides payments that do not discriminate in scope, terms or operation in favor of executive officers of the Company and that are available generally to all salaried employees, including the named executive officers.  Pursuant to the company-wide severance policy, full-time staff who are part of a position reduction may receive severance pay equal to two weeks current base pay for the first year or less of employment, plus one week current base pay for each completed additional year of continuous service (up to a 16-week maximum payout) in exchange for a full release of claims.  In the event of termination of employment as a result of a position reduction, under the Company-wide severance policy, Mr. Radecki would be entitled to $67,200, Mr. Stanfill would be entitled to $76,923 and Ms. Kitchen would be entitled to $60,800.  Messrs. Florance and Marples would be entitled to the payments set forth in their employment agreements, which are described above.

Certain Relationships and Related Transactions

In April 2009, the Company entered into an engagement with ghSMART & Company, Inc. (“ghSMART”), a management consulting firm, to evaluate the Company’s sales force senior management and provide guidance with respect to hiring and recruiting best practices for the Company’s sales force.  In addition, in October 2009, the Company entered into an engagement with ghSMART for phase 2 of ghSMART’s services, including hiring and recruiting best practices for the Company’s sales force management.  Pursuant to these engagements, the Company paid ghSMART $343,683 in 2009 and $107,660 in 2010.  Randy Street, a Partner of ghSMART is the brother-in-law of our Chief Executive Officer.  Mr. Street acted as the senior client manager on the project.  He has a less than 0.5% equity stake in ghSMART.  Mr. Street was paid 25 percent of the amounts paid by the Company pursuant to these engagements.  In accordance with the procedures described below for Interested Transactions (as defined below), the Audit Committee reviewed and approved each engagement with ghSMART prior to commencement of the respective engagement.  ghSMART’s engagements have both ended, and no further work is contemplated under either engagement.

Since January 1, 2010, other than the ghSMART transaction discussed above, none of our executive officers or directors has engaged in or had a direct or indirect interest in any transactions with us that are required to be disclosed in this proxy statement.

The Board recognizes that Interested Transactions can present potential or actual conflicts of interest and create the appearance that Company decisions are based on considerations other than the best interests of the Company and its stockholders. In April 2006, the Board delegated authority to the Audit Committee to review and approve Interested Transactions, and the Audit Committee has adopted written procedures as detailed below for the review, approval, or ratification of Interested Transactions.

An “Interested Transaction” is any transaction, arrangement or relationship (including any indebtedness or guarantee of indebtedness), or any series of similar transactions, arrangements or relationships, in which (a) the aggregate amount involved will or may be expected to exceed $100,000 in any calendar year, (b) the Company is a participant, and (c) any Related Party (defined below) has or will have a direct or indirect interest (other than solely as a result of being a director or trustee (or any similar position) or a less than 10 percent beneficial owner of another entity).  A “Related Party” is any (a) person who is or was (since the beginning of the last year for which the Company has filed an annual report on Form 10-K and proxy statement, even if they do not presently serve in that role) an executive officer, director or nominee for election as a director of the Company, (b) greater than 5 percent beneficial owner of the Company’s outstanding common stock, or (c) Immediate Family Member of any of the foregoing. An “Immediate Family Member” is any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law and any person (other than a tenant or employee) sharing the household of a person.

The Audit Committee will review all of the relevant facts and circumstances of all Interested Transactions and either approve or disapprove of the entry into the Interested Transaction, subject to limited exceptions described in the Interested Transactions policy. In determining whether to approve an Interested Transaction, the Audit Committee will take into account, among other factors it deems appropriate, whether the Interested Transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the Related Party’s interest in the transaction.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires that our directors and executive officers, and anyone who beneficially owns more than 10% of our common stock, file with the SEC reports of initial ownership and reports of changes in ownership of our common stock, and to furnish us with copies of those reports. Based solely on a review of the reports furnished to us and on written representations from reporting persons, we believe that during 2010, our directors, executive officers and 10% stockholders filed the required reports on a timely basis under Section 16(a).

Other Information

We have included a copy of our Annual Report for the year ended December 31, 2010 and our annual report on Form 10-K for the year ended December 31, 2010 with this proxy statement.  In addition, you may obtain a copy of our annual report on Form 10-K, including the financial statements and financial statement schedules, without charge by sending a written request to Tim Trainor, Communications Director, CoStar Group, Inc., 1331 L Street N.W., Washington, DC 20005.

If you and others who share your mailing address own common stock in street name, meaning through bank or brokerage accounts, you may have received a notice that your household will receive only one annual report and proxy statement from each company whose stock is held in such accounts. This practice, known as “householding,” is designed to reduce the volume of duplicate information and reduce printing and postage costs. Unless you responded that you did not want to participate in householding, you were deemed to have consented to it and a single copy of this proxy statement, the 2010 Annual Report and the 2010 annual report on Form 10-K have been sent to your address. Each stockholder will continue to receive a separate voting instruction form. If you would like to revoke your consent to householding and in the future receive your own set of proxy materials or if your household is currently receiving multiple copies of the proxy materials and you would like in the future to receive only a single set of proxy materials at your address, please contact our transfer agent, American Stock Transfer and Trust Company, at 6201 15th Avenue, Brooklyn, NY  11219, or at (718) 921-8200 and indicate your name and your account numbers. The revocation of consent to householding will be effective 30 days following its receipt.  We will deliver promptly, upon written or oral request, a separate copy of the proxy materials for the Annual Meeting to a stockholder at a shared address to which a single copy of the documents was delivered. This request should be made by sending a written request to Tim Trainor, Communications Director, CoStar Group, Inc., 1331 L Street N.W., Washington, DC 20005 or by calling Mr. Trainor at (202) 346-6500.

This Proxy is solicited on behalf of the Board by directors, officers or employees. The Company will bear all expenses in connection with the Annual Meeting and this proxy solicitation. We have also retained Innisfree M&A Incorporated to assist in distribution of these proxy materials and soliciting proxy voting instructions, at an estimated cost not to exceed $10,000, plus reasonable expenses. Proxies may be solicited in person, by telephone, by mail, telegram, facsimile, or other electronic or other means.  Innisfree M&A Incorporated will request that brokerage houses, banks and other custodians forward proxy material to beneficial owners of our common stock. We will reimburse brokerage houses, banks, and other custodians for their reasonable expenses for forwarding these materials to beneficial owners. American Stock Transfer and Trust Company will act as proxy tabulator.

Appendix A

COSTAR GROUP, INC.
2011 INCENTIVE BONUS PLAN

1.
Purpose.  The purpose of this Plan is to provide certain employees of CoStar Group, Inc. and its Affiliates with incentive compensation based upon the level of achievement of financial, business and other performance criteria.  This Plan is intended to permit the payment of bonuses that may qualify as performance-based compensation under Code Section 162(m).

2.	Definitions.

(a)	“Affiliate” means (i) any entity that, directly or indirectly, is controlled by the Company and (ii) any entity in which the Company has a significant equity interest.

(b)	“Board” means the Board of Directors of the Company.

(c)	“Bonus” means a cash payment made pursuant to this Plan with respect to a particular Performance Period, determined pursuant to Section 8 below.

(d)
“Bonus Formula” means as to any Performance Period, the formula established by the Committee pursuant to Section 6 in order to determine the Bonus amounts, if any, to be paid to Participants based upon the level of achievement of targeted goals for the selected Performance Measures.  The formula may differ from Participant to Participant or business group to business group.  The Bonus Formula shall be of such a nature that an objective third party having knowledge of all the relevant facts could determine whether targeted goals for the Performance Measures have been achieved.

(e)	“Code” means the Internal Revenue Code of 1986, as amended.

(f)
“Committee” means the Compensation Committee of the Board or any subcommittee thereof formed by the Compensation Committee for the purpose of acting as the Committee hereunder.  For purposes of satisfying the requirements of Code Section 162(m) and the regulations thereunder, the Committee is intended to consist solely of “outside directors” as such term is defined in Code Section 162(m).

(g)	“Company” means CoStar Group, Inc., a Delaware corporation.

(h)	“Fiscal Year” means the calendar year.

(i)
“Officer” means an employee of the Company or its Affiliates who is appointed as an officer of the Company or one of its wholly owned subsidiaries by the Board of Directors or the Compensation Committee of the Board of Directors.

(j)	“Participant” means an Officer.

(k)	“Performance-Based Compensation” means compensation that qualifies as “performance-based compensation” within the meaning of Code Section 162(m).

(l)
“Performance Measure” means any one or more of the following performance criteria, either individually, alternatively or in any combination, applied to either Company as a whole or to a region, business unit, Affiliate or business segment, either individually, alternatively or in any combination, and measured either on an absolute basis or relative to a pre-established target, to a previous period’s results or to a designated comparison group, in each case as specified by the Committee:  (i) cash flow (before or after dividends), (ii) earnings or earnings per share (including earnings before interest, taxes, depreciation and amortization), (iii) stock price, (iv) return on equity, (v) total stockholder return, (vi) return on capital or investment (including return on total capital, return on invested capital, or return on investment), (vii) return on assets or net assets, (viii) market capitalization, (ix) economic value added, (x) debt leverage (debt to capital), (xi) revenue, (xii) income or net income, (xiii) operating income, (xiv) operating profit or net operating profit, (xv) operating margin or profit margin, (xvi) return on operating revenue, (xvii) cash from operations, (xviii) operating ratio, (xix) operating revenue, or (xx) customer service.

(m)	“Performance Period” means any Fiscal Year or such other period as determined by the Committee.

(n)	“Plan” means this CoStar Group, Inc. 2011 Incentive Bonus Plan.

(o)
“Predetermination Date” means, for a Performance Period, (i) the earlier of 90 days after commencement of the Performance Period or the expiration of 25% of the Performance Period, provided that the achievement of targeted goals under the selected Performance Measures for the Performance Period is substantially uncertain at such time; or (ii) such other date on which a performance goal is considered to be pre-established pursuant to Code Section 162(m).

3.	Eligibility. The individuals eligible to participate in this Plan for a given Performance Period shall be Officers.

4.	Plan Administration.

(a)
The Plan shall be administered by the Committee.  The Committee shall have full power and authority, subject to the provisions of the Plan and subject to such orders or resolutions not inconsistent with the provisions of the Plan as may from time to time be adopted by the Board, to: (i) select the Participants to whom Bonuses may from time to time be paid hereunder; (ii) determine the terms and conditions, not inconsistent with the provisions of the Plan, of each Bonus; (iii) determine the time when Bonuses will be granted and paid and the Performance Period to which they relate; (iv) certify the achievement of Performance Measures and the maximum amount of the Bonus payable for each Participant in respect of Performance Periods; (v) determine whether payment of Bonuses may be deferred by Participants as provided in Section 8(b); (vi) interpret and administer the Plan and any instrument or agreement entered into in connection with the Plan; (vii) correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Bonus award in the manner and to the extent that the Committee shall deem desirable to carry it into effect; (viii) establish such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; and (ix) make any other determination and take any other action that the Committee deems necessary or desirable for administration of the Plan.

(b)
Decisions of the Committee shall be final, conclusive and binding on all persons or entities, including the Company, any Affiliate, any Participant and any person claiming any benefit or right under an award or under the Plan.

(c)
Notwithstanding the foregoing, to the extent consistent with Code Section 162(m), the Committee may delegate the responsibility for administering the Plan, subject to such limitations as the Committee deems appropriate.  All references in the Plan to the "Committee" shall be, as applicable, to the Committee or any other committee or officer to whom the Board or the Committee has delegated authority to administer the Plan.

5.
Term.  This Plan shall be effective as of January 1, 2011.  Notwithstanding the foregoing, this Plan shall terminate unless it is approved at the next annual stockholders meeting following the date that the Board adopts this Plan.  Once approved by the Company's stockholders, this Plan shall continue until the earlier of (i) a termination under Section 9 of this Plan, (ii) the date any stockholder approval requirement under Code Section 162(m) ceases to be met or (iii) the date that is five years after the stockholder meeting in 2011.

6.	Bonuses. Prior to the Predetermination Date for a Performance Period, the Committee shall designate or approve in writing, the following:

(a)	Performance Period;

(b)	Positions or names of employees who will be Participants for the Performance Period;

(c)	Targeted goals for selected Performance Measures during the Performance Period; and

(d)	Applicable Bonus Formula for each Participant, which may be for an individual Participant or a group of Participants.

7.	Determination of Amount of Bonus.

(a)
Calculation.  After the end of each Performance Period, the Committee shall certify in writing (to the extent required under Code Section 162(m)) the extent to which the targeted goals for the Performance Measures applicable to each Participant for the Performance Period were achieved or exceeded. The Bonus for each Participant shall be determined by applying the Bonus Formula to the level of actual performance that has been certified by the Committee. Notwithstanding any contrary provision of this Plan, the Committee, in its sole discretion, may eliminate or reduce the Bonus payable to any Participant below that which otherwise would be payable under the Bonus Formula.  The aggregate Bonus(es) payable to any Participant during any Fiscal Year shall not exceed $3 Million.

To the extent consistent with Code Section 162(m), if so determined by the Committee at the time the applicable Performance Measure is adopted, the Committee may appropriately adjust any evaluation of performance under the Performance Measure to (A) eliminate the effects of charges for restructurings, discontinued operations, extraordinary items and all items of gain, loss or expense determined to be extraordinary or unusual in nature or related to the acquisition or disposal of a segment of a business or related to a change in accounting principle all as determined in accordance with standards established by opinion No. 30 of the Accounting Principles Board (APA Opinion No. 30) or other applicable or successor accounting provisions, as well as the cumulative effect of accounting changes, in each case as determined in accordance with generally accepted accounting principles or identified in the Company’s financial statements or notes to the financial statements, and (B) exclude any of the following events that occurs during a Performance Period: (i) asset write-downs, (ii) litigation, claims, judgments or settlements, (iii) the effect of changes in tax law or other such laws or provisions affecting reported results, (iv) accruals for reorganization and restructuring programs and (v) accruals of any amounts for payment under this Plan or any other compensation arrangement maintained by the Company or any Affiliate.

(b)
Right to Receive Payment.  Each Bonus under this Plan shall be paid solely from general assets of the Company and its Affiliates. This Plan is unfunded and unsecured; nothing in this Plan shall be construed to create a trust or to establish or evidence any Participant’s claim of any right to payment of a Bonus other than as an unsecured general creditor with respect to any payment to which he or she may be entitled.

8.	Payment of Bonuses.

(a)
Timing of Distributions. The Company and its Affiliates shall distribute amounts payable to Participants as soon as is administratively practicable following the determination and written certification of the Committee for a Performance Period, but in no event later than March 15 after the end of the calendar year in which the Performance Period ends, except to the extent a Participant has made a timely election to defer the payment of all or any portion of such Bonus under a Company-approved deferred compensation plan or arrangement.

(b)
Payment.  The payment of a Bonus, if any (as determined by the Committee at the end of the Performance Period), with respect to a specific Performance Period requires that the employee be an active employee on the Company’s or its Affiliate’s payroll on the last day of each applicable Performance Period, subject to the terms of any employment agreements in effect prior to the effective date of this Plan and the following:

(i)
Leave of Absence or Non-Pay Status.  A Participant may receive a Bonus while on an approved leave of absence or non-pay status.  Such Bonus shall be prorated in a manner that the Committee determines in it sole discretion.

(ii)
Disability, Workforce Restructuring, Voluntary Severance Incentive Program, Divestiture or Retirement.  To the extent permitted by Code Section 162(m), a Participant who terminates due to disability, participation in a workforce restructuring or voluntary severance incentive program, divestiture or retirement under the Company’s retirement policies may receive a prorated Bonus.  The method in which a Bonus is prorated shall be determined by the Committee in its sole discretion.

(iii)
Death.  The estate of a Participant who dies prior to the end of a Performance Period or after the end of a Performance Period but prior to payment may receive a Bonus or prorated Bonus.  The method in which a Bonus is prorated shall be determined by the Company in its sole discretion.

(c)
Change in Status.  A Participant who has a change in status that results in being ineligible to participate in this Plan or eligible in more than one variable pay plan, including this Plan, in a Performance Period may receive a prorated Bonus, if any (as determined by the Committee at the end of the Performance Period), under this Plan.  The method in which a Bonus is prorated shall be determined by the Company in its sole discretion.

(d)
Code Section 409A.  The Bonuses payable under the Plan are intended to be excluded from coverage under Code Section 409A pursuant to the “short-term deferral rule.”  However, to the extent that any Bonus under the Plan is subject to Code Section 409A, the terms and administration of such Bonus shall comply with the provisions of such Section, applicable IRS guidance and good faith reasonable interpretations thereof, and, to the extent necessary to achieve compliance, shall be modified, replaced, or terminated at the discretion of the Committee.

9.
Amendment and Termination.  The Committee may amend, modify, suspend or terminate this Plan, in whole or in part, at any time, including the adoption of amendments deemed necessary or desirable to correct any defect or to supply omitted data or to reconcile any inconsistency in this Plan or in any Bonus granted hereunder; provided, however, that no amendment, alteration, suspension or discontinuation shall be made which would (i) increase the amount of compensation payable pursuant to such Bonus, or (ii) cause compensation that is, or may become, payable hereunder to fail to qualify as Performance-Based Compensation.

10.	Withholding. Distributions pursuant to this Plan shall be subject to all applicable taxes and contributions required by law to be withheld in accordance with procedures established by the Company.

11.	No Additional Participant Rights.

(a)	No individual or Participant shall have any claim to be granted any Bonus under the Plan, and the Company has no obligation for uniformity of treatment of Participants under the Plan.

(b)
Furthermore, nothing in the Plan or any Bonus granted under the Plan shall be deemed to constitute an employment contract or confer or be deemed to confer on any Participant any right to continue in the employ of, or to continue any other relationship with, the Company or any Affiliate or limit in any way the right of the Company or any Affiliate to terminate a Participant's employment or other relationship at any time, with or without cause.

12.
Successors.  All obligations of the Company or its Affiliates under the Plan with respect to Bonuses shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all the business and/or assets of the Company.

13.
Nonassignment.  The rights of a Participant under this Plan shall not be assignable or transferable by the Participant except by will or the laws of descent and distribution, except to the extent a Participant designates one or more beneficiaries on a Company-approved form who may receive payment under the Plan after the Participant's death.

14.
Severability.  If any provision of the Plan or any Bonus is determined to be invalid, illegal or unenforceable in any jurisdiction, or as to any person, or would disqualify the Plan or any Bonus under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws, or, if it cannot be so construed or deemed amended without, in the Committee's determination, materially altering the intent of the Plan or the Bonus, such provision shall be stricken as to such jurisdiction, person or Bonus, and the remainder of the Plan and any such Bonus shall remain in full force and effect.

15.
Governing Law.  The Plan, all Bonuses granted thereunder and all determinations made and actions taken pursuant hereto, to the extent not otherwise governed by the laws of the United States, shall be governed by the laws of the State of Delaware without giving effect to principles of conflicts of law.

Appendix B

COSTAR GROUP, INC.

2007 STOCK INCENTIVE PLAN
(Amended effective April 1, 2011)

1. Purpose

The purpose of the CoStar Group, Inc. 2007 Stock Incentive Plan (the “Plan”) is to advance the interests of CoStar Group, Inc. (the “Company”) by enabling the Company and its subsidiaries to attract, retain and motivate employees of the Company by providing for or increasing the proprietary interests of such individuals in the Company, and by enabling the Company to attract, retain and motivate its nonemployee directors and further align their interests with those of the shareholders of the Company by providing for or increasing the proprietary interests of such directors in the Company. The Plan provides for the grant of Incentive and Nonqualified Stock Options, Stock Appreciation Rights, Restricted Stock and Restricted Stock Units, any of which may be performance-based, as determined by the Committee.

2. Definitions

As used in the Plan, the following terms shall have the meanings set forth below:

(a)           “Award” means an Incentive Stock Option, Nonqualified Stock Option, Stock Appreciation Right, Restricted Stock, or Restricted Stock Unit granted to a Participant pursuant to the provisions of the Plan, any of which the Committee may structure to qualify in whole or in part as a Performance Award.

(b)           “Award Agreement” means a written agreement or other instrument as may be approved from time to time by the Committee implementing the grant of each Award. An Agreement may be in the form of an agreement to be executed by both the Participant and the Company (or an authorized representative of the Company) or certificates, notices or similar instruments as approved by the Committee.

(c)           “Board” means the board of directors of the Company.

(d)           “Code” means the Internal Revenue Code of 1986, as amended from time to time, and the rulings and regulations issues thereunder.

(e)           “Committee” means the Committee delegated the authority to administer the Plan in accordance with Section 16.

(f)           “Common Share” means a share of the Company’s common stock, subject to adjustment as provided in Section 11.

(g)           “Company” means CoStar Group, Inc., a Delaware corporation.

(h)           “Fair Market Value” means, as of any given date, the closing sales price on such date during normal trading hours (or, if there are no reported sales on such date, on the last date prior to such date on which there were sales) of the Common Shares on NASDAQ, the New York Stock Exchange Composite Tape or, if not listed on such exchanges, on any other national securities exchange on which the Common Shares are listed, in any case, as reporting in such source as the Committee shall select. If there is no regular public trading market for such Common Shares, the Fair Market Value of the Common Shares shall be determined by the Committee in good faith and in compliance with Section 409A of the Code.

(i)           “Incentive Stock Option” means a stock option that is intended to qualify as an “incentive stock option” within the meaning of Section 422 of the Code.

(j)           “Nonemployee Director” means each person who is, or is elected to be, a member of the Board or the board of directors of any Subsidiary and who is not an employee of the Company or any Subsidiary.

(k)           “Nonqualified Stock Option” means a stock option that is not intended to qualify as an “incentive stock option” within the meaning of Section 422 of the Code.

(l)           “Option” means an Incentive Stock Option and/or a Nonqualified Stock Option granted pursuant to Section 6 of the Plan.

(m)           “Participant” means any individual described in Section 3 to whom Awards have been granted from time to time by the Committee and any authorized transferee of such individual.

(n)           “Performance Award” means an Award, the grant, issuance, retention, vesting or settlement of which is subject to satisfaction of one or more performance criteria pursuant to Section 12.

(o)           “Plan” means the CoStar Group, Inc. 2007 Stock Incentive Plan as set forth herein and as amended from time to time.

(p)           “Prior Plan” means the CoStar Group, Inc. 1998 Stock Incentive Plan.

(q)           “Qualifying Performance Criteria” has the meaning set forth in Section 12(b).

(r)           “Restricted Stock” means Common Shares granted pursuant to Section 8 of the Plan.

(s)           “Restricted Stock Unit” means an Award granted to a Participant pursuant to Section 8 pursuant to which Common Shares or cash in lieu thereof may be issued in the future.

(t)           “Stock Appreciation Right” means a right granted pursuant to Section 7 of the Plan that entitles the Participant to receive, in cash or Common Shares or a combination thereof, as determined by the Committee, value equal to or otherwise based on the excess of (i) the market price of a specified number of Common Shares at the time of exercise over (ii) the exercise price of the right, as established by the Committee on the date of grant.

(u)           “Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company where each of the corporations in the unbroken chain other than the last corporation owns stock possessing at least 50 percent or more of the total combined voting power of all classes of stock in one of the other corporations in the chain, and if specifically determined by the Committee in the context other than with respect to Incentive Stock Options, may include an entity in which the Company has a significant ownership interest or that is directly or indirectly controlled by the Company.

(v)           “Substitute Awards” means Awards granted or Common Shares issued by the Company in assumption of, or in substitution or exchange for, awards previously granted, or the right or obligation to make future awards, by a corporation acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines.

3. Eligibility

Any person who is an officer or employee of the Company or of any Subsidiary (including any director who is also an employee, in his or her capacity as such) shall be eligible for selection by the Committee for the grant of Awards hereunder. In addition, Nonemployee Directors shall be eligible for the grant of Awards hereunder as determined by the Committee. In addition any service provider who has been retained to provide consulting, advisory or other services to the Company or to any Subsidiary shall be eligible for selection by the Committee for the grant of Awards hereunder. Options intending to qualify as Incentive Stock Options may only be granted to employees of the Company or any Subsidiary within the meaning of the Code, as selected by the Committee.

4. Effective Date and Termination of Plan

This Plan was adopted by the Board and became effective as of April 26, 2007 (the “Effective Date”), subject to the approval by the Company’s stockholders. All Awards granted under this Plan are subject to, and may not be exercised before, the approval of this Plan by the stockholders prior to the first anniversary date of the effective date of the Plan by the affirmative vote of the holders of a majority of the outstanding Common Shares of the Company present, or represented by proxy, and entitled to vote, at a meeting of the Company’s stockholders or by written consent in accordance with the laws of the State of Delaware; provided that if such approval by the stockholders of the Company is not forthcoming, all Awards previously granted under this Plan shall be void. The Plan shall remain available for the grant of Awards until the tenth (10th) anniversary of the Effective Date. Notwithstanding the foregoing, the Plan may be terminated at such earlier time as the Board may determine. Termination of the Plan will not affect the rights and obligations of the Participants and the Company arising under Awards theretofore granted and then in effect.

5. Common Shares Subject to the Plan and to Awards

(a)           Aggregate Limits. The aggregate number of Shares issuable pursuant to all Awards shall not exceed 2,300,000 shares, plus (i) any Shares that were authorized for issuance under the Prior Plan that, as of June 7, 2007, remain available for issuance under the Prior Plan (not including any Shares that are subject to, as of June 7, 2007, outstanding awards under the Prior Plan or any Shares that prior to June 7, 2007 were issued pursuant to awards granted under the Prior Plan) and (ii) any Shares subject to outstanding awards under the Prior Plan as of June 7, 2007 that on or after such date cease for any reason to be subject to such awards (other than by reason of exercise or settlement of the awards to the extent they are exercised for or settled in vested and nonforfeitable shares). The aggregate number of Common Shares available for grant under this Plan and the number of Common Shares subject to outstanding Awards shall be subject to adjustment as provided in Section 11. The Common Shares issued pursuant to Awards granted under this Plan may be shares that are authorized and unissued or shares that were reacquired by the Company, including shares purchased in the open market.

(b)           Issuance of Common Shares. For purposes of this Section 5, the aggregate number of Common Shares available for Awards under this Plan at any time shall not be reduced by (i) shares subject to Awards that have been terminated, expired unexercised, forfeited or settled in cash, (ii) shares subject to Awards that have been retained by the Company in payment or satisfaction of the exercise price, purchase price or tax withholding obligation of an Award, or (iii) shares subject to Awards that otherwise do not result in the issuance of Common Shares in connection with payment or settlement of an Award. In addition, Common Shares that have been delivered (either actually or by attestation) to the Company in payment or satisfaction of the exercise price, purchase price or tax withholding obligation of an Award shall be available for Awards under this Plan.

(c)           Tax Code Limits. The aggregate number of Common Shares subject to Awards granted under this Plan during any calendar year to any one Participant shall not exceed 400,000, which number shall be calculated and adjusted pursuant to Section 11 only to the extent that such calculation or adjustment will not affect the status of any Award intended to qualify as “performance based compensation” under Section 162(m) of the Code but which number shall not count any tandem SARs (as defined in Section 7). Any Common Shares that may be issued under this Plan may be issued pursuant to the exercise of Incentive Stock Options.

(d)           Substitute Awards. Substitute Awards shall not reduce the Common Shares authorized for issuance under the Plan or authorized for grant to a Participant in any calendar year. Additionally, in the event that a corporation acquired by the Company or any Subsidiary, or with which the Company or any Subsidiary combines, has shares available under a pre-existing plan approved by shareholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the Common

Shares authorized for issuance under the Plan; provided that Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not employees, directors or consultants of the Company or its Subsidiaries immediately before such acquisition or combination.

6. Options

(a)           Option Awards. Options may be granted at any time and from time to time prior to the termination of the Plan to Participants as determined by the Committee. No Participant shall have any rights as a stockholder with respect to any Common Shares subject to Option hereunder until said Common Shares have been issued, except that the Committee may authorize dividend equivalent accruals with respect to such Common Shares. Each Option shall be evidenced by an Award Agreement. Options granted pursuant to the Plan need not be identical but each Option must contain and be subject to the terms and conditions set forth below.

(b)           Price. The Committee will establish the exercise price per Common Share under each Option, which, in no event will be less than the Fair Market Value of the Common Shares on the date of grant; provided, however, that the exercise price per Common Share with respect to an Option that is granted in connection with a merger or other acquisition as a substitute or replacement award for options held by optionees of the acquired entity may be less than 100% of the market price of the Common Shares on the date such Option is granted if such exercise price is based on a formula set forth in the terms of the options held by such optionees or in the terms of the agreement providing for such merger or other acquisition. The exercise price of any Option may be paid in Common Shares, cash, certified check, money order or a combination thereof, as determined by the Committee, including an irrevocable commitment by a broker to pay over such amount from a sale of the Common Shares issuable under an Option, the delivery of previously owned Common Shares and withholding of Common Shares deliverable upon exercise.

(c)           No Repricing. Other than in connection with a change in the Company’s capitalization (as described in Section 11) the terms of outstanding Options may not be amended to reduce the exercise price of an Option or cancel, exchange, substitute, buyout or surrender an outstanding Option in exchange for cash, other awards or Options with an exercise price that is less than the exercise price of the original Option without stockholder approval.

(d)           Provisions Applicable to Options. The date on which Options become exercisable shall be determined at the sole discretion of the Committee and set forth in an Award Agreement. Unless provided otherwise in the applicable Award Agreement, to the extent that the Committee determines that an approved leave of absence or employment on a less than full-time basis is not a termination of employment, the vesting period and/or exercisability of an Option shall be adjusted by the Committee during or to reflect the effects of any period during which the Participant is on an approved leave of absence or is employed on a less than full-time basis.

(e)           Term of Options and Termination of Employment:  The Committee shall establish the term of each Option, which in no case shall exceed a period of ten (10) years from the date of grant. Unless an Option earlier expires upon the expiration date established pursuant to the foregoing sentence, upon the termination of the Participant’s employment, his or her rights to exercise an Option then held shall be determined by the Committee and set forth in an Award Agreement.

(f)           Incentive Stock Options. Notwithstanding anything to the contrary in this Section 6, in the case of the grant of an Option intending to qualify as an Incentive Stock Option: (i) if the Participant owns stock possessing more than 10 percent of the combined voting power of all classes of stock of the Company (a “10% Common Shareholder”), the exercise price of such Option must be at least 110 percent of the Fair Market Value of the Common Shares on the date of grant and the Option must expire within a period of not more than five (5) years from the date of grant, and (ii) termination of employment will occur when the person to whom an Award was granted ceases to be an employee (as determined in accordance with Section 3401(c) of the Code and the regulations promulgated thereunder) of the Company and its Subsidiaries. Notwithstanding anything in this Section 6 to the contrary, options designated as Incentive Stock Options shall not be eligible for treatment under the Code as Incentive Stock Options (and will be deemed to be Nonqualified Stock Options) to the extent that either (a) the aggregate Fair Market

Value of Common Shares (determined as of the time of grant) with respect to which such Options are exercisable for the first time by the Participant during any calendar year (under all plans of the Company and any Subsidiary) exceeds $100,000, taking Options into account in the order in which they were granted, or (b) such Options otherwise remain exercisable but are not exercised within three (3) months of Termination of employment (or such other period of time provided in Section 422 of the Code).

7. Stock Appreciation Rights

Stock Appreciation Rights may be granted to Participants from time to time either in tandem with or as a component of other Awards granted under the Plan (“tandem SARs”) or not in conjunction with other Awards (“freestanding SARs”) and may, but need not, relate to a specific Option granted under Section 6. The provisions of Stock Appreciation Rights need not be the same with respect to each grant or each recipient. Any Stock Appreciation Right granted in tandem with an Award may be granted at the same time such Award is granted or at any time thereafter before exercise or expiration of such Award. All freestanding SARs shall be granted subject to the same terms and conditions applicable to Options as set forth in Section 6 and all tandem SARs shall have the same exercise price, vesting, exercisability, forfeiture and termination provisions as the Award to which they relate. Subject to the provisions of Section 6 and the immediately preceding sentence, the Committee may impose such other conditions or restrictions on any Stock Appreciation Right as it shall deem appropriate. Stock Appreciation Rights may be settled in Common Shares, cash or a combination thereof, as determined by the Committee and set forth in the applicable Award Agreement. Other than in connection with a change in the Company’s capitalization (as described in Section 11) the terms of outstanding Stock Appreciation Rights may not be amended to reduce the exercise price of a Stock Appreciation Right or cancel, exchange, substitute, buyout or surrender an outstanding Stock Appreciation Right in exchange for cash, other awards or Stock Appreciation Rights with an exercise price that is less than the exercise price of the original Stock Appreciation Right without stockholder approval.

8. Restricted Stock and Restricted Stock Units

(a)           Restricted Stock and Restricted Stock Unit Awards. Restricted Stock and Restricted Stock Units may be granted at any time and from time to time prior to the termination of the Plan to Participants as determined by the Committee. Restricted Stock is an award or issuance of Common Shares the grant, issuance, retention, vesting and/or transferability of which is subject during specified periods of time to such conditions (including continued employment or performance conditions) and terms as the Committee deems appropriate. Restricted Stock Units are Awards denominated in units of Common Shares under which the issuance of Common Shares is subject to such conditions (including continued employment or performance conditions) and terms as the Committee deems appropriate. Each grant of Restricted Stock and Restricted Stock Units shall be evidenced by an Award Agreement. Unless determined otherwise by the Committee, each Restricted Stock Unit will be equal to one Common Share and will entitle a Participant to either the issuance of Common Shares or payment of an amount of cash determined with reference to the value of Common Shares. To the extent determined by the Committee, Restricted Stock and Restricted Stock Units may be satisfied or settled in Common Shares, cash or a combination thereof. Restricted Stock and Restricted Stock Units granted pursuant to the Plan need not be identical but each grant of Restricted Stock and Restricted Stock Units must contain and be subject to the terms and conditions set forth below.

(b)           Contents of Agreement. Each Award Agreement shall contain provisions regarding (i) the number of Common Shares or Restricted Stock Units subject to such Award or a formula for determining such number, (ii) the purchase price of the Common Shares, if any, and the means of payment, (iii) the performance criteria, if any, and level of achievement versus these criteria that shall determine the number of Common Shares or Restricted Stock Units granted, issued, retainable and/or vested, (iv) such terms and conditions on the grant, issuance, vesting and/or forfeiture of the Common Shares or Restricted Stock Units as may be determined from time to time by the Committee, (v) the term of the performance period, if any, as to which performance will be measured for determining the number of such Common Shares or Restricted Stock Units, and (vi) restrictions on the transferability of the Common Shares or Restricted Stock Units. Common Shares issued under a Restricted Stock Award may be issued in the name of the Participant and held by the Participant or held by the Company, in each case as the Committee may provide.

(c)           Vesting and Performance Criteria. The grant, issuance, retention, vesting and/or settlement of shares of Restricted Stock and Restricted Stock Units will occur when and in such installments as the Committee determines or under criteria the Committee establishes, which may include Qualifying Performance Criteria; provided, however, that, except in the case of a change of control of the Company, the death or disability of the Participant or awards granted to employees of the Company or any Subsidiary in appreciation of past service to the Company or a Subsidiary pursuant to a Company program or policy that applies to all such employees on an equal basis, vesting of Restricted Stock and Restricted Stock Units shall be no earlier than three (3) years from the date of grant for Awards not subject to vesting based on performance criteria and one (1) year from the date of grant for Awards that vest based on the achievement of performance criteria. Notwithstanding anything in this Plan to the contrary, the performance criteria for any Restricted Stock or Restricted Stock Unit that is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code will be a measure based on one or more Qualifying Performance Criteria selected by the Committee and specified when the Award is granted.

(d)           Discretionary Adjustments and Limits. Subject to the limits imposed under Section 162(m) of the Code for Awards that are intended to qualify as “performance based compensation,” notwithstanding the satisfaction of any performance goals, the number of Common Shares granted, issued, retainable and/or vested under an Award of Restricted Stock or Restricted Stock Units on account of either financial performance or personal performance evaluations may, to the extent specified in the Award Agreement, be reduced by the Committee on the basis of such further considerations as the Committee shall determine.

(e)           Voting Rights. Unless otherwise determined by the Committee, Participants holding shares of Restricted Stock granted hereunder may exercise full voting rights with respect to those shares during the period of restriction. Participants shall have no voting rights with respect to Common Shares underlying Restricted Stock Units unless and until such Common Shares are reflected as issued and outstanding shares on the Company’s stock ledger.

(f)           Dividends and Distributions. Participants in whose name Restricted Stock is granted shall be entitled to receive all dividends and other distributions paid with respect to those Common Shares, unless determined otherwise by the Committee. The Committee will determine whether any such dividends or distributions will be automatically reinvested in additional shares of Restricted Stock and subject to the same restrictions on transferability as the Restricted Stock with respect to which they were distributed or whether such dividends or distributions will be paid in cash. Common Shares underlying Restricted Stock Units shall be entitled to dividends or dividend equivalents only to the extent provided by the Committee.  Notwithstanding the foregoing, Restricted Stock and Common Shares underlying Restricted Stock Units that are subject to Qualifying Performance Criteria (as defined below) shall not be entitled to dividends or dividend equivalents unless and until the applicable Qualifying Performance Criteria have been achieved.

9. Deferral of Gains

The Committee may, in an Award Agreement or otherwise, provide for the deferred delivery of Common Shares upon settlement, vesting or other events with respect to Restricted Stock or Restricted Stock Units. Notwithstanding anything herein to the contrary, in no event will any deferral of the delivery of Common Shares or any other payment with respect to any Award be allowed if the Committee determines, in its sole discretion, that the deferral would result in the imposition of the additional tax under Section 409A(a)(1)(B) of the Code.

10. Conditions and Restrictions Upon Securities Subject to Awards

The Committee may provide that the Common Shares issued upon exercise of an Option or Stock Appreciation Right or otherwise subject to or issued under an Award shall be subject to such further agreements, restrictions, conditions or limitations as the Committee in its discretion may specify prior to the exercise of such Option or Stock Appreciation Right or the grant, vesting or settlement of such Award, including without limitation, conditions on vesting or transferability, forfeiture or repurchase provisions and method of payment for the Common Shares issued upon exercise, vesting or settlement of such Award (including the actual or constructive surrender of Common Shares already owned by the Participant) or payment of taxes arising in connection with an Award. Without limiting the foregoing, such restrictions may address the timing and manner of any resales by the Participant or other subsequent transfers by the Participant of any Common Shares issued under an Award, including without limitation (i) restrictions under an insider trading policy or pursuant to applicable law, (ii) restrictions designed to delay and/or coordinate the timing and manner of sales by Participant and holders of other Company equity compensation arrangements, (iii) restrictions as to the use of a specified brokerage firm for such resales or other transfers, and (iv) provisions requiring Common Shares to be sold on the open market or to the Company in order to satisfy tax withholding or other obligations.

11. Adjustment of and Changes in the Stock

The number and kind of Common Shares available for issuance under this Plan (including under any Awards then outstanding), and the number and kind of Common Shares subject to the limits set forth in Section 5 of this Plan, shall be equitably adjusted by the Committee to reflect any reorganization, reclassification, combination of shares, stock split, reverse stock split, spin-off, dividend or distribution of securities, property or cash (other than regular, quarterly cash dividends), or any other equity restructuring transaction, as that term is defined in Statement of Financial Accounting Standards No. 123 (revised). Such adjustment may be designed to comply with Section 425 of the Code or, except as otherwise expressly provided in Section 5(c) of this Plan, may be designed to treat the Common Shares available under the Plan and subject to Awards as if they were all outstanding on the record date for such event or transaction or to increase the number of such Common Shares to reflect a deemed reinvestment in Common Shares of the amount distributed to the Company’s securityholders. The terms of any outstanding Award shall also be equitably adjusted by the Committee as to price, number or kind of Common Shares subject to such Award, vesting, and other terms to reflect the foregoing events, which adjustments need not be uniform as between different Awards or different types of Awards.

In the event there shall be any other change in the number or kind of outstanding Common Shares, or any stock or other securities into which such Common Shares shall have been changed, or for which it shall have been exchanged, by reason of a change of control, other merger, consolidation or otherwise in circumstances that do not involve an equity restructuring transaction, as that term is defined in Statement of Financial Accounting Standards No. 123 (revised), then the Committee shall determine the appropriate adjustment, if any, to be effected. In addition, in the event of such change described in this paragraph, the Committee may accelerate the time or times at which any Award may be exercised and may provide for cancellation of such accelerated Awards that are not exercised within a time prescribed by the Committee in its sole discretion.

No right to purchase fractional shares shall result from any adjustment in Awards pursuant to this Section 11. In case of any such adjustment, the Common Shares subject to the Award shall be rounded down to the nearest whole share. The Company shall notify Participants holding Awards subject to any adjustments pursuant to this Section 11 of such adjustment, but (whether or not notice is given) such adjustment shall be effective and binding for all purposes of the Plan.

12. Qualifying Performance-Based Compensation

(a)           General. The Committee may establish performance criteria and level of achievement versus such criteria that shall determine the number of Common Shares, units, or cash to be granted, retained, vested, issued or issuable under or in settlement of or the amount payable pursuant to an Award, which criteria may be based on Qualifying Performance Criteria or other standards of financial performance and/or personal performance evaluations. In addition, the Committee may specify that an Award or a portion of an Award is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code, provided that the performance criteria for such Award or portion of an Award that is intended by the Committee to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code shall be a measure based on one or more Qualifying Performance Criteria selected by the Committee and specified at the time the Award is granted. The Committee shall certify the extent to which any Qualifying Performance Criteria has been satisfied, and the amount payable as a result thereof, prior to payment, settlement or vesting of any Award that is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code. Notwithstanding satisfaction of any performance goals, the number of Common Shares issued under or the amount paid under an award may, to the extent specified in the Award Agreement, be reduced by the Committee on the basis of such further considerations as the Committee in its sole discretion shall determine.

(b)           Qualifying Performance Criteria. For purposes of this Plan, the term “Qualifying Performance Criteria” shall mean any one or more of the following performance criteria, either individually, alternatively or in any combination, applied to either the Company as a whole or to a business unit or Subsidiary, either individually, alternatively or in any combination, and measured either annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group, in each case as specified by the Committee: (i) cash flow (before or after dividends), (ii) earnings or earnings per share (including earnings before interest, taxes, depreciation and amortization), (iii) stock price, (iv) return on equity, (v) total stockholder return, (vi) return on capital or investment (including return on total capital, return on invested capital, or return on investment), (vii) return on assets or net assets, (viii) market capitalization, (ix) economic value added, (x) debt leverage (debt to capital), (xi) revenue, (xii) income or net income, (xiii) operating income, (xiv) operating profit or net operating profit, (xv) operating margin or profit margin, (xvi) return on operating revenue, (xvii) cash from operations, (xviii) operating ratio, (xix) operating revenue, or (xx) customer service. To the extent consistent with Section 162(m) of the Code, the Committee (A) shall appropriately adjust any evaluation of performance under a Qualifying Performance Criteria to eliminate the effects of charges for restructurings, discontinued operations, extraordinary items and all items of gain, loss or expense determined to be extraordinary or unusual in nature or related to the acquisition or disposal of a segment of a business or related to a change in accounting principle all as determined in accordance with standards established by opinion No. 30 of the Accounting Principles Board (APA Opinion No. 30) or other applicable or successor accounting provisions, as well as the cumulative effect of accounting changes, in each case as determined in accordance with generally accepted accounting principles or identified in the Company’s financial statements or notes to the financial statements, and (B) may appropriately adjust any evaluation of performance under a Qualifying Performance Criteria to exclude any of the following events that occurs during a performance period: (i) asset write-downs, (ii) litigation, claims, judgments or settlements, (iii) the effect of changes in tax law or other such laws or provisions affecting reported results, (iv) accruals for reorganization and restructuring programs and (v) accruals of any amounts for payment under this Plan or any other compensation arrangement maintained by the Company.

13. Transferability

Unless the Committee provides otherwise, each Award may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated by a Participant other than by will or the laws of descent and distribution, and each Option or Stock Appreciation Right shall be exercisable only by the Participant during his or her lifetime.

14. Compliance with Laws and Regulations

This Plan, the grant, issuance, vesting, exercise and settlement of Awards thereunder, and the obligation of the Company to sell, issue or deliver Common Shares under such Awards, shall be subject to all applicable foreign, federal, state and local laws, rules and regulations, stock exchange rules and regulations, and to such approvals by any governmental or regulatory agency as may be required. The Company shall not be required to register in a Participant’s name or deliver any Common Shares prior to the completion of any registration or qualification of such shares under any foreign, federal, state or local law or any ruling or regulation of any government body which the Committee shall determine to be necessary or advisable. To the extent the Company is unable to or the Committee deems it infeasible to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Common Shares hereunder, the Company and its Subsidiaries shall be relieved of any liability with respect to the failure to issue or sell such Common Shares as to which such requisite authority shall not have been obtained. No Option shall be exercisable and no Common Shares shall be issued and/or transferable under any other Award unless a registration statement with respect to the Common Shares underlying such Option is effective and current or the Company has determined that such registration is unnecessary.

15. Withholding

To the extent required by applicable federal, state, local or foreign law, a Participant shall be required to satisfy, in a manner satisfactory to the Company, any withholding tax obligations that arise by reason of an Option exercise, disposition of Common Shares issued under an Incentive Stock Option, the vesting of or settlement of an Award, an election pursuant to Section 83(b) of the Code or otherwise with respect to an Award. The Company and its Subsidiaries shall not be required to issue Common Shares, make any payment or to recognize the transfer or disposition of Common Shares until such obligations are satisfied. The Committee may provide for or permit the minimum statutory withholding obligations to be satisfied through the mandatory or elective sale of Common Shares and/or by having the Company withhold a portion of the Common Shares that otherwise would be issued to him or her upon exercise of the Option or the vesting or settlement of an Award, or by tendering Common Shares previously acquired.

16. Administration of the Plan

(a)           Committee of the Plan. The Plan shall be administered by the Compensation Committee of the Board or the Board itself. Any power of the Committee may also be exercised by the Board, except to the extent that the grant or exercise of such authority would cause any Award or transaction to become subject to (or lose an exemption under) the short-swing profit recovery provisions of Section 16 of the Securities Exchange Act of 1934 or cause an Award designated as a Performance Award not to qualify for treatment as performance-based compensation under Section 162(m) of the Code. To the extent that any permitted action taken by the Board conflicts with action taken by the Committee, the Board action shall control. The Compensation Committee may by resolution authorize one or more officers of the Company to perform any or all things that the Committee is authorized and empowered to do or perform under the Plan, and for all purposes under this Plan, such officer or officers shall be treated as the Committee; provided, however, that the resolution so authorizing such officer or officers shall specify the total number of Awards (if any) such officer or officers may award pursuant to such delegated authority, and any such Award shall be subject to the form of Award Agreement theretofore approved by the Compensation Committee. No such officer shall designate himself or herself as a recipient of any Awards granted under authority delegated to such officer. In addition, the Compensation Committee may delegate any or all aspects of the day-to-day administration of  the Plan to one or more officers or employees of the Company or any Subsidiary, and/or to one or more agents.

(b)           Powers of Committee. Subject to the express provisions of this Plan, the Committee shall be authorized and empowered to do all things that it determines to be necessary or appropriate in connection with the administration of this Plan, including, without limitation: (i) to prescribe, amend and rescind rules and regulations relating to this Plan and to define terms not otherwise defined herein; (ii) to determine which persons are Participants, to which of such Participants, if any, Awards shall be granted hereunder and the timing of any such Awards; (iii) to grant Awards to Participants and determine the terms and conditions thereof, including the number of Common Shares subject to Awards and the exercise or purchase price of such Common Shares and the circumstances under which Awards become exercisable or vested or are forfeited or expire, which terms may but need not be conditioned upon the passage of time, continued employment, the satisfaction of performance criteria, the occurrence of certain events (including events which constitute a change of control), or other factors; (iv) to establish and verify the extent of satisfaction of any performance goals or other conditions applicable to the grant, issuance, exercisability, vesting and/or ability to retain any Award; (v) to prescribe and amend the terms of the agreements or other documents evidencing Awards made under this Plan (which need not be identical) and the terms of or form of any document or notice required to be delivered to the Company by Participants under this Plan; (vi) to determine the extent to which adjustments are required pursuant to Section 11; (vii) to interpret and construe this Plan, any rules and regulations under this Plan and the terms and conditions of any Award granted hereunder, and to make exceptions to any such provisions in good faith and for the benefit of the Company; and (viii) to make all other determinations deemed necessary or advisable for the administration of this Plan.

(c)           Determinations by the Committee. All decisions, determinations and interpretations by the Committee regarding the Plan, any rules and regulations under the Plan and the terms and conditions of or operation of any Award granted hereunder, shall be final and binding on all Participants, beneficiaries, heirs, assigns or other persons holding or claiming rights under the Plan or any Award. The Committee shall consider such factors as it deems relevant, in its sole and absolute discretion, to making such decisions, determinations and interpretations including, without limitation, the recommendations or advice of any officer or other employee of the Company and such attorneys, consultants and accountants as it may select.

17. Amendment of the Plan or Awards

The Board may amend, alter or discontinue this Plan and the Committee may amend, or alter any agreement or other document evidencing an Award made under this Plan but, except as specifically provided for hereunder, no such amendment shall, without the approval of the stockholders of the Company (a) reduce the exercise price of outstanding Options or Stock Appreciation Rights, (b) reduce the price at which Options may be granted below the price provided for in Section 6 or (c) otherwise amend the Plan in any manner requiring stockholder approval by law or under the NASDAQ’s listing requirements. No amendment or alteration to the Plan or an Award or Award

Agreement shall be made which would impair the rights of the holder of an Award, without such holder’s consent, provided that no such consent shall be required if the Committee determines in its sole discretion and prior to the date of any change of control that such amendment or alteration either is required or advisable in order for the Company, the Plan or the Award to satisfy any law or regulation or to meet the requirements of or avoid adverse financial accounting consequences under any accounting standard.

18. Miscellaneous

(a)           No Liability of Company. The Company and any Subsidiary or affiliate which is in existence or hereafter comes into existence shall not be liable to a Participant or any other person as to: (i) the non-issuance or sale of Common Shares as to which the Company has been unable to obtain from any regulatory body having jurisdiction the authority deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Common Shares hereunder; and (ii) any tax consequence expected, but not realized, by any Participant or other person due to the receipt, exercise or settlement of any Award granted hereunder.

(b)           Non-Exclusivity of Plan. Neither the adoption of this Plan by the Board nor the submission of this Plan to the stockholders of the Company for approval shall be construed as creating any limitations on the power of the Board or the Committee to adopt such other incentive arrangements as either may deem desirable, including without limitation, the granting of restricted stock or stock options otherwise than under this Plan or an arrangement not intended to qualify under Code Section 162(m), and such arrangements may be either generally applicable or applicable only in specific cases.

(c)           Governing Law. This Plan and any agreements or other documents hereunder shall be interpreted and construed in accordance with the laws of the Delaware and applicable federal law.

(d)           No Right to Employment, Reelection or Continued Service. Nothing in this Plan or an Award Agreement shall interfere with or limit in any way the right of the Company, its Subsidiaries and/or its affiliates to terminate any Participant’s employment, service on the Board or service for the Company at any time or for any reason not prohibited by law, nor shall this Plan or an Award itself confer upon any Participant any right to continue his or her employment or service for any specified period of time. Neither an Award nor any benefits arising under this Plan shall constitute an employment contract with the Company, any Subsidiary and/or its affiliates.

(e)           Unfunded Plan. The Plan is intended to be an unfunded plan. Participants are and shall at all times be general creditors of the Company with respect to their Awards. If the Committee or the Company chooses to set aside funds in a trust or otherwise for the payment of Awards under the Plan, such funds shall at all times be subject to the claims of the creditors of the Company in the event of its bankruptcy or insolvency.

Appendix C

PROXY PROXY

COSTAR GROUP, INC.

Annual Meeting of Stockholders - June 2, 2011

The undersigned stockholder of CoStar Group, Inc., a Delaware corporation (the "Company"), hereby acknowledges receipt of the Notice of 2011 Annual Meeting of Stockholders and Proxy Statement, each dated April 27, 2011, and the 2010 Annual Report, hereby revokes any proxy or proxies previously given and hereby appoints Michael R. Klein, Andrew C. Florance and Brian J. Radecki, or any of them, with full power to each of substitution on behalf and in the name of the undersigned, as the proxies and attorneys-in-fact to vote and otherwise represent all of the shares registered in the name of the undersigned at the 2011 Annual Meeting of Stockholders of the Company (the "Annual Meeting") to be held at 1331 L Street, NW, Washington, DC 20005, at 10:00 a.m. local time on Thursday, June 2, 2011, and any adjournment or postponement thereof, with the same effect as if the undersigned were present and voting such shares, on the matters and in the manner set forth on the reverse side of this Proxy card.

THIS PROXY, WHEN PROPERLY EXECUTED AND TIMELY DELIVERED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. UNLESS CONTRARY DIRECTIONS ARE GIVEN, THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF EACH OF THE DIRECTOR NOMINEES LISTED IN PROPOSAL 1, "FOR" APPROVAL OF THE COSTAR GROUP, INC. 2011 INCENTIVE BONUS PLAN, "FOR" APPROVAL OF THE AMENDMENT TO THE COSTAR GROUP, INC. 2007 STOCK INCENTIVE PLAN, "FOR" RATIFICATION OF THE APPOINTMENT OF THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2011, "FOR" APPROVAL OF THE ADVISORY RESOLUTION ON EXECUTIVE COMPENSATION, TO CONDUCT FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION EVERY "ONE YEAR," AND IN ACCORDANCE WITH THE DISCRETION OF THE PROXIES AS TO SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING.

(Continued and to be signed on the reverse side.)

14475

ANNUAL MEETING OF STOCKHOLDERS OF

# COSTAR GROUP, INC.

June 2, 2011

## Please sign, date and mail your proxy card in the envelope provided as soon as possible.

Please detach along perforated line and mail in the envelope provided.

20733033040000001000 4 060211

**THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH OF THE NOMINEES LISTED IN PROPOSAL 1, "FOR" PROPOSALS 2 THROUGH 5 AND OF "ONE YEAR" ON PROPOSAL 6. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE** ☒

(1) Proposal to elect the following persons as directors of the Company.

☐ FOR ALL NOMINEES

☐ WITHHOLD AUTHORITY FOR ALL NOMINEES

☐ FOR ALL EXCEPT (See instructions below)

NOMINEES:
- ○ Michael R. Klein
- ○ Andrew C. Florance
- ○ David Bonderman
- ○ Michael J. Glosserman
- ○ Warren H. Haber
- ○ Christopher J. Nassetta
- ○ David J. Steinberg

**INSTRUCTIONS:** To withhold authority to vote for any individual nominee(s), mark "FOR ALL EXCEPT" and fill in the circle next to each nominee you wish to withhold, as shown here: ●

| | 1 year | 2 years | 3 years | ABSTAIN |
|---|---|---|---|---|
| (6) Advisory vote on the frequency of future advisory votes on executive compensation. | ☐ | ☐ | ☐ | ☐ |

(7) To vote or otherwise represent the shares on any other business which may properly come before the meeting or any adjournment or postponement thereof, according to their discretion and in their discretion.

**PLEASE PROMPTLY COMPLETE, SIGN, DATE AND MAIL THIS PROXY IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE. IF YOU RECEIVE MORE THAN ONE PROXY CARD, PLEASE COMPLETE, SIGN, DATE AND RETURN EACH CARD.**

MARK "X" HERE IF YOU PLAN TO ATTEND THE MEETING. ☐

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

Signature of Stockholder ______ Date: ______ Signature of Stockholder ______ Date: ______

**Note:** Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

C-2